UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
☐ Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

180 Connect Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies: 180 Connect Inc. common stock, par value $0.0001 per share (the “common stock”)

(2)	Aggregate number of securities to which transaction applies:

26,980,045 shares of common stock (consisting of 24,201,648 shares of common stock; 1,768,504 exchangeable shares which are exchangeable into shares of common stock; 743,500 shares of common stock subject to restricted stock units; 17,500 “in-the-money” options to purchase common stock; and “in-the-money” warrants to purchase 266,393 shares of common stock).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was based upon the sum of (a) $43,562,966.40 (based upon 24,201,648 shares of common stock multiplied by the merger consideration of $1.80 per share), plus (b) $3,183,307.20 (based upon 1,768,504 exchangeable shares multiplied by the merger consideration of $1.80 per share), plus (c) $1,338,300 (based upon 743,500 shares of common stock subject to restricted stock units multiplied by the merger consideration of $1.80 per share), plus (d) $5,600 expected to be paid upon the cancellation of “in-the-money” options to purchase common stock (based upon 17,500 shares of common stock subject to “in-the-money” options multiplied by the difference between $1.80 and the exercise price per share of such options), plus (e) $476,843.47 expected to be paid upon the cancellation of “in-the-money” warrants to purchase common stock (based upon “in-the-money” warrants to purchase 266,393 shares of common stock multiplied by the difference between $1.80 and the exercise price per share of such warrants). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003930 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $48,567,017

(5)	Total fee paid: $1,909

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[               ], 2008
Dear Stockholder:
     The board of directors of 180 Connect Inc., acting upon the unanimous recommendation of the special committee of the board of directors, has unanimously approved a merger agreement providing for the acquisition of 180 Connect Inc. by DIRECTV Enterprises, LLC, subject to certain conditions. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $1.80 in cash, without interest and less any applicable withholding taxes, in exchange for each share of common stock owned by you at the effective time of the merger (unless you have exercised your appraisal rights with respect to the merger).
     At a special meeting of our stockholders, you will be asked to vote on a proposal to approve and adopt the merger agreement. The special meeting will be held on [               ], 2008 at [9:00 a.m.] local time, at [               ]. Notice of the special meeting and the related proxy statement are enclosed.
     The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about 180 Connect Inc. from documents we have filed with the Securities and Exchange Commission.
     Our board of directors has determined that the merger is fair to and in the best interests of 180 Connect Inc. and its stockholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. This recommendation is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of four independent directors.
     Your vote is very important. We cannot complete the merger unless a majority of the votes entitled to be cast by the holders of our outstanding shares are cast in favor of the approval and adoption of the merger agreement. The failure of any stockholder to vote on the proposal to approve and adopt the merger agreement will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.
     Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
     Thank you in advance for your cooperation and continued support.
Sincerely,

M. Brian McCarthy Chairman of the Board	Lawrence J. Askowitz Chairman of the Special Committee
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The proxy statement is dated [               ], 2008, and is first being mailed to stockholders on or about [               ], 2008.

180 CONNECT INC.
6501 East Belleview Avenue
Englewood, Colorado 80111
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [               ], 2008
To Stockholders of 180 Connect Inc.:
     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of 180 Connect Inc., will be held on [               ], 2008 at [9:00 a.m.] local time, at [               ], for the following purposes:
     1. Approval of the Merger Agreement with DirecTV. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 18, 2008, among DIRECTV Enterprises, LLC, a Delaware limited liability company, DTV HSP Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of DIRECTV Enterprises, LLC, and 180 Connect Inc., pursuant to which DTV HSP Merger Sub, Inc. will merge with and into 180 Connect Inc., and each outstanding share of 180 Connect Inc.’s common stock, par value $0.0001 per share (other than shares held by 180 Connect Inc. as treasury stock and shares held by stockholders, if any, who have properly demanded statutory appraisal rights), will be converted into the right to receive $1.80 in cash, without interest and less any applicable withholding taxes. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.
     2. Adjournment or Postponement of the Special Meeting. To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.
     3. Other Matters. To transact other business as may properly come before the special meeting or any adjournment or postponement thereof.
     Only common stockholders of record on [               ], 2008 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. Holders of exchangeable shares of record on [               ], 2008 are entitled to receive notice of the special meeting and to instruct Valiant Trust Company, as the trustee and holder of the Company’s Special Voting Share, via the enclosed Voting Instruction Form, to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record and holders of exchangeable shares are cordially invited to attend the special meeting in person.
     Each common stockholder is entitled to one vote for each share held on the record date, and the trustee is entitled to one vote for each exchangeable share outstanding as of the record date. Votes cast with respect to the exchangeable shares will be voted through the Special Voting Share by the trustee as directed by the holders of exchangeable shares.
     The approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of 180 Connect Inc.’s common stock and by the trustee as holder of the Special Voting Share as instructed by the holders of the exchangeable shares, voting together as one class. Even if you plan to attend the special meeting in person, we request that each common stockholder complete, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the approval and adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.
     If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of 180 Connect Inc. common stock and photo identification.
          i

     Stockholders of 180 Connect Inc. who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement. Holders of exchangeable shares, who do not exchange such shares before the vote is taken on the merger agreement and comply with all requirements of Delaware law, are not entitled to demand appraisal under Delaware law.
     If you hold exchangeable shares and you wish to direct the trustee to cast the votes represented by your exchangeable shares attached to the Special Voting Share on your behalf, you should follow carefully the instructions in the Voting Instruction Form, which accompanies this proxy statement. The procedure for instructing the trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner of revoking the proxy. The trustee should receive your voting instructions by [–]am (Mountain Time) on [                     ], 2008. This will give the trustee time to tabulate the voting instructions and vote on your behalf. [If you wish to attend the meeting and vote in person, rather than have the trustee exercise voting rights on your behalf, you may do so by following the procedures set forth in the enclosed Voting Instruction Form.]
     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, COMMON STOCKHOLDERS SHOULD PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.
By order of the Board of Directors,
Kyle M. Hall
Senior Vice President and Chief Legal Officer
[               ], 2008

ANNEXES
Annex A—Agreement and Plan of Merger
Annex B—Voting Agreements
Annex C—Opinion of William Blair & Co.
Annex D—Section 262 of the Delaware General Corporation Law
          v

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information.”

Q:	What is the proposed transaction?

A.
The proposed transaction is the acquisition of 180 Connect Inc., which we refer to as 180 Connect, we, us or the Company, by DIRECTV Enterprises, LLC, which we refer to as DirecTV. DirecTV is a wholly-owned subsidiary of DIRECTV Holdings LLC which, in turn, is a wholly-owned subsidiary of The DIRECTV Group, Inc. The proposed transaction is to be accomplished through a merger of DTV HSP Merger Sub, Inc., a wholly-owned subsidiary of DirecTV, which we refer to as DTV HSP Merger Sub, into 180 Connect, with 180 Connect surviving.

Q:	What will the Company’s stockholders receive in the merger?

A:
Upon completion of the merger, our stockholders will be entitled to receive $1.80 in cash, without interest and less any applicable withholding taxes, for each share of our common stock they own, other than dissenting shares subject to appraisal rights under Delaware law, which will be treated as described below. For example, if you own 100 shares of our common stock, you will have the right to receive $180 in cash in exchange for your 180 Connect shares after completion of the merger, less any applicable withholding tax.

Q:	What will happen to my options and stock appreciation rights in the merger?

A:
Upon completion of the merger, each outstanding option to acquire, or stock appreciation right with respect to, the Company’s common stock granted under our equity incentive plans, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock then underlying the option or stock appreciation right, as applicable (assuming full vesting), multiplied by the amount (if any) by which $1.80 exceeds the applicable exercise price of the option or base price of the stock appreciation right, as applicable, less any applicable withholding taxes. Options and stock appreciation rights that have an exercise price or base price, as applicable, in excess of $1.80 per share will receive no merger consideration and will be cancelled upon the completion of the merger.

Q:	What will happen to my restricted stock unit awards in the merger?

A:
Upon completion of the merger, all restricted stock units, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock underlying the restricted stock units multiplied by $1.80, less any applicable withholding taxes.

Q:	What will happen to my warrants in the merger?

A:
Under the terms of the merger agreement, each outstanding warrant to purchase shares of common stock, whether or not exercisable and vested at the effective time of the merger, will be cancelled and exchanged for the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (a) the total number of shares of Company common stock subject to such warrant immediately prior to its cancellation and (b) the excess, if any, of $1.80 over the exercise price per share of Company common stock subject to such warrant. Warrants that have an exercise price equal to or in excess of $1.80 per share will receive no merger consideration.

Q:	I am a holder of exchangeable shares. What will happen to my exchangeable shares in the merger?

A:
In connection with the merger, 180 Connect Exchangeco Inc. has delivered a notice of redemption to all holders of exchangeable shares declaring that, subject to the over-riding call right of 1305699 Alberta ULC, the exchangeable shares shall be redeemed immediately prior to the completion of the merger. 1305699 Alberta ULC has exercised its over-riding call right in accordance with the terms and conditions of the articles of 180 Connect Exchangeco Inc. and, consequently, immediately prior to the completion of the merger, each outstanding exchangeable share shall be exchanged with 1305699 Alberta ULC for one share of our common stock. Upon completion of the merger, such shares of common stock shall entitle the holders to receive $1.80 in cash, without interest and less any applicable withholding taxes for each share of our common stock they have received in such exchange with 1305699 Alberta ULC. For example, if you own 100 exchangeable shares, each of these shares will be exchanged for one share of our common stock immediately prior to completion of the merger, and, upon completion of the merger, you will have the right to receive $180 in cash in exchange for these 180 Connect shares, less any applicable withholding tax. If the merger is not completed for any reason, then the exchangeable share redemption date shall not occur and no exchange with 1305699 Alberta ULC will take place.

Q:	When and where is the special meeting?

A:	The special meeting of the Company will be held on [ ], 2008 at 9:00 a.m. local time, at [ ].

Q:	What vote is needed to adopt the merger agreement?

The affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of the Company’s common stock together with the votes cast by the trustee, pursuant to the Special Voting Share, as instructed by the holders of the exchangeable shares, voting together as one class, is required to adopt the merger agreement.

Q:	How does the Company’s board of directors recommend I vote?

A:
At a meeting held on April 17, 2008, our board of directors unanimously determined that the merger is fair to, and in the best interests of, 180 Connect and our stockholders, declared that the merger agreement is advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of 180 Connect unanimously recommends that you vote “FOR” adoption of the merger agreement.

Q:	What effects will the proposed merger have on the Company?

A:
As a result of the proposed merger, the Company will cease to be a publicly-traded company and will be wholly owned by DirecTV. You will no longer have any interest in the Company’s future earnings or growth. Following completion of the merger, the registration of the Company’s common stock and the Company’s reporting obligations with respect to the Company’s common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act,, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. In addition, upon completion of the proposed merger, shares of the Company’s common stock will no longer be listed on any quotation system.

Q:	What if the proposed merger is not completed?

A:
It is possible that the proposed merger will not be completed. The proposed merger will not be completed if, for example, a majority of the votes entitled to be cast by holders of 180 Connect stock do not vote to adopt the merger agreement. If the merger is not completed, 180 Connect will remain a publicly held company. Under specified circumstances, the Company may be required to pay DirecTV a termination fee and reimburse DirecTV for its expenses as described under the caption “The Merger Agreement — Expenses and Termination Fees.” The redemption and exchange of Exchangeable Shares is conditioned on completion of the merger and, if the merger is not completed, the Exchangeable Shares will remain outstanding.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card as soon as possible so that your shares can be voted at the special meeting of our stockholders. You can also attend the special meeting and vote. DO NOT return your stock certificates with your proxy.

Q:	What happens if I do not return a proxy card?

A:
If you fail to return your proxy card and you do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card or attend and vote at the meeting will have the same effect as voting against the adoption of the merger agreement.

Q:	May I vote in person?

A:
Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	Do I need to attend the special meeting in person?

A:
No. You do not have to attend the special meeting in order to vote your 180 Connect shares. Your shares can be voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:
•	if you hold your shares in your name as a stockholder of record, you can send a written, dated notice to the Chief Legal Officer of 180 Connect at 6501 East Belleview Avenue, Englewood, Colorado 80111 stating that you would like to revoke your proxy;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card to our Chief Legal Officer; or

•	if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

Q:	When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. We expect to complete the merger during the third calendar quarter of 2008. In addition to obtaining stockholder approval, all other closing conditions under the merger agreement must be satisfied or waived (as permitted by law).

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	Holders of our common stock are entitled to appraisal rights under Delaware law in connection with the merger if they follow the applicable legal requirements. See “The Merger—Appraisal Rights.”

Q:	Will I owe taxes as a result of the merger?

A:
If completed, the merger will be a taxable transaction for United States and Canadian federal income tax purposes (and also may be taxed under applicable state, local, provincial and other tax laws). In general, for United States and Canadian federal income tax purposes, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of 180 Connect common stock and (2) the tax basis of your shares of 180 Connect common stock. Refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” and “The Merger—Material Canadian Federal Income Tax Consequences” for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	What happens if I sell my shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of the Company’s common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $1.80 per share in cash to be received by our stockholders in the merger. In order to receive the $1.80 per share, you must hold your shares through completion of the merger.

Q:	What other matters will be voted on at the special meeting?

A:	We do not expect to ask our stockholders to vote on any other matters at the special meeting.

Q:	Should I send in my stock certificates now?

A:
No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of our common stock for the merger consideration. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	Will a proxy solicitor be used?

A:
Yes. The Company has engaged [          ] to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay [          ] a fee of approximately $[          ]. The Company has also agreed to reimburse [          ] for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify [          ] against certain losses, costs and expenses.

Q:	Who can help answer my other questions?

A:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact the Company’s Chief Legal Officer at 6501 East Belleview Avenue, Englewood, Colorado 80111, or [          ], our proxy solicitor, at [          ].

INFORMATION FOR HOLDERS OF EXCHANGEABLE SHARES
     In accordance with the voting and exchange trust agreement dated August 24, 2007 by and among the Company, 180 Connect Exchangeco, Inc. and Valiant Trust Company, the Company issued a Special Voting Share to the trustee, for the benefit of the holders (other than the Company or its affiliates) of the exchangeable shares. The Special Voting Share carries a number of votes, exercisable at any meeting at which the Company’s stockholders are entitled to vote, equal to the number of exchangeable shares then outstanding (other than exchangeable shares held by the Company or its affiliates).
     Each holder of exchangeable shares on the record date for any meeting at which the Company’s stockholders are entitled to vote is entitled to instruct the trustee to exercise that number of votes attached to the Special Voting Share which relate to the exchangeable shares held by such holder. The trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.
     This proxy statement is being presented to each holder of exchangeable shares by the trustee, together with related meeting materials and a Voting Instruction Form as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the Special Voting Share.
     In connection with the merger, 180 Connect Exchangeco Inc. has delivered a notice of redemption to all holders of exchangeable shares declaring that, subject to the over-riding call right of 1305699 Alberta ULC, the exchangeable shares shall be redeemed immediately prior to the completion of the merger. 1305699 Alberta ULC has exercised its over-riding call right in accordance with the terms and conditions of the articles of 180 Connect Exchangeco Inc. and, consequently, immediately prior to the completion of the merger, each outstanding exchangeable share shall be exchanged with 1305699 Alberta ULC for one share of our common stock. Upon completion of the merger, such shares of common stock shall entitle the holders to receive $1.80 in cash, without interest and less any applicable withholding taxes for each share of our common stock they have received in such exchange with 1305699 Alberta ULC. For example, if you own 100 exchangeable shares, each of these shares will be exchanged for one share of our common stock immediately prior to completion of the merger, and, upon completion of the merger, you will have the right to receive $180 in cash in exchange for these 180 Connect shares, less any applicable withholding tax. If the merger is not completed for any reason, then the exchangeable share redemption date shall not occur and no exchange with 1305699 Alberta ULC will take place.

SUMMARY
     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this document on which the applicable subject is discussed in more detail.
The Parties to the Merger (Page [     ])
     180 Connect
     180 Connect is one of North America’s largest providers of installation services to the home entertainment, communications, enterprise data and home integration service industries. 180 Connect has over 4,000 employees in 85 branch locations conducting over 10,000 installations and service calls a day. We operate a fleet of company-owned and leased vehicles ensuring a professional image and timely arrival at the customer site. 180 Connect’s principal U.S. markets for its services are the home entertainment and communications, enterprise data, and home integration service industries. These industries complement our technical workforce, branch locations, and systems and infrastructure.
     DirecTV
     DIRECTV Enterprises, LLC, or DirecTV, is a wholly-owned subsidiary of DIRECTV Holdings LLC which, in turn, is a wholly-owned subsidiary of The DIRECTV Group, Inc. DIRECTV Holdings LLC and its subsidiaries, which we refer to collectively as DIRECTV U.S., acquire, promote, sell and distribute digital entertainment programming via satellite to residential and commercial subscribers. DIRECTV U.S. is the largest provider of direct-to-home, or DTH, digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States. As of March 31, 2008, DIRECTV U.S. had approximately 17.0 million subscribers.
     DTV HSP Merger Sub
     DTV HSP Merger Sub is a direct wholly-owned subsidiary of DirecTV formed solely for the purpose of facilitating the merger.
The Merger (Page [     ])
     You are being asked to approve a merger agreement providing for the acquisition of 180 Connect by DirecTV. Upon the terms and subject to the conditions contained in the merger agreement, DTV HSP Merger Sub, a wholly-owned subsidiary of DirecTV, will be merged with and into 180 Connect. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of DirecTV.
Merger Consideration (Page [     ])
     Following completion of the merger, each holder of our shares of common stock outstanding immediately prior to the merger (other than shares owned by us, DirecTV or DTV HSP Merger Sub or any subsidiary thereof and other than shares owned by stockholders properly demanding appraisal rights) will be entitled to receive $1.80 per share in cash, without interest and less applicable withholding taxes, which we refer to in this proxy statement as the merger consideration.

     After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a 180 Connect stockholder. You will receive your portion of the merger consideration after exchanging your 180 Connect stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.
     For information regarding the rights of holders of exchangeable shares to receive the merger consideration, please refer to the summary titled “Effect on Exchangeable Shares” below.
Effect on Awards Outstanding under 180 Connect’s Stock Plans and Agreements (Page [     ])
     Upon completion of the merger, each outstanding option or stock appreciation right, whether or not exercisable and vested at the effective time of the merger, will be canceled and converted into the right to receive cash, in an amount equal to the product of (a) the total number of shares of common stock subject to such option or stock appreciation right immediately prior to their cancellation (assuming full vesting) and (b) the excess, if any, of $1.80 over the exercise price or base price per share of common stock subject to the stock option or stock appreciation right, as applicable, less any applicable withholding taxes. Options or stock appreciation rights that have an exercise price or base price, as applicable, that is equal to or greater than $1.80 per share will receive no merger consideration and will be cancelled upon the completion of the merger.
     Upon completion of the merger, each restricted stock unit award that is outstanding at the effective time of the merger will be canceled and converted into the right to receive $1.80 in cash for each share of common stock subject to such restricted stock unit award immediately prior to the effective time of the merger, less any applicable withholding taxes.
Effect on Warrants (Page [     ])
     Under the terms of the merger agreement, each outstanding warrant to purchase shares of common stock, whether or not exercisable and vested at the effective time of the merger, will be cancelled and exchanged for the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (a) the total number of shares of Company common stock subject to such warrant immediately prior to its cancellation and (b) the excess, if any, of $1.80 over the exercise price per share of Company common stock subject to such warrant. Warrants that have an exercise price equal to or in excess of $1.80 per share will receive no merger consideration.
Effects on Exchangeable Shares (Page [     ])
     In connection with the merger, 180 Connect Exchangeco Inc. has delivered a notice of redemption to all holders of exchangeable shares declaring that, subject to the over-riding call right of 1305699 Alberta ULC, the exchangeable shares shall be redeemed immediately prior to the completion of the merger. 1305699 Alberta ULC has exercised its over-riding call right in accordance with the terms and conditions of the articles of 180 Connect Exchangeco Inc. and, consequently, immediately prior to the completion of the merger, each outstanding exchangeable share shall be exchanged with 1305699 Alberta ULC for one share of our common stock. Upon completion of the merger, such shares of common stock shall entitle the holders to receive $1.80 in cash, without interest and less any applicable withholding taxes for each share of our common stock they have received in such exchange with 1305699 Alberta ULC. For example, if you own 100 exchangeable shares, each of these shares will be exchanged for one share of our common stock immediately prior to completion of the merger, and, upon completion of the merger, you will have the right to receive $180 in cash in exchange for these 180 Connect shares, less any applicable withholding tax. If the merger is not completed for any reason, then the exchangeable share redemption date shall not occur and no exchange with 1305699 Alberta ULC will take place.
Our Reasons for the Merger (Page [     ])
     Our board of directors carefully considered the terms of the merger and other strategic alternatives available to our company in deciding to enter into the merger agreement and to recommend that stockholders vote “FOR” approval of the merger agreement. Among others, the significant factors considered by our board of directors included:
•	the consideration of $1.80 in cash per share of common stock to be paid in the merger;

•	the Company’s dependence on DIRECTV U.S. for a substantial portion of its revenues and the ability of DIRECTV U.S. to terminate those arrangements;

•	the Company’s inability to refinance its outstanding secured indebtedness on reasonable terms;

•	the risks to the Company of remaining independent;

•	the terms and conditions of the merger agreement;

•	the alternatives for our stockholders; and

•	the opinion of William Blair & Co. that the $1.80 in cash per share of common stock to be received by the holders of common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.
Recommendation of our Board of Directors (Page [     ])
     Our board of directors, acting upon the unanimous recommendation of the special committee of the board of directors consisting of four independent directors, has unanimously determined that the terms of the merger agreement and the transactions described in the merger agreement are fair to, and in the best interests of, our stockholders. Our board of directors unanimously recommends that our stockholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
Opinion of William Blair, Financial Advisor to 180 Connect (Page [     ])
     William Blair & Co., which we refer to as William Blair, acted as financial advisor to 180 Connect in connection with the merger. As part of its engagement, 180 Connect requested that William Blair render an opinion as to whether the merger consideration to be paid by DirecTV was fair, from a financial point of view, to 180 Connect stockholders. On April 17, 2008, William Blair delivered its oral opinion to the special committee of the 180 Connect board of directors and subsequently confirmed in writing that, as of such date and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration was fair, from a financial point of view, to 180 Connect stockholders.
     The full text of William Blair’s written opinion, dated April 17, 2008, is attached as Annex C to this document and incorporated into this document by reference. We urge holders of 180 Connect common stock to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion relates only to the fairness, from a financial point of view, to 180 Connect stockholders of the consideration to be paid by DirecTV in the merger, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the merger agreement or the merger. William Blair did not address the merits of the underlying decision by 180 Connect to engage in the merger.
The Special Meeting of 180 Connect Stockholders (Page [     ])
     Date, Time and Place. A special meeting of our stockholders will be held on [               ], 2008 at 9:00 a.m. local time, at [               ], to consider and vote upon a proposal to adopt the merger agreement.
     Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [               ], 2008, the record date for the special meeting. If you are a common stockholder, you will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, there were [               ] shares of our common stock entitled to vote at the special meeting. If you are a holder of exchangeable shares, you are entitled to instruct the trustee to exercise that number of votes attached to the Special Voting Share which relate to the exchangeable shares held by you at the close of business on the record date. On the record date, there were [               ] exchangeable shares entitled to instruct the trustee to vote at the special meeting.

     Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by holders of our shares outstanding at the close of business on the record date.
     Voting and Proxies. Stockholders can cause their shares to be voted on matters presented at the special meeting by signing, dating and returning the enclosed proxy card, or by attending the meeting and voting in person. Holders of Exchangeable Shares must provide instructions to the trustee in accordance with the enclosed Voting Instruction Form.
Conditions to Completion of the Merger (Page [     ])
     Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
•	approval and adoption of the merger agreement by the affirmative vote of a majority of the votes entitled to be cast by holders of the Company’s outstanding shares;

•	no statute, rule, regulation, executive order, decree, judgment, injunction or other order that prevents or prohibits the consummation of the merger or any of the material transactions contemplated by the merger agreement shall have been enacted and be in effect; and

•	the receipt of all approvals, consents, authorizations, qualifications and orders from any governmental authority necessary to consummate the merger.
     DirecTV and DTV HSP Merger Sub will not be obligated to effect the merger unless various conditions are satisfied or waived, which include the following:
•	all specified third party consents shall have been obtained;

•	we must have performed in all material respects with all of our covenants and agreements contained in the merger agreement that are to be performed at or prior to the closing of the merger;

•	the representations and warranties of the Company must be true and complete in all material respects as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the Company;

•	no material adverse effect on the Company shall have occurred since the date of the merger agreement;

•	there are no pending suits, actions, or proceedings by any governmental authorities challenging the consummation of the merger or seeking to (i) impose material limitations on DirecTV’s ability to hold full rights of ownership in any securities of the Company or to effectively control and operate the business and assets of the Company and its subsidiaries, (ii) obtain damages arising out of the merger, or (iii) compel DirecTV to divest or hold separate any significant portion of the Company’s business, assets or properties; and

•	no exchangeable shares shall have been issued after the date of the Agreement and all of the exchangeable shares issued and outstanding as of the date of the merger agreement shall have been exchanged for common stock immediately prior to closing.

     We will not be obligated to effect the merger unless the following conditions are satisfied or waived:
•	DirecTV and DTV HSP Merger Sub must have performed in all material respects all of their covenants and agreements contained in the merger agreement that are to be performed at or prior to the closing of the merger; and

•	the representations and warranties of DirecTV and DTV HSP Merger Sub must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of DirecTV and DTV HSP Merger Sub to consummate the transactions contemplated by the merger agreement.
Parameters for Considering other Acquisition Proposals (Page [     ])
     Until 12:01 a.m., New York City time, on May 19, 2008, we are permitted to solicit, initiate, encourage and facilitate an acquisition proposal (including by way of providing access to non-public information pursuant to an acceptable confidentiality and standstill agreement) and enter into and maintain or continue discussions and negotiations regarding an acquisition proposal.
     After 12:01 a.m., New York City time, on May 19, 2008, which we refer to as the “No Shop Period Start Date,” we have agreed not to directly or indirectly solicit, initiate or encourage any acquisition proposal, engage in any discussion or negotiations regarding an acquisition proposal, disclose any non-public information relating to us or our subsidiaries, or their businesses, assets, liabilities or prospects, or afford access to our or our subsidiaries’ properties, books or records, to any person regarding an acquisition proposal; or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an acquisition proposal.
     Notwithstanding these restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to:
•	after the No Shop Period Start Date, maintain or continue discussions and negotiations with a party (including by way of providing access to non-public information pursuant to an acceptable confidentiality and standstill agreement) with whom we were in contact after the date of the merger agreement and from whom we received a written bona fide acquisition proposal on or prior to the No Shop Period Start Date, with respect to which our board of directors determines prior to such date and in good faith that such acquisition proposal constitutes a superior proposal; and

•	negotiate or otherwise engage in discussions with, and furnish non-public information to, any other third party from whom we receive an unsolicited written bona fide acquisition proposal with respect to which our board of directors determines in good faith, (i) after consultation with its independent financial advisor, that the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.
Termination of the Merger Agreement (Page [     ])
     The merger agreement may be terminated at any time prior to the effective time of the merger under certain circumstances, including:
•	by mutual written consent of the Company and DirecTV;

•	by either DirecTV or us, if
•	the merger is not completed on or before September 30, 2008, so long as the failure of the merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement;

•	any governmental authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order preventing or prohibiting the consummation of the merger or any of the other material transactions contemplated in the merger agreement and which is in effect, final and non-appealable;

•	our stockholders fail to approve and not adopt the merger agreement at the special meeting or any adjournment or postponement thereof; or

•	there is any pending suit, action, or proceeding by any governmental authority challenging the consummation of the merger or seeking to (i) impose material limitations on DirecTV’s ability to hold full rights of ownership in any securities of the Company or to effectively control and operate the business and assets of the Company and its subsidiaries, (ii) obtain damages arising out of the merger, or (iii) compel DirecTV to divest or hold separate any significant portion of the Company’s business, assets or properties; or

•	if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions to the completion of the merger would not be satisfied; or
•	and such breach cannot be or is not cured within 30 days’ notice; or

•	by DirecTV, if our board of directors approves, recommends or announces a neutral position with respect to any other acquisition proposal or fails to reaffirm its recommendation that our stockholders approve the merger agreement within five business days of being requested to do so by DirecTV; or

•	by us, upon appropriate notice to DirecTV and payment of the applicable termination fee and expenses, if our board of directors concludes in good faith after consultation with our existing financial advisor and outside legal counsel that the failure to terminate the merger agreement in connection with entering into a definitive agreement with respect to an acquisition proposal that qualifies as a superior proposal is inconsistent with the directors’ fiduciary duties under applicable law.
Expenses and Termination Fees (Page [     ])
     The merger agreement provides that regardless of whether the merger is consummated, except in certain circumstances described below, all fees and expenses incurred by the parties will be borne by the party incurring such expenses.
     The merger agreement provides that the Company will be required to pay DirecTV a termination fee of $500,000 and DirecTV’s expenses in an amount equal to $2,000,000 upon termination of the merger agreement in the following circumstances:
•	our board of directors approves, recommends or announces a neutral position with respect to any other takeover proposal;

•	our board of directors fails to reaffirm its recommendation that our stockholders approve the merger agreement within five business days of being requested to do so by DirecTV; or

•	the determination by our board of directors that an acquisition proposal received constitutes a superior proposal and we enter into a definitive agreement to implement such superior proposal;

     The merger agreement also requires that we pay DirecTV a termination fee of $500,000 and DirecTV’s expenses in an amount equal to $2,000,000 if the merger agreement is terminated because: (i) the merger was not consummated on or before September 30, 2008, (ii) our stockholders did not approve the merger agreement at the special meeting or any adjournment or postponement thereof, or (iii) we breach any of our representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions to the completion of the merger would not be satisfied and such breach cannot be or is not cured by us within 30 days notice; and, in each case, a third party has made or delivered an acquisition proposal to the Company after the date of the merger agreement but before the date that the merger is terminated and within twelve months of such termination, either (A) we or any of our subsidiaries enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with any third party with respect to an acquisition proposal or consummate an acquisition proposal, or (B) if we do not enter into any agreement with respect to such acquisition proposal and any third party commences a tender offer or exchange offer that, if consummated, would result in the acquisition by such third party, or any affiliate thereof, making the tender or exchange offer of fifty percent or more of our common stock.
Voting Agreements (Page [     ])
     In connection and concurrently with the execution of the merger agreement, the Company’s Chairman, its President and Chief Executive Officer, and each of its directors, who are referred to as the voting agreement stockholders and who owned collectively as of the record date [               ] shares of our common stock, or approximately [15.6]% of the issued and outstanding shares of common stock, entered into voting agreements with DirecTV. Pursuant to the voting agreements, the voting agreement stockholders agreed, among other things, to grant to DirecTV an irrevocable proxy to vote their shares of our common stock in favor of the adoption and approval of the merger agreement at the special meeting. The information in this proxy statement regarding the voting agreement is qualified in its entirety by reference to the voting agreements, a copy of the form of which is attached as Annex B to this proxy statement.
Accounting Treatment (Page [     ])
     The merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Interests of Certain Persons in the Merger (Page [     ])
     When considering the unanimous recommendation of our board of directors with respect to the adoption of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as 180 Connect stockholders and the interests of 180 Connect stockholders generally including:
•	receipt of cash consideration for their vested and unvested stock options, restricted stock units, stock appreciation rights and warrants;

•	payment of severance and other benefits under certain circumstances; and

•	provision under the merger agreement of certain indemnification and insurance arrangements by DirecTV for our current and former directors and officers.
     The 180 Connect board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting.
Material United States Federal Income Tax Consequences of the Merger (Page [     ])
     The receipt of cash in exchange for shares of our common stock in the merger or as the result of the exercise of appraisal rights will be a taxable transaction to our stockholders for United States federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Material Canadian Federal Income Tax Consequences (Page [     ])
     The exchange of an exchangeable share for 180 Connect common stock by an exchangeable shareholder will be a taxable transaction for Canadian federal income tax purposes. Furthermore, the exchange of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for Canadian federal income tax purposes. See “The Merger — Material Canadian Federal Income Tax Consequences”.
     Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.
Appraisal Rights (Page [     ])
     Subject to compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, holders of record of our common stock who do not vote in favor of the adoption of the merger agreement and otherwise comply with the requirements of Section 262 of the DGCL are entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of those appraisal rights. These steps are described in this proxy statement. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D. Holders of exchangeable shares will not be able to exercise appraisal rights in accordance with the DGCL unless such holders exchanged their exchangeable shares for shares of common stock before the vote is taken on the merger agreement and have complied with the provisions of the DGCL described herein.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;
and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information.” Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER
180 Connect
     180 Connect is one of North America’s largest providers of installation services to the home entertainment, communications, enterprise data and home integration service industries. 180 Connect has over 4,000 employees in 85 branch locations conducting over 10,000 installations and service calls a day. We operate a fleet of company-owned and leased vehicles ensuring a professional image and timely arrival at the customer site. 180 Connect’s principal U.S. markets for its services are the home entertainment and communications, enterprise data, and home integration service industries. These industries complement our technical workforce, 85 branch locations, and our systems and infrastructure.
     Our principal executive offices are located at, and our mailing address is, 6501 East Belleview Avenue, Englewood, Colorado 80111, and our telephone number at that address is (303) 395-6001.
DirecTV
     DIRECTV Enterprises, LLC, or DirecTV, is a wholly-owned subsidiary of DIRECTV Holdings LLC which, in turn, is a wholly-owned subsidiary of The DIRECTV Group, Inc. DIRECTV Holdings LLC and its subsidiaries, which we refer to collectively as DIRECTV U.S., acquire, promote, sell and distribute digital entertainment programming via satellite to residential and commercial subscribers. DIRECTV U.S. is the largest provider of direct-to-home, or DTH, digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States. As of March 31, 2008, DIRECTV U.S. had approximately 17.0 million subscribers.
DTV HSP Merger Sub
     DTV HSP Merger Sub is a direct wholly-owned subsidiary of DirecTV formed solely for the purpose of facilitating the merger. DTV HSP Merger Sub is a Delaware corporation. The address of its principal executive offices is 2230 E. Imperial Highway, El Segundo, California 90245 and the telephone number at that address is (310) 964-5000.

THE SPECIAL MEETING
Date, Time and Place
     We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at [               ] at 9:00 a.m. local time, on [               ], 2008, or at any postponement or adjournment thereof.
Purpose of Special Meeting
     At the special meeting, we will ask our stockholders entitled to vote their shares to adopt the merger agreement (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies). Our stockholders must approve and adopt the merger agreement in order for the merger to occur. If the stockholders fail to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, 180 Connect and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of 180 Connect unanimously recommends that 180 Connect’s stockholders vote “FOR” the adoption of the merger agreement.
Record Date; Stock Entitled to Vote; Quorum
     Only holders of record of our shares at the close of business on [               ], 2008, the record date, are entitled to notice of and to vote at the special meeting. Holders of record of our exchangeable shares at the close of business on the record date are entitled to notice of the special meting and are entitled to instruct the trustee, as holder of the Special Voting Share, to vote the Special Voting Share at the special meeting. The Special Voting Share has the right to cast a number of votes equal to the number of then-outstanding exchangeable shares but will only cast a number of votes equal to the number of exchangeable shares as to which it has received voting instructions from the owners of record of those exchangeable shares on the record date.
     On the record date, approximately [               ] shares of our common stock were outstanding and entitled to vote and approximately [               ] exchangeable shares were outstanding and entitled to instruct the trustee to vote the Special Voting Share. A quorum will be present at the special meeting if a majority of our shares outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement. Holders of record of our exchangeable shares on the record date are entitled to instruct the trustee to cast one vote per exchangeable share through the Special Voting Share at the special meeting on the proposal to adopt the merger agreement.
Votes Required
     The approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of our shares outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the approval and adoption of the merger agreement. If a holder of our exchangeable shares abstains from instructing the trustee from voting or does not instruct the trustee to vote, either in person or by proxy, it will effectively count as a vote against the approval and adoption of the merger agreement.
     In connection and concurrently with the execution of the merger agreement, the voting agreement stockholders, who owned collectively as of the record date [               ] shares of our common stock, or approximately [15.6]% of the issued and outstanding shares of common stock, entered into voting agreements with DirecTV. Pursuant to the voting agreements, the voting agreement stockholders agreed, among other things, to vote all shares of 180 Connect common stock held by them at the time of the special meeting for the approval and adoption of the merger agreement at the special meeting. See “Voting Agreements.”

Voting of Proxies
     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement.
     Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.
     Exchangeable shares represented by properly executed instructions to the trustee to vote the Special Voting Share received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of the exchangeable shares.
     Exchangeable shares represented at the special meeting by the trustee but not instructing the trustee to vote the Special Voting Share, including exchangeable shares for which instructions have been received by the trustee but for which holders of exchangeable shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.
     Only shares affirmatively voted “FOR” the approval and adoption of the merger agreement, including properly executed proxies that do not contain voting instructions will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote “AGAINST” the approval and adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares are not permitted to give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes “AGAINST” the approval and adoption of the merger agreement. Holders of exchangeable shares that do not instruct the trustee to vote the Special Voting Share will effectively count as votes “AGAINST” the approval and adoption of the merger agreement.
     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.
     We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.
Revocability of Proxies
     Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:
•	if you hold your shares in your name as a stockholder of record, sending a written, dated notice to the Chief Legal Officer of 180 Connect at 6501 East Belleview Avenue, Englewood, Colorado 80111 stating that you would like to revoke your proxy;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	submitting a later-dated proxy card to our Chief Legal Officer; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Adjournments and Postponements
     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days or if after the adjournment no new record date is fixed), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of the Company’s common stock represented in person or by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company which do not include voting instructions regarding an adjournment of the special meeting will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Rights of Stockholders Who Object to the Merger
     Holders of shares of our common stock are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.
     To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.
     Holders of exchangeable shares will not be able to exercise appraisal rights in accordance with the DGCL unless such holders exchanged their exchangeable shares for shares of common stock before the vote is taken on the merger agreement and have complied with provisions of the DGCL as described herein.
Solicitation of Proxies
     This proxy solicitation is being made and paid for by the Company on behalf of its board of directors. In addition, we have retained [               ] to assist in the solicitation. We will pay [               ] approximately $[               ] plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Company’s common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify [               ] against any losses arising out of that firm’s proxy soliciting services on our behalf.
Questions and Additional Information
     If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact the Company’s Chief Legal Officer at 6501 East Belleview Avenue, Englewood, Colorado 80111, or [          ], our proxy solicitor, at [          ].

THE MERGER
     The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this proxy statement.
Background of the Merger
     In late August 2007, shortly after the closing of the arrangement transaction between the Company (formerly known as Ad.Venture Partners, Inc.) and 180 Connect Inc. (a Canadian corporation), the Company engaged William Blair & Co. to assist it in a proposed refinancing of the Company’s credit facilities. At the time, the Company hoped to reduce the interest rate on its secured indebtedness, and to provide it with additional availability for ordinary course operations and potential acquisition transactions.
     However, due to several factors, among other things, (i) a higher than anticipated percentage of stockholders of Ad.Venture Partners, Inc. voting against the arrangement and electing to convert their shares into cash, (ii) a principal repayment being required to be paid to our senior lender, (iii) the acceleration and redemption of our convertible notes by the holders thereof, and (iv) significant costs incurred in connection with the arrangement, the net proceeds from the arrangement transaction were less than anticipated, and accordingly, the Company’s cash position following the arrangement was not as strong as had been anticipated. As such, any refinancing would need to provide sufficient availability to address potential cash flow shortfalls. In addition, the Company sought to include its shares for listing on the The Nasdaq Stock Market and American Stock Exchange, but due to the declining share price of our common stock the minimum listing requirements of these exchanges were not satisfied and the Company’s shares remained traded on the OTC Bulletin Board.
     Subsequently, the Company retained a second financial advisor to assist it in its refinancing efforts. The Company also considered an equity financing, but determined that due to the Company’s weakened stock price, the effect of such a financing would result in unacceptable dilution to the existing stockholders and would further depress the Company’s stock price.
     From September 2007 through February 2008, the Company negotiated with numerous parties in connection with the refinancing of its debt facilities. The Company had limited success in attracting prospective lenders, in large part because of (i) the significant deterioration in the credit markets during such period, (ii) the weakening of the U.S. economy and its potential impact on the Company’s operations, (iii) the Company’s customer concentration with DIRECTV U.S., (iv) the ability of DIRECTV U.S. to cancel some or all of its business with the Company under its home service provider (“HSP”) agreement with the Company, (v) the Company’s history of operating losses and its lack of material free cash flow, and (vi) the Company’s predominately low margin business. After negotiating several proposals and term sheets it received from prospective lenders, the Company concluded that none of the proposed refinancing options would fully meet the Company’s financing needs and each of them would likely result in an increase in the Company’s borrowing costs and significant dilution to the Company’s existing stockholders.
     The Company also held discussions with its current senior lender, pursuant to which the Company sought to modify the terms of its existing credit facilities, but ultimately the current lender was unwilling to lend the Company additional funds or to modify the terms of its credit facilities unless the Company would agree to prepay a significant portion of the current credit facility. Absent entering into a new credit facility with a third party or obtaining a capital infusion, the Company determined that it would be unable to reach an agreement with its current lender to modify the terms of its credit facilities.
     On November 7, 2007, Mr. Peter Giacalone, our chief executive officer, spoke about the Company at an investor conference hosted by SMH Capital Inc., which we refer to as SMH Capital. At the conference, Mr. Giacalone spoke with a representative of SMH Capital that had advised UniTek USA, LLC, which we refer to as UniTek, in connection with its sale to an affiliate of HM Capital Partners LLC, which we refer to as HM Capital, in September 2007. Like the Company, UniTek, among other activities, provides installation services to DirecTV and various cable companies. During their conversation, the SMH Capital representative suggested the possibility that UniTek might have an interest in pursuing a going private transaction with the Company. Following the conference, Mr. Giacalone informed Mr. Brian McCarthy, the Company’s then executive chairman, of his conversation with SMH Capital.

     On December 11, 2007, a representative of HM Capital telephoned Mr. McCarthy and informed him of HM Capital’s investment in UniTek and UniTek’s interest in a possible strategic transaction with the Company. Mr. McCarthy responded to the representative of HM Capital that any strategic transaction with the Company would have to reflect a significant premium to the current trading price per share because the Company was not being properly valued by the public market.
     On December 18, 2007, the board of directors held its regularly scheduled meeting to discuss the operations and business of the Company. In response to reports from management regarding its lack of success regarding refinancing the Company and weaker than expected financial results, including disappointing results in the Company’s network services and structured home wiring business, the board discussed strategic alternatives in the event that the refinancing effort was not successful, including equity issuances, sale and “going-private” transactions. The board heard from Messrs. McCarthy and Giacalone about the contacts they had with SMH Capital, HM Capital, and UniTek. The board made no definitive decision to pursue any specific strategic alternative, but it did unanimously approve of management continuing general discussions with respect to a potential transaction involving the Company.
     On December 19, 2007, Mr. Giacalone and two other board members met with SMH Capital in SMH Capital’s New York offices to learn more about SMH Capital’s industry background and capabilities, and to generally explore what interest there might be in the marketplace regarding a transaction concerning the Company, including the possible interest of UniTek.
     Between December 19, 2007 and January 4, 2008, Mr. Giacalone had several telephonic discussions with representatives of HM Capital and UniTek regarding the Company. The topics of these discussions included the Company’s performance though the third quarter of 2007, its debt and earnings performance, fuel costs, its network services and home structured wiring businesses, and the Company’s customer satisfaction and quality service awards. In these discussions, Mr. Giacalone expressed his opinion that, in order to have a chance for success, any offer for the Company would have to reflect a significant premium to the current trading price per share because the Company was not being properly valued by the public market.
     On January 4, 2008, UniTek entered into a confidentiality and standstill agreement with the Company requiring UniTek and its affiliates to, among other things, maintain as confidential information all non-public evaluation material furnished to them about the Company either before or after the date of such agreement.
     On January 7, 2008, Mr. Giacalone, another 180 Connect board member, and a representative of SMH Capital met with representatives of HM Capital and UniTek in Las Vegas, Nevada during the annual Consumer Electronics Show and discussed, among other things, the Company’s capital structure, its stockholder composition, the proposal process and what matters should be covered in any proposal letter concerning an offer for the Company, and possible valuations. Mr. Giacalone again reiterated his opinion that any offer needed to reflect a significant premium to the current stock price. The representatives of HM Capital and UniTek indicated that the board of directors could expect to receive a proposal letter from UniTek concerning an offer to acquire the Company.
     On January 8 and 9, 2008, Mr. Giacalone had several discussions with a representative of HM Capital and UniTek concerning the Company and a proposal letter being prepared by UniTek concerning an offer to acquire the Company. When informed that the offer was likely to be in the range of $1.75 to $2.00 per share (subject to due diligence and other conditions), Mr. Giacalone informed the HM Capital and UniTek representative that, in his opinion, if any offer was to have any chance of acceptance by the Company’s board and stockholders, the low point of any range of purchase price could not be less than $2.00 per share.
     On January 10, 2008, the Company received a proposal letter from UniTek containing an offer to acquire all of the outstanding capital stock of the Company for cash at a purchase price per share in the range of $1.75 to $2.00 (the “Initial UniTek Proposal Letter”). The Initial UniTek Proposal Letter also, among other things, required the Company to negotiate exclusively with UniTek for 45 days (other than with respect to refinancing alternatives), permitted UniTek to seek approval by DIRECTV U.S. of the proposed transaction after execution of the proposal letter, and contained a general offer from UniTek to provide some form of interim financing (to be mutually agreed upon) before consummation of the proposed transaction.

     On January 13, 2008, the board of directors met telephonically to discuss the Initial UniTek Proposal Letter. The board also heard from McDermott Will & Emery, referred to as McDermott, the Company’s outside corporate counsel, regarding Delaware law issues in connection with a sale of the Company, including the need to include a provision in the Initial UniTek Proposal Letter that would allow the Company to do a “market check” before or after a definitive agreement was executed with respect to the proposed transaction. SMH Capital joined the meeting and stated, among other things, that, based on its experience, there may be a limited universe of prospective strategic or growth-oriented acquirers for the Company because of, among other things, the Company’s DIRECTV U.S. customer concentration and the Company’s need to expedite any due diligence process because of its urgent refinancing needs. Upon receiving advice from SMH Capital and McDermott, the board formed a special committee comprised of independent directors to hire a financial advisor and to evaluate the Initial UniTek Proposal Letter and any other strategic transaction alternatives for the Company. Mr. Giacalone advised the special committee members of the terms of a draft engagement letter from SMH Capital to act as financial advisor to the special committee and delivered the draft letter to them for their consideration.
     On January 15, 2008, the special committee of the board met telephonically and agreed to commence an interview process in order to engage an investment bank to represent the special committee in negotiations with UniTek and to target additional potential purchasers regarding a strategic transaction with the Company.
     On January 16, 2008, a representative of SMH Capital presented his views on the UniTek offer to the special committee and discussed SMH Capital’s prior experience in advisory transactions of this nature. On January 17, 2008, the special committee held further meetings and discussions with other investment banks to evaluate which investment bank it should engage and to determine the scope of the engagement.
     On January 18, 2008, the special committee recommended to the board of directors that SMH Capital be engaged as the Company’s financial advisor and on the same day the full board approved the engagement of SMH Capital. The board also evaluated its response to the Initial UniTek Proposal Letter and determined to propose to enter into an exclusivity arrangement with UniTek, provided that, among other things, UniTek agreed to increase the purchase price to a range of $2.00 to $2.25 per share.
     Between January 18, 2008 and January 24, 2008, SMH Capital, as authorized by the board of directors, conducted a “market check,” whereby, SMH Capital contacted 38 parties, five of whom signed confidentiality and standstill agreements and received descriptive materials related to the Company. None of these parties ultimately submitted an offer to acquire the Company.
     Between January 18, 2008 and January 22, 2008, our senior management and our legal and financial advisors engaged in negotiations with representatives of HM Capital and UniTek regarding the Initial UniTek Proposal Letter.
     On January 22, 2008, the Company received an unsolicited letter of intent from Creative Vistas, Inc., which we refer to as CVAS, containing, among other things, CVAS’s offer to acquire all of the outstanding capital stock of the Company for a purchase price per share which CVAS valued at $2.75, payable in shares of CVAS common stock, with a maximum aggregate purchase price value of $60 million and an offer by CVAS to provide up to $12 million of secured financing independent of the proposed acquisition. The letter also provided that the Company enter into exclusivity with CVAS for a period of due diligence and that the definitive acquisition agreement would contain a “no-shop” provision which would restrict the Company from seeking additional offers, subject to a “fiduciary out” for any superior proposals. In the letter, CVAS informed the Company that it had acquired approximately 10% of the Company’s common stock.
     On January 23, 2008, the special committee met telephonically, with the other members of the board present, to analyze the CVAS offer. SMH Capital presented its analysis of the CVAS offer, including an analysis of the value of the CVAS proposal and whether the trading price of its stock represented its true equity value, as well as an analysis of the liquidity of the stock. SMH Capital also advised the special committee that CVAS had refused to enter into a non-disclosure agreement which contained a standstill provision. The special committee resolved to not pursue discussions with CVAS in light of, among other things, the determination that the value of the proposed UniTek offer, expected to be reflected in the revised UniTek proposal letter, exceeded that of the CVAS offer. The special committee then determined to enter into exclusive discussions with UniTek, subject to the receipt of a revised proposal letter reflecting the modified terms of the UniTek proposal, and confirmed the engagement of William Blair & Co., pursuant to a previously executed engagement letter to provide advisory services and to deliver a fairness opinion with respect to any acquisition of the Company.

     On January 24, 2008 the Company received and executed a revised proposal letter from UniTek that, among other things, increased the purchase price offered to a range of $2.00 to $2.25 per share and required that the Company enter into exclusive discussions with UniTek. Also on January 24, 2008, as authorized by the board, SMH Capital informed CVAS that the Company was entering into exclusive negotiations with another party regarding a transaction.
     On January 25, 2008, CVAS publicly announced its acquisition of approximately 10% of the Company’s common stock from Laurus Master Fund, Ltd., the Company’s senior lender, and certain of its affiliates. In its Schedule 13D filed on February 1, 2008, CVAS stated that it would consider a possible acquisition or financing transaction with the Company.
     On January 30, 2008, the board met telephonically to discuss the status of negotiations with the Company’s existing lender and other potential financing sources. On January 31, 2008, the special committee met to discuss the status of the negotiations with UniTek. SMH Capital reported that UniTek’s due diligence of the Company had commenced.
     Between January 31, 2008 and February 4, 2008, members of our management met in person with representatives of HM Capital and UniTek to prepare materials for presentation to DIRECTV U.S. in order to obtain the approval of DIRECTV U.S. of the proposed transaction between UniTek and the Company.
     On February 5, 2008, Mr. Giacalone met with representatives of HM Capital, UniTek and DIRECTV U.S. in order to discuss obtaining approval from DIRECTV U.S. of the proposed transaction between UniTek and the Company. Mr. Giacalone subsequently reported to the board of directors that, during such discussions, DIRECTV U.S. had conveyed its strategic interest in owning and operating a meaningful percentage of DIRECTV U.S.’s home service provider installation services, and it was his understanding that this would include certain markets in which the Company performed installation services for DIRECTV U.S. DIRECTV U.S. expressed an interest in possibly acquiring certain of the Company’s markets as part of the proposed transaction between UniTek and the Company.
     On February 6, 2008, the board met telephonically to discuss the refinancing efforts and further negotiations with its existing lender regarding the terms of its current financing. The board also discussed the various alternatives open to the Company if acceptable financing terms could be reached with its existing lender or other prospective financing sources, including the continued operation of the Company, as well as the alternative of selling only certain parts of the Company’s business and retaining other lines of business. In addition, the board discussed the meeting between UniTek, HM Capital, DIRECTV U.S. and Mr. Giacalone, and Mr. Giacalone described to the board the expressed interest of DIRECTV U.S. in becoming an owner-operator and entering into the home service provider, or HSP, business in certain markets. Management and counsel also discussed with the board the due diligence meetings with UniTek, and updated the board regarding the status of certain litigation matters involving the Company.
     On February 12, 2008, SMH Capital reported to the special committee that UniTek and DIRECTV U.S. had discussions regarding the transaction and that, in the event a transaction was consummated between the Company and UniTek, it was contemplated that DIRECTV U.S. would acquire from UniTek a meaningful percentage of the Company’s satellite installation services. The special committee discussed whether direct discussions could be initiated with DIRECTV U.S. to determine their interest in a possible transaction with the Company that did not include UniTek, but the committee was advised that the Company was restricted from directly discussing a possible transaction with DIRECTV U.S. due to its exclusivity obligation to UniTek.
     On February 13, 2008, the Company received a revised letter of intent from CVAS containing, among other things, CVAS’s revised offer to acquire all of the outstanding capital stock of the Company for a purchase price per share which CVAS valued at $3.00, one-half of which would be paid in cash and one-half of which would be paid in shares of CVAS common stock, up to a maximum purchase price of $78.6 million. The CVAS revised letter of intent also contained the offer by CVAS to provide up to $12 million of secured financing independent of the proposed acquisition. Because of its exclusivity obligation to UniTek, the Company was precluded from responding to the revised CVAS proposal.

     Between February 6, 2008 and February 20, 2008, representatives of DIRECTV U.S., HM Capital, UniTek and the Company had several separate discussions with each other concerning various aspects of the proposed UniTek acquisition of the Company. During one such discussion on February 13, 2008, representatives of HM Capital and UniTek informed Mr. Giacalone that it had been told by DIRECTV U.S. that DIRECTV U.S. wanted to own and operate a meaningful percentage of DIRECTV U.S.’s home service provider installation services and that it was interested in acquiring 100% of the Company. As part of such proposed acquisition, DIRECTV U.S. would sell to UniTek certain assets of the Company, including the Company’s cable business and certain of the Company’s DIRECTV U.S. markets. UniTek agreed to the revised transaction proposals with DIRECTV U.S. and also agreed to permit the Company to evaluate a proposal from DIRECTV U.S. to acquire the Company.
     On February 21, 2008, the Company received a proposal letter from The DirecTV Group, Inc. containing, among other things, an offer to acquire all of the outstanding capital stock of the Company for cash at a purchase price per share in the range of $2.00 to $2.25 (the “Initial DirecTV Proposal Letter”).
     On February 22, 2008, the special committee met to discuss the Initial DirecTV Proposal Letter. On the same day, the full board also met to discuss the change in the proposed sale structure from UniTek to DIRECTV U.S. SMH Capital also advised that DIRECTV U.S would be willing, as part of its offer, to adjust certain terms under the Company’s HSP agreements with DIRECTV U.S., which adjustments could reduce the Company’s urgency to refinance its indebtedness in the near term. The board considered whether it would be possible to solicit other prospective buyers for the Company or for the portions of the Company proposed to be acquired by UniTek from DIRECTV U.S., but William Blair reported that it believed any such sale would be difficult to achieve, if other potential buyers understood that DIRECTV U.S. intended to enter the HSP market. In addition, SMH Capital and members of senior management reported that DIRECTV U.S. had informed them that the offer by The DirecTV Group, Inc., would be put at risk if the Company sought to terminate its exclusivity with UniTek without immediately entering into exclusivity with DIRECTV U.S. At the February 22nd meeting, the board also evaluated the status of the revised CVAS offer and the status of the other refinancing options. The board considered whether it needed to engage in conversations with CVAS before entering into exclusivity with DIRECTV U.S. William Blair advised the directors that senior management had indicated its belief that DIRECTV U.S. would ultimately determine which entities would provide it with installation services, and that, in management’s view, it was unlikely that DIRECTV U.S. would continue as a customer of the Company if an entity with no prior history as a DIRECTV U.S. home service provider acquired the Company. The board instructed SMH Capital to conduct further analysis of the revised CVAS offer, but prohibited any direct contact or other action with respect to CVAS because of the above-referenced potential risk to the DIRECTV U.S. transaction.
     At a telephonic meeting of the special committee held on February 24, 2008, the special committee further reviewed the Initial DirecTV Proposal Letter and instructed SMH Capital on particular provisions to be negotiated relating to price, exclusivity, timeline for execution of definitive documents and interim financing arrangements.
     Between February 22, 2008 and February 28, 2008, our senior management and our legal and financial advisors engaged in negotiations with representatives of DIRECTV U.S. regarding certain provisions of the Initial DirecTV Proposal Letter unrelated to the purchase price.
     On February 25, the special committee was presented with an updated financial analysis of the CVAS offer by SMH Capital which also recounted that CVAS had not executed a non-disclosure and standstill agreement. The special committee determined that the equity portion of the CVAS offer was potentially overvalued and that there were concerns regarding the ability of CVAS to finance the transaction, given the relative sizes of the respective businesses. The special committee also considered the likelihood of CVAS consummating a transaction with the Company if it were to know that DIRECTV U.S. was pursuing a transaction with the Company and that it had expressed interest in entering the satellite installation business in certain of the Company’s key markets. Based on the foregoing and the concurring views expressed by both financial advisors, the special committee reached the conclusion that the DIRECTV U.S. offer was the more attractive option for shareholders and accordingly that the CVAS offer should not be pursued at such time. The special committee continued to evaluate the DIRECTV U.S. proposal and requested an analysis of the Company’s value from the financial advisors. Later the same day the special committee again met to instruct the Company’s financial advisors on negotiation of the Initial DirecTV Proposal Letter.

     On February 26, the special committee met again to obtain feedback from the financial advisors regarding the negotiations with DIRECTV U.S.. The financial advisors and senior management reported that DIRECTV U.S. had made clear that it intended to enter into the HSP business and that it would pursue other alternatives to implement this strategic decision if the Company did not enter into a transaction with DIRECTV U.S. The special committee agreed on specific proposed changes to the Initial DirecTV Proposal Letter and instructed management to deliver the revised letter with such proposed changes.
     On February 29, 2008, the Company received and subsequently executed a revised proposal letter from The DIRECTV Group, Inc., that contained the same range of purchase price of $2.00 to $2.25 per share contained in the Initial DirecTV Proposal Letter, but also contained an agreement of DIRECTV U.S. to adjust certain terms of its payment and equipment vendor arrangements with the Company under the Company’s HSP agreements with DIRECTV U.S., which adjustments when formalized between the parties in a letter agreement dated March 10, 2008, reduced the Company’s urgency to refinance its indebtedness in the near term. Also on February 29, 2008, the Company and UniTek mutually agreed to terminate their exclusive arrangement under the UniTek proposal letter executed on January 24, 2008. On March 3, 2008, The DIRECTV Group, Inc. and the Company amended the February 29, 2008 DirecTV proposal letter to reflect certain mutually agreed upon immaterial amendments.
     From March 3, 2008 to April 9, 2008, DIRECTV U.S. conducted due diligence on the Company.
     On March 15, 2008, the Company received a draft merger agreement from DirecTV, which among other things, proposed a deal structure which was contingent upon the closing of an asset sale and exchange transaction between DirecTV and UniTek. This structure was rejected by the Company and ultimately deleted in subsequent negotiations. From March 15, 2008 to April 16, 2008, our senior management and outside legal counsel were engaged in negotiations with representatives of DirecTV regarding the merger agreement, including preparation of the related disclosure schedules.
     On March 18, 2008, the special committee met to discuss open issues on the transaction and the negotiation of definitive agreements with DirecTV. McDermott described the merger agreement in detail to the members of the special committee and highlighted the issues which were still being negotiated with DirecTV, which were principally the voting agreements, the definition of material adverse effect, the requirement that the Company “force the vote” at a stockholders’ meeting, the no-shop provision, and the termination fees. The special committee determined to have a full board meeting to discuss the transaction issues before further negotiating the merger agreement.
     On March 20, 2008, the board met telephonically and McDermott reviewed the material issues still being negotiated in the proposed merger agreement. SMH Capital and Mr. Giacalone informed the special committee that DirecTV had still not provided a firm purchase price. Mr. Westberg then gave a brief summary of the accommodations DIRECTV U.S. had made to its vendor terms with the Company which had a positive effect on the Company’s cash management efforts. William Blair reported on the status of its work in connection with its proposed fairness opinion.
     On March 26, 2008, the special committee met telephonically and McDermott and SMH Capital reviewed the material issues still being negotiated in the proposed merger agreement and the status of management’s and McDermott’s work on the disclosure schedules to the merger agreement.
     On April 1, 2008, Mr. Giacalone received a telephone call from a representative of DirecTV informing him that the Company should expect a revised proposal letter from The DIRECTV Group, Inc. whereby DirecTV would be reducing its offer to acquire the Company to $1.60 per share as a result of certain adverse findings from DirecTV’s and its advisor’s due diligence examination of the Company. The revised letter was ultimately delivered on April 9, 2008.
     On April 2, 2008, the special committee met telephonically and SMH Capital and Mr. Giacalone summarized the recent discussions with DirecTV regarding a possible $1.60 per share purchase price due to certain adverse due diligence findings, and Mr. Giacalone reviewed the actions taken and to be taken by senior management in an effort to rebut such findings. Mr. Giacalone also reported that he understood that DirecTV was still negotiating the purchase price for its proposed transaction with UniTek. Certain board members in attendance expressed doubt about the Company’s ability to obtain stockholder voting agreements required by DirecTV and the ability to achieve a majority stockholder vote for a transaction with a purchase price of less than $2.00 per share.

     Between April 1, 2008 and April 3, 2008, our senior management and outside legal counsel were engaged in negotiations with representatives of DirecTV in an effort to address the adverse due diligence concerns reported by DirecTV, including negotiations in person with DirecTV representatives on April 3, 2008.
     On April 8, 2008, the special committee met telephonically and SMH Capital and Mr. Giacalone summarized the recent discussions with DirecTV representatives regarding purchase price, including discussions that suggested DirecTV might be planning to increase its offer to $1.80 per share. SMH Capital and Mr. Giacalone reported that despite management’s belief that it had addressed many of DirecTV’s adverse due diligence concerns, DirecTV did not appear to be willing to offer more than $1.80 per share. Mr. Giacalone also reported that he understood that DirecTV was still negotiating the purchase price for its proposed transaction with UniTek. He also reviewed, generally, the Company’s business, financial condition and results of operations, and some of the economic and market conditions adversely affecting the Company and the risks that would be involved if the Company was to remain independent, including the risk of not being able to refinance the Company’s debt on acceptable terms.
     On April 9, 2008, the Company received a revised proposal letter from The DIRECTV Group, Inc. that contained, among other things, an offer to acquire the Company for $1.80 per share and an extension of the exclusivity period to April 18, 2008.
     On April 10, 2008, the board met telephonically and SMH Capital summarized the recent discussions with DirecTV regarding the revised purchase price of $1.80 per share, including that, after several calls between members of the special committee and SMH Capital, the special committee authorized SMH Capital to respond to DirecTV that the board required a purchase price of $2.00 per share or it would need DirecTV to reduce its requested termination fee and permit the Company to solicit acquisition proposals from third parties for a period following execution of the merger agreement. McDermott discussed the other material issues still being negotiated in the proposed merger agreement and provided a general description of the go-shop provision which the Company would request from DirecTV and compared it to the “fiduciary out” provisions already in the proposed merger agreement.
     On April 11, 2008, the special committee met telephonically and senior management summarized the projected adverse impact on the Company’s business, financial condition and results of operation, both short and long-term, should the board reject DirecTV’s offer and the Company remain independent. Among other possible factors likely to adversely affect the Company, senior management cited the substantial risk of loss of a material portion of DIRECTV U.S. business in certain geographic areas served by the Company, rising fuel prices, rising costs associated with defending pending class action claims, and continuing deterioration in the credit markets that would not only further hinder management’s efforts to refinance the Company on acceptable terms, but would also continue to adversely affect customers of the Company’s network services and structured wiring businesses. Senior management also reviewed the cost reductions efforts made to date. SMH Capital then reported that DirecTV had indicated that the Company should expect a revised proposal that would, among other things, contain a $1.80 per share purchase price, provide the Company with a limited “go-shop” period after execution of the merger agreement, address the termination fee issue and require the merger agreement be approved by a unanimous vote of the board and the agreement that all stockholders on the board would agree to vote their shares in support of the transaction. The revised proposal was received in the evening of April 11, 2008.
     On April 13, 2008, the special committee met telephonically and SMH Capital and McDermott reviewed the revised proposal delivered by DirecTV and the recent discussions with DirecTV related thereto. SMH Capital reported that certain termination fee and related expense reimbursement issues were still being negotiated, but that the special committee should expect the aggregate amount of termination fee and expense reimbursement in the final merger agreement to be $2.5 million, as set forth in the revised proposal. SMH Capital then summarized what process would be undertaken by SMH Capital during the go-shop period. The special committee then authorized senior management to agree to the terms of the proposal and to work with the committee’s legal and financial advisors to finalize the merger agreement consistent therewith.

     On April 13, 2008, the Company conveyed to the The DirecTV Group, Inc. that it agreed to the terms of the revised proposal from The DIRECTV Group, Inc. regarding the purchase price of $1.80 per share, an agreement of DirecTV to include in the merger agreement the unlimited right of the Company to solicit competing offers for the Company for a period of 30 days following the parties’ execution of the merger agreement and an extension of the exclusivity period through April 18, 2008.
     On April 17, 2008, the special committee and the board, jointly, met telephonically and McDermott reviewed with the special committee the terms of the proposed merger agreement. Representatives of William Blair presented to the special committee its financial analysis of the proposed transaction and delivered its oral opinion to the special committee, and subsequently confirmed in writing that, as of April 17, 2008 and based upon and subject to the factors and assumptions set forth therein, the $1.80 in cash per share to be received by the Company’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following a thorough and extensive discussion involving members of the special committee and the board, (i) the special committee unanimously proposed and recommended that the board adopt and approve the merger agreement, the merger and the other transactions contemplated thereby , and (ii) the board determined that the merger was fair and in the best interest of the Company’s stockholders, unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, resolved to recommend that the Company’s stockholders vote to adopt the merger agreement and authorized its executive officers to execute and deliver the merger agreement subject to finalizing and resolving any open issues on the merger agreement.
     Thereafter, during the evening of April 17, 2008, representatives of the Company and its advisors and representatives of DirecTV and its advisors had several discussions to finalize the merger agreement and the exhibits and schedules thereto and other related transaction documents. Early in the morning on April 18, 2008, the Company, DirecTV and DTV HSP Merger Sub executed and delivered the merger agreement and publicly announced the signing of the merger agreement. Concurrently with the execution of the merger agreement, DirecTV and the Company’s stockholders party to voting agreements executed and delivered the voting agreements.
     In a separate transaction to which the Company is not a party, on April 18, 2008, DTV HSP Merger Sub entered into an asset purchase and exchange agreement with UniTek pursuant to which DTV HSP Merger Sub agreed to sell, upon the consummation of the merger, the Company’s cable services business and its satellite installation services business in specified markets to UniTek in exchange for certain of UniTek’s satellite installation services in specified markets and a cash payment.
     From April 18, 2008 to April 27, 2008, SMH Capital contacted third parties to solicit them to submit competing offer proposals for the Company, in accordance with the terms of the “go-shop” provision of the merger agreement.
     On April 27, 2008 the special committee met and SMH Capital and McDermott summarized an issue that had arisen as a result of an unsolicited request for information about the Company from Company A following the Company’s execution of the merger agreement. In accordance with applicable provisions of the merger agreement, the Company notified DirecTV of its intent to enter into a confidentiality and standstill agreement with Company A. The Company received a letter from DirecTV in response in which, among other things, DirecTV cited the direct competitor status of Company A to DIRECTV U.S. and advised the Company that DIRECTV U.S. believed it had the right to terminate both the HSP agreement of DIRECTV U.S. with the Company and the merger agreement if the Company or its representatives had any discussions with, or made any disclosures to, Company A. The special committee authorized McDermott and SMH Capital to attempt to negotiate the issue with DirecTV to allow for some reasonable level of disclosure, taking into account the competitor status of Company A, the confidentiality provisions of the Company’s HSP agreement with DIRECTV U.S. and the board’s fiduciary obligations under Delaware law.
     On April 28, 2008, the special committee met telephonically and SMH Capital and McDermott explained that DirecTV was unwilling to change its position on discussions with and disclosures to Company A. Following a thorough and extensive discussion and deliberation, the special committee authorized SMH Capital to advise Company A that, because of contractual obligations to DirecTV concerning confidential information, the Company would be unable to provide Company A with any information, written or oral, concerning the Company and that Company A would have to determine whether it wanted to make an acquisition proposal to the Company based on publicly disclosed information about the Company. SMH Capital also advised the committee as to the status of the go-shop efforts, indicating, among other things, given that the Company had entered into a merger agreement with an affiliate of DIRECTV U.S., the Company’s major customer, there was limited interest by other parties in considering a transaction with the Company and that only one other party, Company B, had expressed an interest in receiving information about the Company and that Company B had executed a confidentiality and standstill agreement in connection therewith.

Reasons for the Merger
     In reaching its determination that the merger is advisable and in the best interests of our stockholders, our board of directors consulted with senior management, legal counsel and financial advisors. The following describes material reasons, factors and information taken into account by our board of directors in deciding to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that our stockholders approve the merger agreement:
•	Merger Consideration Premium. The $1.80 per share merger consideration represents a significant premium to the recent closing trading price of our common stock. The $1.80 per share merger consideration represents a premium of approximately 96% to the closing price of our common stock on April 16, 2008, the last full trading day before our board approved and adopted the merger agreement, and a premium of approximately 50% to the average daily closing price of our common stock since December 31, 2007.

•	Risk of Loss of a Material Portion of DirecTV Business. DIRECTV U.S. represented approximately 84% of the Company’s revenue in fiscal year 2007. It was the board’s understanding that DIRECTV U.S. intended to own and operate a meaningful percentage of its installation services, including certain markets in which the Company performs installation services for DIRECTV U.S. under its home service provider agreement with DIRECTV U.S. DIRECTV U.S. also advised the Company that it intended to either acquire home service providers that service the geographic areas which it preferred to own and operate or consider whether it might exercise its contractual rights to cancel contracts with home service providers in such geographic areas. As a result of the foregoing, absent the merger with DirecTV, the Company believes that there was a substantial risk of loss of a material portion of DIRECTV U.S. business in certain geographic areas served by the Company under its HSP agreement with DIRECTV U.S.

•	Inability to Refinance the Company on Reasonable Terms. Between August 2007 and February 2008, the Company conducted two separate processes managed by two different placement agents to explore various debt refinancing alternatives. In general, the Company had limited success in attracting prospective lenders, in large part because of the significant deterioration in the credit markets during such period, the Company’s customer concentration with DIRECTV U.S. and the ability of DIRECTV U.S. to cancel some or all of its business with the Company under its HSP agreement (each as referenced above), the Company’s history of operating losses and its lack of material free cash flow, and the Company’s predominately low margin business. And, after receiving and negotiating the several proposals and term sheets it was able to attract from prospective lenders, the Company concluded that none of the proposed refinancing options would fully meet the Company’s financing needs and all of them would likely result in significant dilution to the Company’s existing stockholders.

•	Risks of Remaining Independent. Our board of directors considered information relating to our business, financial condition, results of operations, pending class action claims, the nature of our business and industry in which we compete, certain economic and market conditions (including credit market conditions) on both a historical and prospective basis, as well as our strategic and financial objectives and, in light of all of the foregoing information, determined that there existed significant risk that these objectives would be difficult to achieve if the Company was to remain independent.

•	Terms of the Merger Agreement. Our board of directors considered the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:
•	the structure of the merger as an all-cash transaction, which will allow our stockholders to realize immediately fair value and liquidity for their investment and which will provide them with certainty of value for their shares;

•	the right of our board of directors for a period of 30 days following execution of the merger agreement to solicit acquisition proposals from third parties and to furnish information to and conduct negotiations with such third parties;

•	the additional right of our board of directors under certain circumstances, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals and to furnish information to and conduct negotiations with third parties that make an unsolicited acquisition proposal prior to obtaining stockholder approval;

•	the ability of our board of directors to change its recommendation with respect to the merger under certain circumstances should we receive an unsolicited proposal that our board of directors determines to be a superior proposal, to terminate the merger agreement and to enter into an agreement with respect to such superior proposal;

•	the board of directors’ understanding, after consultation with financial advisors and legal counsel, that our obligations to pay a $500,000 termination fee to DirecTV and to reimburse DirecTV for $2,000,000 million in expenses (and the circumstances when such fee is payable and such expenses reimbursable) are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•	DirecTV’s obligation to complete the merger is not subject to any financing contingencies; and

•	the likelihood of satisfying the other conditions to DirecTV’s obligations to complete the merger and the likelihood that the merger will be completed.
•	Alternatives for our stockholders. Our board of directors concluded that the merger is more favorable to our stockholders than any other alternative reasonably available to us. In connection with its evaluation of the merger agreement, our board considered the following alternatives, among other things: (i) a sale of our company to a third party; (ii) continuing to execute our strategic operating plan; and (iii) a variety of possibilities relating to one or more of our businesses, including strategic sales. Our board believes that the merger is more attractive to our stockholders than any of these alternatives based on the per share consideration to be paid in the merger compared to the potential value of these alternatives, the risks related to these alternatives and the amount of time required to implement such alternatives.

•	Financial analysis and opinion of William Blair. The board considered the financial presentation by William Blair at the meeting of the board of directors on April 17, 2008 (and prior board meetings), and its opinion that, as of April 17, 2008, and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the consideration to be received by our stockholders in the merger is fair from a financial point of view to such holders. See “The Merger—Opinion of William Blair, Financial Advisor to 180 Connect”

     Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including:
•	Failure to Close. The risks and costs to us if the merger does not close for any reason, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

•	Becoming a Wholly Owned Subsidiary. The fact that we will no longer exist as an independent, publicly traded company, and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

•	Taxation. The fact that gains realized from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes.

•	Disruptions. The potential impact of the announcement and pendency of the merger, including the potential impact of the merger on our employees and customers and the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with DirecTV, which could potentially impair our prospects as an independent company if the merger is not consummated.

•	Operating Restrictions. The fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement without the consent of DirecTV, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

•	No Solicitation; Termination Fee. The fact that under the terms of the merger agreement, after the Go-Shop Period, we cannot solicit new acquisition proposals from third parties and may be required to pay to DirecTV a termination fee of $500,000 and reimburse DirecTV for $2,000,000 of expenses if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger.

•	Officers and Directors. The fact that the interests of our executive officers and directors in the merger may be different from, or in addition to, the interests of our stockholders generally. See “Interests of Certain Persons in the Merger.”
The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, our board of directors concluded that the positive factors relating to the merger agreement outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. Our board of directors unanimously approved and adopted and recommends the merger agreement based upon the totality of the information presented to and considered by it.
Recommendation of the Board of Directors
     After careful consideration, our board of directors, acting upon the unanimous recommendation of the special committee of the board of directors consisting of four independent directors, has unanimously determined that the merger is fair to, and in the best interests of, 180 Connect and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. ACCORDINGLY, THE BOARD OF DIRECTORS OF 180 CONNECT UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Opinion of William Blair, Financial Advisor to 180 Connect
     William Blair acted as financial advisor to 180 Connect in connection with the merger. As part of its engagement, 180 Connect requested that William Blair render an opinion as to whether the merger consideration to be paid by DirecTV was fair, from a financial point of view, to 180 Connect stockholders. On April 17, 2008, William Blair delivered its oral opinion to the special committee of the 180 Connect board of directors and subsequently confirmed in writing that, as of such date and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration was fair, from a financial point of view, to 180 Connect stockholders.
     The full text of William Blair’s written opinion, dated April 17, 2008, is attached as Annex C to this document and incorporated into this document by reference. We urge holders of 180 Connect common stock to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion relates only to the fairness, from a financial point of view, to 180 Connect stockholders of the consideration to be paid by DirecTV in the merger, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the merger agreement or the merger. William Blair did not address the merits of the underlying decision by 180 Connect to engage in the merger. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.
     William Blair provided the opinion described above for the information and assistance of the 180 Connect board of directors in connection with its consideration of the merger. The terms of the merger agreement and the amount and form of the merger consideration, however, were determined through negotiations between 180 Connect and DirecTV, and were approved by the 180 Connect board of directors. William Blair provided financial advice to 180 Connect during such negotiations. However, William Blair did not recommend any specific amount or form of consideration to 180 Connect, or that any specific amount or form of consideration constituted the only appropriate consideration for the proposed merger.
     In connection with its opinion, William Blair, among other things:
•	reviewed the draft merger agreement distributed to William Blair on April 17, 2008;

•	reviewed certain audited historical financial statements of 180 Connect Inc. (a Canadian corporation prior to the merger with Ad.Venture Partners) for the three years ended December 31, 2006;

•	reviewed audited financial statements of 180 Connect for the three years ended December 31, 2007;

•	reviewed certain internal business, operating and financial information and forecasts of 180 Connect for fiscal years 2008 through 2012 (the “Forecasts”), prepared by the senior management of 180 Connect;

•	reviewed information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	reviewed the financial position and operating results of 180 Connect compared with those of certain other publicly traded companies William Blair deemed relevant;

•	reviewed current and historical market prices and trading volumes of the common stock of 180 Connect; and

•	performed such other financial analyses and considered such other information, including certain other public information about 180 Connect, as William Blair deemed appropriate for the purposes of its opinion.
     William Blair also held discussions with members of the senior management of 180 Connect to discuss the foregoing, and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant.

     In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy, completeness and fair presentation of all the information reviewed by or discussed with William Blair for purposes of its opinion, including without limitation the Forecasts developed by the senior management of 180 Connect. William Blair’s opinion was conditional upon the accuracy, completeness and fair presentation of such information. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of 180 Connect or DirecTV. William Blair was advised by the senior management of 180 Connect that the Forecasts examined by William Blair were reasonably prepared on bases reflecting the best estimates then available and judgments of the senior management of 180 Connect. In that regard, William Blair assumed that (i) the Forecasts would be achieved in the amounts and at the times contemplated thereby, and (ii) all material assets and liabilities (contingent or otherwise) of 180 Connect were as set forth in 180 Connect’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based. William Blair did not analyze any forecasts of 180 Connect for periods after 2012.
     William Blair’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for 180 Connect or the effect of other transactions in which 180 Connect might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, April 17, 2008. Although developments subsequent to April 17, 2008 may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal, accounting and tax matters on advice of advisors to 180 Connect, and assumed that the executed merger agreement would substantially conform to, and the merger would be consummated on, the terms described in the draft merger agreement reviewed by it, without any amendment or waiver of any material terms or conditions. William Blair was not requested to, and did not seek alternative participants for the merger.
     William Blair did not express any opinion as to the price at which the common stock of 180 Connect will trade at any future time or as to the effect of the announcement of the merger on the trading price of the common stock of 180 Connect. William Blair noted that the trading price may be affected by a number of factors, including but not limited to:
•	dispositions of the common stock of 180 Connect by stockholders within a short period of time after the date of the merger agreement;

•	changes in prevailing interest rates and other factors which generally influence the price of securities;

•	adverse changes in the capital markets from the date on which the opinion was delivered;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of 180 Connect or DirecTV or in their respective target markets;

•	any actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on the terms and conditions that are acceptable to all parties in interest.
     The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with 180 Connect’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.
     Selected Public Company Analysis. William Blair reviewed and compared certain financial information relating to 180 Connect to corresponding financial information, ratios and public market multiples for publicly traded companies with operations in the specialty outsourced services sector and with similar business characteristics. The companies selected by William Blair were:
•	Black Box Corporation;

•	Comfort Systems USA, Inc.;

•	Dycom Industries, Inc.;

•	FirstService Corporation;

•	MasTec, Inc.;

•	Matrix Service Company;

•	Quanta Services, Inc.; and

•	Rollins, Inc.
     Among the information William Blair considered were revenue, earnings before interest, taxation, depreciation and amortization (which we refer to as EBITDA), and earnings before interest and taxation (which we refer to as EBIT). William Blair considered the enterprise value as a multiple of revenue, EBITDA and EBIT for each company for the last twelve months for which results were publicly available and for the respective calendar year EBITDA and EBIT estimates for 2008. The operating results and the corresponding derived multiples for 180 Connect and each of the selected companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of April 15, 2008 and consensus Wall Street analysts’ estimates for calendar year 2008 where appropriate. William Blair noted that it did not have access to internal forecasts for any of the selected public companies, except 180 Connect. The implied enterprise value of the transaction is based on the equity value implied by the purchase price plus the total debt, less any excess cash and cash equivalents at December 31, 2007 based on 180 Connect’s 2007 Annual Report on Form 10-K.
     William Blair then compared the implied transaction multiples for 180 Connect to the range of trading multiples for the selected companies. Information regarding the range of multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table:

Implied
	Selected Public Company				Transaction
	Valuation Multiples				Multiple
	Min	Median	Mean	Max
Enterprise Value/LTM Revenue	0.36x	0.70x	0.88x	1.84x	0.28x
Enterprise Value/2008E Revenue	0.32x	0.64x	0.76x	1.59x	0.31x

Enterprise Value/LTM EBITDA	4.9 x	8.3 x	10.2 x	16.5 x	5.4 x
Enterprise Value/2008E EBITDA	5.1 x	7.0 x	7.4 x	11.1 x	8.2 x

Enterprise Value/LTM EBIT	8.0 x	11.3 x	13.7 x	23.3 x	27.5 x
Enterprise Value/2008E EBIT	5.8 x	9.4 x	10.1 x	15.1 x	NMF
     William Blair noted that the implied transaction multiples based on the terms of the merger were below the range of LTM and 2008E revenue, within the range of LTM and 2008E EBITDA, and above the range of LTM EBIT multiples of the selected public companies.
     Although William Blair compared the trading multiples of the selected companies as of April 15, 2008 and applied such multiples to 180 Connect, none of the selected companies is identical to 180 Connect. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.
     Selected M&A Transactions Analysis. William Blair performed an analysis of selected recent business combinations consisting of transactions announced subsequent to January 1, 1999 and focused primarily on the specialty outsourced service sector and transactions having similar business characteristics. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The transactions examined were (target/acquiror):
•	InfraSource Services, Inc./Quanta Services, Inc.;

•	The ServiceMaster Company/Clayton, Dubilier & Rice, Inc.;

•	Cable Express Holding Co./Dycom Industries, Inc.;

•	J.C. Ehrlich Co., Inc./Rentokil Initial plc;

•	Digital Satellite Services, Inc./MasTec, Inc.;

•	Prince Telecom Holdings, Inc./Dycom Industries, Inc.;

•	Middleton Pest Control, Inc./Sunair Electronics, Inc.;

•	Norstan, Inc./Black Box Corporation;

•	Residential Services Group, Inc./Direct Energy Marketing Limited;

•	Western Pest Services/Rollins, Inc.;

•	Geek Squad, Inc./Best Buy Co., Inc.;

•	Arguss Communications, Inc./Dycom Industries, Inc.;

•	Building One Services Corporation/Group Maintenance America Corp.;

•	Service Experts, Inc./Lennox International Inc.; and

•	American Residential Services, Inc./The ServiceMaster Company.
     William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of revenue, EBITDA and EBIT of the target for the latest twelve months prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of revenue, EBITDA, and EBIT for the selected transactions to the implied transaction multiples for 180 Connect. Information regarding the range of multiples from William Blair’s analysis of selected transactions is set forth in the following table:

Implied
	Selected M&A Transaction				Transaction
	Valuation Multiples				Multiple
	Min	Median	Mean	Max
Enterprise Value/LTM Revenue	0.44x	0.64x	0.87x	1.64x	0.28x
Enterprise Value/2008E Revenue					0.31x

Enterprise Value/LTM EBITDA	5.6 x	8.6 x	10.6 x	20.3 x	5.4 x
Enterprise Value/2008E EBITDA					8.2 x

Enterprise Value/LTM EBIT	6.1 x	15.5 x	16.0 x	26.4 x	27.5 x
Enterprise Value/2008E EBIT					NMF
     William Blair noted that the implied transaction multiples based on the terms of the merger were below the range of multiples of LTM revenue and LTM EBITDA, and above the range of multiples of LTM EBIT of the selected transactions.
     Although William Blair analyzed the multiples implied by the selected transactions and applied such multiples to 180 Connect, none of these transactions or associated companies is identical to the merger of 180 Connect and DTV HSP Merger Sub. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of DirecTV versus the values of the companies in the selected transactions.
     Premiums Paid Analysis. William Blair reviewed data from 52 acquisitions of domestic publicly traded companies listed on the OTC Bulletin Board and 114 domestic publicly traded companies listed on the NYSE, NASDAQ and AMEX occurring since January 1, 2002 and with equity values between $25 million and $75 million which were financed with one hundred percent (100%) cash consideration. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one (1) day, one (1) week, four (4) weeks, sixty (60) days, and ninety (90) days prior to the announcement of the transaction. William Blair compared the median of the resulting stock price premiums for the reviewed transactions to the premiums implied by the merger based on 180 Connect’s stock price one (1) day, one (1) week, four (4) weeks, sixty (60) days, and ninety (90) days prior to April 16, 2008. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

OTC Bulletin Board Listed Target Companies
		Implied Transaction
Premium Period	Median of Transaction Premiums	Premium
One Day	31.1%	100.0%
One Week	33.5%	74.8%
One Month	29.8%	56.5%
Sixty Days	37.8%	52.5%
Ninety Days	37.0%	91.5%

NYSE/NASDAQ/AMEX Listed Target Companies
		Implied Transaction
Premium Period	Median of Transaction Premiums	Premium
One Day	26.6%	100.0%
One Week	31.1%	74.8%
One Month	38.6%	56.5%
Sixty Days	33.3%	52.5%
Ninety Days	33.2%	91.5%
     William Blair noted that the premiums implied by the transaction were above the median of the premiums paid for the referenced transaction groups for each of the one day, one week, four weeks, sixty day, and ninety day time periods.
     Discounted Cash Flow Analysis. William Blair utilized the Forecasts to perform a discounted cash flow analysis of 180 Connect’s projected future cash flows for the period commencing on January 1, 2008 and ending December 31, 2012. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for 180 Connect. In this analysis, William Blair assumed a transaction value at an exit multiple of 5.5x to 8.5x EBITDA in 2012. William Blair further assumed an annual discount rate ranging from eighteen percent (18.00%) to twenty two percent (22.00%). William Blair determined the appropriate discount range based upon an analysis of the weighted average cost of capital of 180 Connect and comparable public companies. William Blair aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. An equity value was determined by adding back the amount of net cash at December 31, 2007 based on 180 Connect’s 2007 Annual Report on Form 10-K. The implied range of equity values for 180 Connect implied by the discounted cash flow analysis ranged from approximately $33.0 million to $73.7 million, as compared to the implied equity value for 180 Connect of approximately $48.6 million.
     Based on the Forecasts and assumptions set forth above, the discounted cash flow analysis of 180 Connect, yielded an implied range of equity value per share for 180 Connect from approximately $1.22 to $2.73, as compared to the merger consideration per share of $1.80.
     In addition, William Blair performed a discounted cash flow analysis to calculate the present values of the projected free cash flows for 180 Connect using a discount rate that approximates inherent business risks associated with 180 Connect. Such risk factors include (1) significant customer concentration, (2) likelihood in the future of entering competition with its largest customer, (3) inability to re-finance balance sheet without incurring significant stockholder dilution, and (4) financial risk of high levels of indebtedness. William Blair assumed a transaction value of 5.5x to 8.5x EBITDA in 2012. William Blair further assumed a risk adjusted annual discount rate ranging from twenty three percent (23.00%) to thirty one percent (31.00%), adjusted for risks previously mentioned. William Blair aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. An equity value was determined by adding back the amount of net cash at December 31, 2007 based on 180 Connect’s 2007 Annual Report on Form 10-K. The implied range of equity values for 180 Connect implied by the discounted cash flow analysis ranged from approximately $12.4 million to $53.4 million, as compared to the implied equity value for 180 Connect of approximately $48.6 million.

     Based on the projections and assumptions set forth above, the discounted cash flow analysis applying discount rates that approximate inherent business risks of 180 Connect yielded an implied range of equity value per share for 180 Connect from approximately $0.46 to $1.98, as compared to the merger consideration per share of $1.80.
     Leveraged Acquisition Analysis. William Blair utilized the Forecasts to perform an analysis concerning the price that could be paid by a typical leveraged buyout purchaser to acquire 180 Connect. In this analysis, William Blair assumed (1) a capital structure and financing rate scenario consistent with the proposed debt capital structure that 180 Connect might have in a leveraged acquisition; (2) a holding period commencing December 31, 2007 and ending December 31, 2012; (3) a targeted internal rate of return to equity investors of approximately 25% to 35%; (4) a range of exit multiples of 180 Connect’s projected 2012 EBITDA of 5.5x to 8.5x; and (5) accumulation of cash at an interest rate of 3.0%. This analysis indicated that the consideration a leveraged buyout purchaser, with the aforementioned targeted internal rate of return expectations, might be willing to pay per share of 180 Connect common stock ranged from $0.84 to $1.98, as compared to the consideration per share to be received in the merger of $1.80 per share.
     General. This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid by 180 Connect. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole and in consideration of the process undertaken by 180 Connect. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to 180 Connect or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.
     William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair is familiar with 180 Connect, having advised 180 Connect Inc. in its strategic alternatives review during 2006 and having provided certain investment banking services to 180 Connect and its board of directors from time to time, including having acted as financial advisor for 180 Connect Inc. in its merger with Ad.Venture Partners, Inc. in August 2007 (for which William Blair received remuneration of approximately $3.25 million). Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade common shares and other securities of 180 Connect or DirecTV Group for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.
     180 Connect hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated September 25, 2007 and as amended on February 14, 2008, William Blair was paid $50,000 for the retention of its services and an additional $250,000 upon the delivery of its opinion, dated April 17, 2008, as to the fairness, from a financial point of view, of the merger consideration to be paid by DirecTV to 180 Connect stockholders. Furthermore, under the terms of the letter agreement, William Blair will be entitled to receive an additional fee of $550,000 upon consummation of the merger. In addition, 180 Connect has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement.

     As described above, William Blair’s opinion to the Special Committee of 180 Connect’s board of directors was one of many factors taken into consideration by 180 Connect’s board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by William Blair in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of William Blair attached as Annex C to this document. William Blair’s opinion was reviewed and approved by its fairness opinion committee.
Appraisal Rights
     If the merger is consummated, holders of our common stock on the date of consummation who demand the appraisal of such holders’ shares and who do not vote in favor of the merger are entitled to certain appraisal rights under Section 262 of the DGCL in connection with the merger. Such holders who perfect their appraisal rights and follow the procedures in the manner prescribed by the DGCL will be entitled to have their shares converted into the right to receive from us such consideration as may be determined by the Delaware Court of Chancery, which we refer to as the Court, to be due pursuant to the DGCL. Any stockholder who wishes to demand appraisal rights, or who wishes to preserve his or her right to do so, should review this section carefully, since failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of such rights. All references in this summary to appraisal rights of a “stockholder” are to the record holder or holders of shares of our common stock.
     REFERENCE IS MADE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX D, FOR A COMPLETE STATEMENT OF THE APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS. THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT SECTION.
     FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. 180 CONNECT STOCKHOLDERS WHO VOTE TO ADOPT THE MERGER AGREEMENT WILL NOT HAVE A RIGHT TO HAVE THEIR SHARES OF OUR COMMON STOCK APPRAISED OR OTHERWISE BE ENTITLED TO APPRAISAL RIGHTS. STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS MUST ALSO SUBMIT TO US A WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF THE SHARES OF COMPANY COMMON STOCK HELD BY THEM PRIOR TO THE VOTE OF THE STOCKHOLDERS ON THE MERGER.
     Each stockholder electing to demand the appraisal of his, her or its shares must deliver to us, prior to the taking of a vote on the merger, a written demand for appraisal of his, her or its shares of our common stock. Such written demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the stockholder of record and that such stockholder intends to demand the appraisal of his, her or its shares of our common stock.
     Such written demand should be delivered to c/o 180 Connect, 6501 East Belleview Avenue, Englewood, Colorado 80111, Attention: General Counsel. A person having a beneficial interest in shares of the Company’s common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized herein and set forth in their entirety in Section 262 of the DGCL to perfect appraisal rights. If the shares of Company common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. If a stockholder holds shares of Company common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Company common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record holder.
     Within 10 days after the effective date of the merger, the surviving corporation will notify each stockholder who is entitled to appraisal rights, has properly demanded appraisal in accordance with Section 262 of the DGCL and has not voted in favor of the merger of the date that the merger became effective.
     At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us will have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement by delivering to the surviving corporation a written withdrawal of such prior written demand and acceptance of the merger consideration. After this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent.
     Within 120 days after the effective time of the merger, we, as the surviving corporation, or any electing stockholder who has satisfied the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition with the Court, with a copy served on us in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all electing stockholders. We have no present intention to file such a petition if demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. If no petition for appraisal is filed with the Court within 120 days after the effective time of the merger, electing stockholders’ rights to appraisal shall cease, and all holders of shares of Company common stock will be entitled to receive the consideration offered pursuant to the merger agreement.
     Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to the surviving corporation a written request for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.
     The beneficial owner of shares of stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition with the Court or request from us, as the surviving corporation, a statement listing the number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     At the hearing on a petition, the Court will determine the stockholders who have complied with Section 262 and are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery. Failure to comply may result in a dismissal of the proceedings as to such stockholder. After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules specifically governing appraisal proceedings. Through such proceeding the Court will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with an interest, if any, to be paid on the amount determined to be the fair value. The Court will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto.
     180 Connect stockholders considering seeking appraisal rights under Delaware law should note that they could receive a value for their shares that is more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal. The costs of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each electing stockholder is responsible for his, her or its attorney’s and expert witness expenses, although upon application of an electing stockholder, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares that are under these proceedings. 180 CONNECT STOCKHOLDERS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.
     At the effective time of the merger, the shares of our common stock held by an electing stockholder will be canceled, and such stockholder will be entitled to no further rights except the right to receive payment of the fair value of such holder’s shares. However, if such electing stockholder fails to perfect or withdraws or loses his or her appraisal rights with respect to his or her shares of our common stock, such holder will receive the applicable merger consideration in exchange for his or her common stock under the terms of the merger agreement.
     To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall control.
     Holders of exchangeable shares will not be able to exercise appraisal rights in accordance with the DGCL unless such holders exchanged their exchangeable shares for shares of common stock before the vote is taken on the merger agreement and have complied with the applicable provisions of the DGCL described herein.
Accounting Treatment
     The merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Form of the Merger
     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, DTV HSP Merger Sub, Inc., a wholly owned subsidiary of DirecTV and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of DirecTV.
Merger Consideration
     At the effective time of the merger, each outstanding share of our common stock (other than treasury shares, shares held by DirecTV or DTV HSP Merger Sub, Inc., shares held by any direct or indirect wholly owned subsidiary belonging to us or DirecTV and those shares held by stockholders who perfected their appraisal rights as described in “—Appraisal Rights”), will be canceled and automatically converted into the right to receive $1.80 in cash, without interest. Treasury shares, shares of our common stock held by DirecTV or DTV HSP Merger Sub, Inc. and shares held by our or DirecTV’s wholly owned subsidiaries will be canceled immediately prior to the effective time of the merger.

     As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $1.80 per share in cash, without interest. The price of $1.80 per share was determined through arm’s-length negotiations between DirecTV and us.
     DirecTV shall be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement such amounts as DirecTV is required to deduct and withhold under applicable tax laws. See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”
Conversion of Shares; Procedures for Exchange of Certificates
     The conversion of our common stock into the right to receive $1.80 per share in cash, without interest, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, DirecTV will cause a letter of transmittal to be mailed to each former 180 Connect stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.
     Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the exchange agent, the holder of the certificate will be entitled to receive from the exchange agent, on behalf of DirecTV, as promptly as practicable in accordance with the exchange agent’s customary procedures, $1.80 in cash for each share represented by the stock certificate, and the corresponding stock certificate will be cancelled. Any holder who surrenders such certificate and duly completes and executes the letter of transmittal will also have waived all appraisal rights under the applicable provisions of the DGCL.
     In the event of a transfer of ownership of shares of our common stock that is not registered in our stock transfer records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:
•	the certificate formerly representing the shares is presented to the exchange agent accompanied by all documents required to evidence the transfer, and

•	documents are presented to the exchange agent evidencing, to the reasonable satisfaction of DirecTV, that any applicable stock transfer taxes have been paid or are not applicable.
     If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, the exchange agent may require a properly executed stock power with the signature on the stock power and on the letter of transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, all as shall be more particularly described in the letter of transmittal.
     In the event of a lost, stolen or destroyed certificate representing shares of common stock, the merger consideration for shares of our common stock may be paid to a person upon their making of an affidavit of such fact. The exchange agent may further require the owner of the lost, stolen or destroyed certificate to provide a reasonable form of bond as indemnity and may further require such owner to execute an indemnity agreement.
     No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.
     If any cash deposited with the exchange agent is not claimed within six (6) months after the effective time of the merger, DirecTV may require such cash be returned to DirecTV. Thereafter, holders must look to DirecTV for payment as general creditors.

Effect on Awards Outstanding under 180 Connect’s Stock Plans and Agreements
     Subject to the consummation of the merger, as of the effective time of the merger, all outstanding options and stock appreciation rights, whether or not exercisable and vested at the effective time of the merger, will be canceled and converted into the right to receive cash in an amount equal to the product of (a) the total number of shares of common stock subject to such options or stock appreciation rights immediately prior to their cancellation and (b) the excess, if any, of $1.80 over the exercise price or base price per share of common stock subject to the stock option or stock appreciation right, as applicable (assuming full vesting), less any applicable withholding taxes. Options and stock appreciation rights that have an exercise price or base price equal to or in excess of $1.80 per share will receive no merger consideration and will be cancelled upon the effective time of the merger.
     Subject to the consummation of the merger, as of the effective time of the merger, each restricted stock unit award that is outstanding at the effective time of the merger will be canceled and converted into the right to receive $1.80 in cash for each share of common stock subject to such restricted stock unit award at the effective time of the merger (assuming full vesting), less any applicable withholding taxes.
Effect on Warrants
     Under the terms of the merger agreement, each outstanding warrant to purchase shares of common stock, whether or not exercisable and vested at the effective time of the merger, will be cancelled and exchanged for the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (a) the total number of shares of Company common stock subject to such warrant immediately prior to its cancellation and (b) the excess, if any, of $1.80 over the exercise price per share of Company common stock subject to such warrant. Warrants that have an exercise price equal to or in excess of $1.80 per share will receive no merger consideration.
Effect on Exchangeable Shares
     In connection with the merger, the board of directors of 180 Connect Exchangeco Inc. has determined that it will best facilitate the transactions contemplated by the merger agreement to accelerate, in accordance with the terms of the articles of 180 Connect Exchangeco Inc., the redemption of the exchangeable shares to occur immediately prior to the completion of the merger. This acceleration is conditioned upon consummation of the merger. In the event that the merger is not consummated for any reason, the redemption date of the exchangeable shares shall not be accelerated. In connection with the conditional acceleration of the redemption of the exchangeable shares, 1305699 Alberta ULC has exercised its over-riding call right to acquire all the exchangeable shares immediately prior to such redemption and consequently, shall acquire each outstanding exchangeable share in exchange for one share of Company common stock at the redemption time. If the merger is completed, 1305699 Alberta ULC will acquire 100% of the outstanding exchangeable shares that it does not hold at such time, and each holder of exchangeable shares immediately prior to the consummation of the merger shall receive one share of Company common stock for each exchangeable share held. Such shares of Company common stock shall be entitled to receive the merger consideration upon consummation of the merger as described elsewhere in this proxy statement.
Effective Time of the Merger
     If the merger is completed, it will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by DirecTV and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing of the merger, which (if it occurs) will take place on the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or at such other time as agreed to by DirecTV, DTV HSP Merger Sub and us.
Delisting and Deregistration of 180 Connect’s Common Stock
     If the merger is completed, our common stock will no longer be traded on the OTC Bulletin Board and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger
     The following summary of material U.S. federal income tax consequences of the merger does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or (except where specifically noted) any tax treaties. It is not intended to be, nor should it be construed as being, legal or tax advice, and stockholders should consult their own tax advisors concerning the tax consequences of the proposed transaction in light of their individual circumstances. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the U.S. federal income tax consequences of the merger.
     This summary assumes that stockholders hold their shares as capital assets. This summary does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or the tax consequences to holders subject to special tax rules, including, without limitation: banks, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, broker-dealers, traders, persons, if any, holding 180 Connect common stock as “qualified small business stock,” persons holding 180 Connect common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, partnerships and other pass-through entities that are holders of shares of 180 Connect common stock and members of such partnerships or other pass-through entities, persons whose functional currency is not the U.S. dollar, U.S. persons that are holders of exchangeable shares, and persons subject to the alternative minimum tax. This discussion may not be applicable to stockholders who acquired shares of 180 Connect common stock pursuant to the exercise of options or warrants or otherwise as compensation. Further, this discussion does not address the U.S. federal income tax consequences of exchanges of 180 Connect options, warrants, or restricted stock units in connection with the merger. We urge all stockholders to consult their own tax advisors as to the specific tax consequences of the merger to them.
     As used in this proxy statement, a “U.S. holder” means a beneficial owner of shares of 180 Connect common stock that is a U.S. person. A “U.S. person” is a person that is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state within the United States or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.
     If a partnership or other pass-through entity holds stock, the tax treatment of a member generally will depend upon the status of the member and the activities of the partnership or other entity. Partnerships and other pass-through entities that hold our common stock, and their members, are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger to them.
     A “non-U.S. holder” is a beneficial owner of shares of 180 Connect common stock or exchangeable shares who is not a U.S. person.

     Consequences of the Merger to U.S. Holders. The receipt by a U.S. holder of cash in exchange for shares of 180 Connect common stock in the merger, or as a result of the exercise of appraisal rights, will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of 180 Connect common stock exchanged. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held its shares for more than one year as of the time of the exchange. In the case of U.S. holders who are individuals, trusts or estates, any such long-term capital gain may be taxed at preferential rates. Certain limitations apply to the deductibility of capital losses by U.S. holders.
     Consequences of the Merger to Non-U.S. Holders. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain (if any) realized upon the receipt of cash in exchange for shares of 180 Connect common stock in the merger (or, in the case of a non-U.S. holder of exchangeable shares, upon the exchange of its exchangeable shares for shares of 180 Connect common stock followed immediately by the exchange of such shares of 180 Connect common stock for cash in the merger), or as a result of the exercise of appraisal rights. However, a non-U.S. holder may be subject to U.S. federal income tax on such gain if:
•	the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if a treaty applies, such gain is attributable to a U.S. permanent establishment), in which case the gain will be taxed on a net basis in the manner applicable to U.S. holders. In addition, a corporate non-U.S. holder may be subject to a branch profits tax on such income at a 30 percent rate (or such lower rate as may be specified under an applicable tax treaty);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	180 Connect is a U.S. real property holding corporation (“USRPHC”).
     180 Connect does not believe that it at any time has constituted a USRPHC and, as a condition to closing, we will be certifying to DirecTV that we are not and have not been a USRPHC.
     Information Reporting Requirement and Backup Withholding. Cash payments made pursuant to the merger will be reported to 180 Connect stockholders and the Internal Revenue Service to the extent legally required and it is possible that the Internal Revenue Service may make its reports available to tax authorities in the country of residence of a non-U.S. holder.
     Certain non-corporate holders of shares of 180 Connect common stock may be subject to backup withholding, currently at a 28% rate, on cash received pursuant to the exchange. Backup withholding generally will not apply, however, to a holder of shares of 180 Connect common stock who: (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the Internal Revenue Service Form W-9, which will be included in the letter of transmittal that will be sent to U.S. holders if the merger is completed; (ii) provides a certification of foreign status on Internal Revenue Service Form W-8BEN, which will be included in the letter of transmittal that will be sent to non-U.S. holders if the merger is completed; or (iii) is otherwise exempt from backup withholding.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be eligible for a refund or allowed as a credit against a holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the Internal Revenue Service.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

Material Canadian Federal Income Tax Consequences
     General. The following is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada), which we refer to as the Canadian Tax Act), of the exchange of exchangeable shares for 180 Connect common stock and the exchange of 180 Connect common stock upon the merger generally applicable to a holder of exchangeable shares or a holder of 180 Connect common stock (in each case a “securityholder”) who, for the purposes of the Canadian Tax Act and at all relevant times (i) is or is deemed to be resident in Canada, (ii) deals at arm’s length with, and is not affiliated with, any of 180 Connect, 1305699 Alberta ULC, DTV HSP Merger Sub and the surviving corporation, and (iii) holds their 180 Connect common stock and/or exchangeable shares as capital property. 180 Connect common stock and exchangeable shares will generally be considered to be capital property of a securityholder unless such holder holds such shares in the course of carrying on a business of buying and selling securities or such securityholder has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade.
     This summary is not applicable to: (i) a securityholder that is a “financial institution” (as defined in the Canadian Tax Act for purposes of the mark-to-market rules) or a “specified financial institution” within the meaning of the Canadian Tax Act; (ii) a securityholder an interest in which is a “tax shelter investment” for purposes of the Canadian Tax Act; (iii) a securityholder with respect to whom 180 Connect is a foreign affiliate for the purposes of the Canadian Tax Act; or (iv) a securityholder to whom the “functional currency” reporting rules in subsection 261(4) of the Canadian Tax Act applies. Such securityholders should consult their own tax advisors having regard to their particular circumstances. No inquiry has been made concerning whether 180 Connect is a foreign investment entity, or FIE, within the meaning of the Canadian Tax Act. For purposes of this summary, it has been assumed that 180 Connect is not an FIE. This summary also assumes that the exchangeable shares will be acquired by 1305699 Alberta ULC pursuant to its over-riding call right and will not be redeemed or otherwise acquired by 180 Connect Exchangeco Inc.
     This summary is based on the current provisions of the Canadian Tax Act, counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency and all specific proposals to amend the Canadian Tax Act publicly announced by the Department of Finance (Canada) prior to the date hereof. This summary assumes that such proposed amendments will be enacted as proposed, however no assurances can be provided in that regard. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular securityholder. Accordingly, securityholders should consult their own tax advisors for advice with respect to their own particular circumstances.
     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the exchange rate quoted by the Bank of Canada at noon on the day on which that amount first arose.
     Exchange of Exchangeable Shares for 180 Connect Common Stock. The transfer of an exchangeable share to 1305699 Alberta ULC for 180 Connect common stock will be a disposition of the exchangeable share for the purposes of the Canadian Tax Act. The proceeds of disposition to such securityholder for such exchangeable share will be equal to the fair market value of the 180 Connect common stock received upon the exchange. The securityholder will realize a capital gain (or a capital loss) to the extent that the fair market value of the 180 Connect common stock, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such exchangeable share. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Taxation of Capital Gains and Capital Losses”.
     The cost of the 180 Connect common stock received by a securityholder of exchangeable shares in such circumstances will be equal to the fair market value of such 180 Connect common stock at the time of the exchange. This cost will be averaged with the adjusted cost base of all other 180 Connect common stock held by the securityholder as capital property for the purpose of determining the adjusted cost base of each share of 180 Connect common stock held by such securityholder for the purposes of the Canadian Tax Act.
     Consequences of the Merger. The receipt of the cash merger consideration in exchange for 180 Connect common stock upon the merger will result in a securityholder recognizing a capital gain (or a capital loss) in respect of the disposition of their 180 Connect common stock to the extent that the cash merger consideration, net of any reasonable costs of disposition, exceeds (or is less than) the total adjusted cost base of the 180 Connect common stock. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Taxation of Capital Gains and Capital Losses”.

     Taxation of Capital Gains and Capital Losses. Generally, one-half of any capital gain (a “taxable capital gain”) realized by a securityholder in a taxation year must be included in the securityholder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a securityholder in a taxation year must be deducted from taxable capital gains realized by the securityholder in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year may, generally, be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.
     The amount of any capital loss realized by a securityholder that is a corporation on the disposition of exchangeable shares may be reduced by the amount of dividends received or deemed to be received by the securityholder on such shares (or on shares for which the shares have been substituted) to the extent and under the circumstances described by the Canadian Tax Act. Similar rules may apply to a partnership or trust that owns exchangeable shares where a corporation, partnership or trust is a member or beneficiary. Holders to whom these rules may be relevant should consult their own tax advisors.
     A securityholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Canadian Tax Act), including taxable capital gains.
     Dissenting Securityholders. A dissenting securityholder who dissents to the merger and, as a consequence, receives a cash payment (other than interest, if any) from the surviving corporation in respect of the fair value of such securityholder’s 180 Connect common stock will be considered to have disposed of such 180 Connect common stock for proceeds of disposition equal to the amount of such payment (exclusive of interest) and will realize a capital gain (or a capital loss) equal to the amount by which such cash payment (exclusive of interest) exceeds (or is exceeded by) the adjusted cost base of such 180 Connect common stock to the dissenting securityholder, net of any reasonable costs of disposition. The tax treatment of capital gains and capital losses is discussed above.
     A dissenting securityholder who receives interest on a payment received in respect of the fair value of the securityholder’s 180 Connect common stock will be required to include the full amount of such interest in income. A dissenting securityholder will generally be entitled to claim a foreign tax credit for any United States withholding tax applicable to any interest payment. In addition, a dissenting securityholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act ) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Canadian Tax Act), including interest income.

THE MERGER AGREEMENT
     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and a copy of which is attached as Annex A to this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety, as well as this proxy statement, before making any decisions regarding the merger.
     The merger agreement has been included with this proxy statement to provide you additional information regarding its terms. The merger agreement sets forth the contractual rights of DirecTV and us but is not intended to be a source of factual, business or operational information about DirecTV and us. That kind of information can be found elsewhere in this proxy statement and in the other filings we make with the SEC, which are available as described in “Where You Can Find More Information.”
     As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between DirecTV and us, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information we filed with the SEC prior to the date of the merger agreement, as well as by disclosure schedules we delivered to DirecTV prior to signing the merger agreement. The disclosure schedules have not been made public because, among other reasons, they include confidential or proprietary information. We believe, however, that all information material to a stockholder’s decision to approve the merger is included or incorporated by reference in this proxy statement.
     Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on our business because we may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by DirecTV, which may be given without prior notice to the public.
The Merger
     The merger agreement provides for the merger of DTV HSP Merger Sub, Inc. with and into 180 Connect upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, 180 Connect will continue to exist following the merger. Upon consummation of the merger, the directors and officers of DTV HSP Merger Sub, Inc. will be the initial directors and officers of the surviving corporation. All directors and officers will hold their positions until their successors are elected or appointed and qualified or until the earlier of their resignation or removal.
Effective Time
     If the merger is completed, it will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by DirecTV and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing of the merger, which (if it occurs) will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or at such other time as agreed to by DirecTV and us.

Merger Consideration
     Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1.80 in cash, without interest and less applicable withholding taxes, except for:
•	shares held by holders who have not voted in favor of the merger and who have properly exercised their rights to dissent from the merger under Delaware law; and

•	shares held in treasury or owned by DirecTV or us or any of our respective subsidiaries.
     After the merger is effective, each holder of a certificate representing any shares of common stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.
Treatment of Options and Other Awards
     Stock Options and Stock Appreciation Rights. As of the effective time of the merger, each outstanding stock option and stock appreciation right, whether or not exercisable and vested at the effective time of the merger, will be canceled and exchanged for the right to receive an amount in cash equal to the product of (x) the total number of shares of Company common stock subject to such stock option or stock appreciation right immediately prior to the effective time (assuming full vesting) and (y) the excess, if any, of (i) $1.80 over (ii) the exercise price or base price per share of common stock subject to such stock option or stock appreciation right, as applicable, less any applicable withholding taxes. Any stock option or stock appreciation right that has an exercise price or base price per share of common stock, that is equal to or greater than $1.80 per share will not receive any payment.
     Restricted Stock Units. As of the effective time of the merger, each restricted stock unit award, whether or not vested at the effective time of the merger, shall be cancelled and exchanged for the right to receive an amount in cash equal to the product of (x) the total number of shares of Company common stock subject to such restricted stock unit immediately prior to the effective time (assuming full vesting) and (y) $1.80, less any applicable withholding taxes.
     Warrants. Under the terms of the merger agreement, each outstanding warrant to purchase shares of common stock, whether or not exercisable and vested at the effective time of the merger, will be cancelled and exchanged for the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (a) the total number of shares of Company common stock subject to such warrant immediately prior to its cancellation and (b) the excess, if any, of $1.80 over the exercise price per share of Company common stock subject to such warrant.
     As of the effective time, the Company’s option plans will be terminated and no further awards or grants shall be made thereunder.
Payment for the Shares of Common Stock
     [                    ] or another bank or trust company designated by DirecTV and reasonably acceptable to 180 Connect shall act as the exchange agent and shall make payment of the merger consideration as described above. At the effective time of the merger, DirecTV will deposit in trust with the exchange agent cash sufficient to pay the merger consideration to the stockholders.
     As soon as reasonably practicable after the effective time of the merger, DirecTV will cause a letter of transmittal to be mailed to each former 180 Connect stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.
     Upon surrender of a stock certificate representing shares of our common stock, together with a completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the exchange agent, the holder of the certificate will be entitled to receive from the exchange agent, on behalf of DirecTV, as promptly as practicable in accordance with the exchange agent’s customary procedures, $1.80 in cash (less applicable withholding taxes) for each share represented by the stock certificate, and the corresponding stock certificate will be cancelled.

     In the event of a lost, stolen or destroyed certificate representing shares of common stock, the merger consideration for shares of our common stock may be paid to a person upon their delivery of an affidavit of such fact to the exchange agent and an indemnity in form reasonably satisfactory to DirecTV against any claims that may be made against the exchange agent or DirecTV or otherwise respect to the certificate. DirecTV may further require the owner of the lost, stolen or destroyed certificate to post a bond, in such reasonable amount as DirecTV may direct, as an indemnity.
     No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock (which will not include the shares of dissenting stockholders) will be issued in full satisfaction of all rights relating to the shares of our common stock.
     If any cash deposited with the exchange agent is not claimed within six months after the effective time of the merger, DirecTV may require such cash be returned to DirecTV. Thereafter, holders must look to DirecTV for payment as general creditors.
Representations and Warranties
     In the merger agreement, we made customary representations and warranties to DirecTV relating to, among other things:
•	organization and similar matters with respect to us and our subsidiaries;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	our capital structure and our subsidiaries’ capital structure;

•	our indebtedness;

•	compliance with charter documents or equivalent organizational documents and all legal requirements regarding this transaction by us and our subsidiaries;

•	our SEC filings, certifications, internal financial reporting and disclosure controls and procedures, and accounting practices;

•	our financial statements and the absence of undisclosed material liabilities;

•	the absence of certain changes or events;

•	our possession of governmental licenses and permits;

•	litigation and compliance with laws;

•	employment matters;

•	tax matters;

•	our owned and leased real property;

•	environmental matters;

•	our insurance coverage;

•	our intellectual property;

•	our employee benefit plans;

•	our material contracts;

•	our affiliate transactions;

•	the recommendation of our board of directors;

•	our satisfaction of anti-takeover laws, if applicable, and otherwise that such laws are not applicable to the merger;

•	the vote required to approve the merger agreement;

•	our title to personal properties and the good operating condition of the assets used in our business;

•	no illegal payments, bribes or kickbacks made by us or our subsidiaries;

•	the accuracy of information in this proxy statement (other than information supplied by DirecTV);

•	our receipt of a fairness opinion from William Blair & Co. that the merger consideration is fair from a financial point of view to our stockholders; and

•	our brokers or financial advisors.
     In the merger agreement, DirecTV and DTV HSP Merger Sub, Inc. made customary representations and warranties to us relating to, among other things:
•	corporate organization and similar matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	capitalization of DTV HSP Merger Sub;

•	compliance with charter documents or equivalent organizational documents and all legal requirements regarding this transaction by DirecTV and DTV HSP Merger Sub;

•	the absence of litigation preventing, modifying, delaying or challenging the transactions contemplated by the merger agreement;

•	the absence of any broker’s, finder’s, or financial advisor’s fees due in connection with the transaction;

•	the sufficiency of DirecTV’s resources to pay the merger consideration; and

•	the accuracy of information supplied by DirecTV or DTV HSP Merger Sub for inclusion in this proxy statement.

Material Adverse Effect
     Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question would reasonably be expected to have a “material adverse effect.” The merger agreement provides that a “material adverse effect” means any changes, effects or circumstances, taken as a whole, that:
     (i) are, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and our subsidiaries, taken as a whole;
     (ii) materially impair, or would reasonably be expected to materially impair, DirecTV’s right to direct the operation of the businesses of the Company and our subsidiaries; or
     (iii) materially impair, or would reasonably be expected to materially impair, the validity or enforceability of the merger agreement against the Company or materially adversely affect or delay the Company’s ability to consummate the merger and other transactions contemplated hereby or perform its obligations under the merger agreement;
provided, however, that the term “material adverse effect” shall not include any change, effect or circumstance arising from:
(A)	conditions generally affecting the cable and satellite installation, home security and home networking industries in which the Company and our subsidiaries operate so long as the Company and our subsidiaries, taken as a whole, are not disproportionately affected;

(B)	conditions generally affecting the general economy as a whole so long as the Company and our subsidiaries, taken as a whole, are not disproportionately affected;

(C)	any change in generally accepted accounting principles, or any change of a legal requirement;

(D)	the announcement of the execution of the merger agreement or the prospective consummation of the transactions contemplated by the merger agreement, provided the party claiming this exemption shall bear the burden of demonstrating the cause of such change, effect or circumstance;

(E)	any action taken or failed to be taken by DirecTV or any of its affiliates; or

(F)	any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereto.
Conduct of Business Pending the Merger
     Under the merger agreement, we have agreed that prior to the earlier of the termination of the merger agreement or the effective time of the merger, subject to certain exceptions, unless we obtain DirecTV’s prior written consent we will use commercially reasonable efforts and will cause each of our subsidiaries use commercially reasonable efforts to:
•	carry on our and their businesses in the ordinary course consistent with past practice;

•	preserve intact our and their assets, present business organizations, lines of business, rights and franchises and their relationships with customers, suppliers, employees, independent contractors and others with which we or they have business dealings; and

•	comply with all applicable legal requirements.

     In addition, we have agreed that, among other things and subject to certain exceptions, neither we nor any of our subsidiaries may, without DirecTV’s written consent:
•	amend, modify, terminate or enter into any material contract or other material transaction except, with respect to material contracts or other material transactions, other than those evidencing or relating to indebtedness, for non-substantive amendments or modifications in the ordinary course of business consistent with past practice;

•	waive, release or assign any material rights or claims under any material contract except in the ordinary course of business consistent with past practice;

•	abandon, sell, assign or grant any security interest in or to any material owned intellectual property, third party intellectual property or third party intellectual property agreement;

•	grant to any third party any license, sublicense or covenant not to sue with respect to any material owned intellectual property or third party intellectual property, other than to customers in the ordinary course of business consistent with past practice;

•	develop, create or invent any material intellectual property jointly with any third party, other than in the ordinary course of business consistent with past practice;

•	voluntarily disclose, or authorize any disclosure of, any confidential owned intellectual property, unless such owned intellectual property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

•	amend, modify or terminate any material third party intellectual property agreement, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage, encumber or otherwise dispose of or subject to a lien any assets of the Company or any of our subsidiaries, or any interests therein, except for the disposition of assets in the ordinary course of business consistent with past practice that do not, in the aggregate, exceed $250,000 (measured by the higher of the book value of all such assets sold or the proceeds from the sale thereof);

•	amend or propose to amend our or any of our subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents);

•	split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of our capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of our or our subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of our subsidiaries, except for (1) dividends paid by any subsidiary that is, directly or indirectly, wholly owned by the Company and (2) stock issuances made in connection with the exercise of any option, stock appreciation right or restricted stock unit award under the Company’s option plans or exercise of any outstanding Company warrants;

•	issue, deliver, sell, encumber or otherwise dispose of or subject to a lien, or authorize the issuance, delivery, sale, encumbrance or disposition of, or lien on any shares of our capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Company’s common stock upon the exercise of the Company’s stock options or the Company’s restricted stock units outstanding as of the date hereof in accordance with their present terms and the issuance of shares of the Company’s common stock upon the exercise of the Company warrants outstanding as of the date hereof in accordance with their present terms;

•	increase benefits under any benefit plan, except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	increase funding under any benefit plan, except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such benefit plan) or terminate any benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a benefit plan if it were in existence as of the date of the merger agreement, except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	grant or agree to grant any increase in the rates of salaries or compensation payable to any employee or independent contractor, except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	loan any money to any employee or independent contractor of the Company, except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	grant any awards under any benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any awards made thereunder) or take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan, except for acceleration of vesting of Company’s stock options or the Company’s restricted stock units as required under the Company’s option plans, and except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	take any action that could give rise to severance benefits payable to any employee or independent contractor of the Company or our subsidiaries, including as a result of consummation of any of the transactions contemplated by the merger agreement, except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	hire any new employee or consultant with an annual compensation level in excess of $100,000 or who is eligible to earn or is paid a bonus in excess of $25,000, except as required by applicable legal requirements or the terms of any benefit plan in effect as of the date of the merger agreement;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof having a value in excess of $250,000, or otherwise acquire or agree to acquire any assets having a value in excess of $250,000;

•	enter into any material partnership arrangements; joint development agreements or strategic alliances, other than in the ordinary course of business consistent with past practice;

•	repurchase or incur, or agree to repurchase or incur, any indebtedness in excess of $250,000;

•	pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 or $500,000 in the aggregate, other than pursuant to agreements contemplating such payment, discharge or satisfaction entered into prior to the date of the merger agreement;

•	settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of the merger agreement) in the individual amount of $250,000 or $500,000 in the aggregate, other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books;

•	commence any lawsuit, other than (1) for the routine collection of bills, or (2) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of our subsidiaries; provided that the Company shall consult with DirecTV prior to the filing of such a suit;

•	make or change any tax election, amend any tax return, apply for any rulings relating to taxes, enter into any closing agreement in respect of taxes, settle any tax liability, claim or assessment in excess of amounts reserved therefor in the latest Company SEC Reports, consent to an extension or waiver of the limitation period applicable to any claim or assessment in respect of any taxes, file any late tax return or file any tax return that is not the ordinary course of business;

•	except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting methods, practices, policies or principles for financial accounting or tax purposes;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries (other than the merger);

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•	make any material changes to the insurance on our and our subsidiaries assets without DirecTV’s prior written consent, which consent shall not be unreasonably delayed or withheld;

•	amend, modify, fail to perform its obligations under or terminate a material lease, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or other similar legal requirements (determined without regard to terminations of employment occurring on or after the effective time of the merger);

•	make any individual or series of related payments outside the ordinary course of business in excess of $100,000;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the respective rules and regulations promulgated thereunder;

•	change any of the material terms pursuant to which its products or services are generally sold or marketed, other than negotiation of individual contracts or purchase or service orders in the ordinary course of business consistent with past practice;

•	enter into new lines of business (other than in accordance with business plans of the Company or any of our subsidiaries that have been disclosed to DirecTV prior to the date of the merger agreement or discontinuations of products scheduled as of the date of the merger agreement) or cease to engage in any material line of business in which the Company or any of our subsidiaries is engaged as of the date of the merger agreement; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Restrictions on Solicitation of Other Offers
     The merger agreement provides that, until 12:01 a.m., New York City time, on May 19, 2008 (the “No-Shop Period Start Date”), we and our representatives are permitted to:
•	initiate, solicit, facilitate and encourage the making or submission of any acquisition proposal (including by way of providing access to non-public information pursuant to an acceptable confidentiality and standstill agreement), provided that we (i) provide DirecTV with notice of our intent to enter into a confidentiality and standstill agreement, (ii) promptly (within one business day) notify DirecTV of receipt of any acquisition proposal or request for information or access to our properties, books or records that could reasonably be expected to lead to an acquisition proposal, and (iii) promptly provide DirecTV with any material non-public information that we provide to any person that was not previously provided to DirecTV; and

•	enter into and maintain or continue discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding an acquisition proposal.
     From the No-Shop Period Start Date, until the earlier of the effective time of the merger or the date of termination of the merger agreement, we have agreed not to and will cause our representatives not to directly or indirectly:
•	solicit, initiate or encourage any acquisition proposal, or engage in any discussions, or negotiations regarding an acquisition proposal;

•	disclose any non-public information, or afford access to our or our subsidiaries’ properties, books or records to, any person regarding an acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an acquisition proposal.
     Notwithstanding these restrictions, at any time prior to the approval of the merger and merger agreement by our stockholders, we may negotiate or otherwise engage in discussions with, and furnish any non-public information or afford access to our or our subsidiaries’ properties, books or records to, any third party to the extent that the third party delivers to us an unsolicited written bona fide acquisition proposal:
•	that did not result from our or our representatives breach of the non-solicitation provisions of the merger agreement;

•	our board of directors determines in good faith (after consultation with its existing financial advisor) that such acquisition proposal constitutes, or could be reasonably expected to lead to, a superior proposal; and

•	our board of directors determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the fiduciary duties of the board of directors under applicable law.
     We will furnish any non-public information to such third party only after (i) providing written notice to DirecTV of our intent to furnish such information or enter into discussions with such third party, which notice shall include the identity of the third party making such acquisition proposal and a copy of such acquisition proposal, and (ii) entering into a confidentiality and standstill agreement with such third party that contains provisions no less restrictive with respect to such third party as those contained in the confidentiality agreement entered into with DirecTV. In addition, we will provide or make available to DirecTV any non-public information concerning us or our subsidiaries provided to such third party.

     A “superior proposal” means any bona fide, written acquisition proposal not solicited in breach of the non-solicitation provisions of the merger agreement from a third party that (i) is for more than fifty percent of our voting power or fifty percent of our consolidated assets, (ii) a majority of our entire board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account the person making the acquisition proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the acquisition proposal deemed relevant by our board of directors in good faith), would result in a transaction that is superior from a financial point of view to our stockholders than the merger, including, to the extent received, any proposed alterations of the terms of the merger agreement proposed by DirecTV in response to such superior proposal, and (iii) is not subject to any material contingency, including any contingency related to financing, unless, in good faith judgment of our board of directors, such contingency is reasonably capable of being satisfied by such third party within a reasonable period of time.
     We may also maintain or continue discussions (including by way of providing access to non-public information pursuant to an acceptable confidentiality and standstill agreement) with respect to a bona fide written acquisition proposal submitted by any person prior to the No-Shop Period Start Date (such person we refer to as an Excluded Party), and that our board of directors determines in good faith, prior to the No-Shop Period Start Date, constitutes a superior proposal, provided that we have complied with our obligations to DirecTV.
     In addition, as of the No-Shop Period Start Date, we have agreed to and will cause our representatives to:
•	immediately cease or cause to be terminated any solicitation, engagement, discussion or negotiation with any person (other than with respect to an Excluded Party) with respect to any acquisition proposal; and

•	use our (and will cause our representatives to use their) reasonable best efforts to cause to be returned or destroyed all confidential information provided or made available to such person.
     We will promptly (within one business day) notify DirecTV in the event we receive an acquisition proposal, or communication, or request for access to our properties, books or records that could reasonably be expected to lead to an acquisition proposal. Such notice will include the identity of the third party making the acquisition proposal and a copy or reasonably detailed summary of such acquisition proposal.
     An “acquisition proposal” means any offer or proposal (written or oral) for: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving us (other than the merger with DirecTV); (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of our assets constituting ten percent or more of our consolidated assets or accounting for ten percent or more of our consolidated revenues (other than the merger with DirecTV); (iii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any person or group (within the meaning of Regulation 13D under the Securities Act) of beneficial ownership of ten percent or more of any class of our capital stock or one percent or more of any class of capital stock of any of our subsidiaries; or (iv) the issuance or disposition of ten percent or more of any class of our capital stock or one percent or more of any class of capital stock of any of our subsidiaries.
Recommendation/Withdrawal/Termination in Connection with a Superior Proposal
     The merger agreement requires us to call, give notice of, convene and hold a meeting of our stockholders to adopt the merger agreement, the merger and the related transactions. Our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement. However, the merger agreement provides that if our board of directors determines (after consultation with its financial advisor and outside legal counsel) prior to the adoption of the merger agreement by our stockholders that the failure of the board of directors to withdraw, modify or propose publicly to withdraw or modify its recommendation that our stockholders adopt the merger agreement is inconsistent with its fiduciary duties under applicable law, then our board of directors may withdraw, modify or propose publicly to withdraw or modify its recommendation that our stockholders adopt the merger agreement.

     The merger agreement further provides that if, after considering an acquisition proposal, but prior to obtaining our stockholders approval of the merger agreement, our board of directors determines that such acquisition proposal constitutes a superior proposal, then we may enter into a definitive agreement to implement such superior proposal, but only:
•	after we provide written notice to DirecTV advising DirecTV that we received a superior proposal, identifying the third party making such superior proposal, and indicating that our board of directors intends to withdraw, modify or publicly propose to withdraw or modify its recommendation that our stockholders adopt the merger agreement, accompanied by a copy of the proposed superior proposal;

•	if DirecTV does not within three business days after its receipt of notice of the superior proposal make an offer that is at least as favorable to our stockholders from a financial point of view (as determined in good faith by our board of directors) as such superior proposal; and

•	if, simultaneously with executing such definitive agreement, we terminate the merger agreement in accordance with the applicable provisions and pay DirecTV a termination of fee of $500,000 and DirecTV’s expenses in the amount of $2,000,000.
Reasonable Efforts
     Except as otherwise limited by the terms of the merger agreement, we and DirecTV have each agreed to use our commercially reasonable efforts to consummate and make effective the merger and the other transactions contemplated by the merger agreement and to fulfill and cause to be fulfilled the conditions to closing under the merger agreement. We have further agreed to:
•	the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any governmental authority and/or any other public or private third party which is required to be obtained by DirecTV or us or any of our subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement and the making or obtaining of all necessary filings and registrations with respect thereto;

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•	the taking of all acts necessary to cause the conditions of the closing to be satisfied as promptly as practicable and the taking of all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the merger or any other transactions contemplated by the merger agreement.
     We agreed to prepare and file with the SEC this proxy statement for use in connection with the solicitation of proxies from our stockholders in favor of the adoption of the merger agreement and approval of the merger and to use our reasonable best efforts to cause such proxy statement to be cleared by the SEC as promptly as practicable.

Continuation of 180 Connect’s Employee Benefits
     The merger agreement provides that, for a period of twelve (12) months following the effective time of the merger, DirecTV will provide, or will require the surviving corporation to provide, active employees of the surviving corporation and its subsidiaries with employee benefits that are no materially less favorable in the aggregate than those provided by us or our subsidiaries immediately prior to the merger (other than equity based benefits). With respect to any of DirecTV’s employee benefit plans in which the employees of the surviving corporation or its subsidiaries participate subsequent to the effective time of the merger, DirecTV shall, or shall cause the surviving corporation or its subsidiaries to
•	with respect to DirecTV’s medical, dental and vision plans, waive all limitations as to pre-existing condition exclusions or other limitations or eligibility waiting periods applicable to 180 Connect employees to the same extent as DirecTV would with respect to other transferred employees (or, with respect to any insured plan, to request that the insurance company waive such limitations), and

•	recognize all service of the employees of 180 Connect or its subsidiaries with such entity for purposes of eligibility to participate and vesting (but not benefit service), under any DirecTV employee benefit plan in which such employees may be eligible to participate after the effective time of the merger.
Indemnification and Insurance
     The merger agreement provides that DirecTV and DTV HSP Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger (including any matters arising in connection with the merger and the other transactions contemplated by the merger agreement), now existing in favor of our or our subsidiaries’ current or former directors, officers or employees, as provided in our respective certificates of incorporation or bylaws (or comparable organization documents) or in any indemnification agreement between us or any of our subsidiaries and an indemnified party, in each case as in effect as of the date of the merger agreement, shall survive the merger and shall continue in full force and effect. The surviving corporation shall (and DirecTV shall cause the surviving corporation to) indemnify, defend, and hold harmless, and advance expenses to indemnified persons with respect to all acts or omissions by them in their capacities as such at an time prior to the effective time of the merger, to the fullest extent required by (i) the certificate of incorporation or by-laws (or equivalent organizational documents) of 180 Connect or any of our subsidiaries as in effect on the date of the merger agreement, and (ii) any indemnification agreements between 180 Connect or any of our subsidiaries and any indemnified person.
     The merger agreement further provides that for six years after the effective time of the merger, and for a price not to exceed a stated amount set forth in the merger agreement, DirecTV shall cause the surviving corporation to maintain coverage under the Company’s directors’ and officers’ liability insurance policies as in effect as of the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger. In lieu of the foregoing, DirecTV may, or may cause the surviving corporation to, purchase six year tail coverage covering acts or omissions prior to the effective time of the merger on terms not materially less favorable to any director, officer or employee to the existing policy of the Company as in effect of the date of the merger agreement. Premiums for such tail coverage shall be capped at an amount set forth in the merger agreement.
Conditions to the Completion of the Merger
     Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
•	approval and adoption of the merger agreement by the affirmative vote of a majority of the votes entitled to be cast by holders of the Company’s outstanding shares;

•	no statute, rule, regulation, executive order, decree, judgment, injunction or other order that prevents or prohibits the consummation of the merger or any of the material transactions contemplated by the merger agreement shall have been enacted and be in effect; and

•	the receipt of all approvals, consents, authorizations, qualifications and orders from any governmental authority necessary to consummate the merger.

     DirecTV and DTV HSP Merger Sub will not be obligated to effect the merger unless various conditions are satisfied or waived, which include the following:
•	all specified third party consents shall have been obtained;

•	we must have performed in all material respects with all of our covenants and agreements contained in the merger agreement that are to be performed at or prior to the closing of the merger;

•	the representations and warranties of the Company must be true and complete in all material respects as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the Company;

•	no material adverse effect on the Company shall have occurred since the date of the merger agreement;

•	there are no pending suits, actions, or proceedings by any governmental authorities challenging the consummation of the merger or seeking to (i) impose material limitations on DirecTV’s ability to hold full rights of ownership in any securities of the Company or to effectively control and operate the business and assets of the Company and its subsidiaries, (ii) obtain damages arising out of the merger, or (iii) compel DirecTV to divest or hold separate any significant portion of the Company’s business, assets or properties; and

•	no exchangeable shares shall have been issued after the date of the Agreement and all of the exchangeable shares issued and outstanding as of the date of the merger agreement shall have been exchanged for common stock immediately prior to closing.
     We will not be obligated to effect the merger unless the following conditions are satisfied or waived:
•	each of DirecTV and DTV HSP Merger Sub must have performed in all material respects with all of its covenants and agreements contained in the merger agreement that are to be performed at or prior to the closing of the merger; and

•	the representations and warranties of DirecTV and DTV HSP Merger Sub must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except generally, where a failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of DirecTV and DTV HSP Merger Sub to consummate the transactions contemplated by the merger agreement.
Termination
     The merger agreement may be terminated at any time prior to the effective time of the merger under certain circumstances, including:
•	by mutual written consent of the Company and DirecTV;

•	by either DirecTV or us, if
•	the merger is not completed on or before September 30, 2008, so long as the failure of the merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply with the terms of the merger agreement;

•	any governmental authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order preventing or prohibiting the consummation of the merger or any of the other material transactions contemplated in the merger agreement and which is in effect, final and non-appealable;

•	our stockholders fail to approve and do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•	there is any pending suit, action, or proceeding by any governmental authority challenging the consummation of the merger or seeking to (i) impose material limitations on DirecTV’s ability to hold full rights of ownership in any securities of the Company or to effectively control and operate the business and assets of the Company and its subsidiaries, (ii) obtain damages arising out of the merger, or (iii) compel DirecTV to divest or hold separate any significant portion of the Company’s business, assets or properties; or

•	if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions to the completion of the merger would not be satisfied and such breach cannot be or is not cured within 30 days’ notice; or
•	by DirecTV, if our board of directors approves, recommends or announces a neutral position with respect to any other acquisition proposal or fails to reaffirm its recommendation that our stockholders approve the merger agreement within five business days of being requested to do so by DirecTV; or

•	by us, upon appropriate notice to DirecTV and payment of the applicable termination fee and expenses, if our board of directors concludes in good faith after consultation with our existing financial advisor and outside legal counsel that the failure to terminate the merger agreement in connection with entering into a definitive agreement with respect to an acquisition proposal that qualifies as a superior proposal is inconsistent with the directors’ fiduciary duties under applicable law.
Termination Fee and Expenses
     The merger agreement provides that regardless of whether the merger is consummated, except in certain circumstances described below, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses.
     The merger agreement provides that the Company will be required to pay DirecTV a termination fee of $500,000 and DirecTV’s expenses in an amount equal to $2,000,000 upon termination of the merger agreement in the following circumstances:
•	our board of directors approves, recommends or announces a neutral position with respect to any other acquisition proposal;

•	our board of directors fails to reaffirm its recommendation that our stockholders approve the merger agreement within five business days of being requested to do so by DirecTV; or

•	the determination by our board of directors that an acquisition proposal received constitutes a superior proposal and we enter into a definitive agreement to implement such superior proposal.
     The merger agreement also requires that we pay DirecTV a termination fee of $500,000 and DirecTV’s expenses in an amount equal to $2,000,000 if the merger is terminated because: (i) the merger was not consummated on or before September 30, 2008, (ii) our stockholders did not approve the merger agreement, or (iii) we breach any of our representations, warranties, covenants or other agreements contained in the merger agreement such that any of the conditions to the completion of the merger would not be satisfied and we fail to cure such breach within 30 days; and, in each case, a third party has made or delivered an acquisition proposal to the Company and within twelve months of such termination, either (A) we enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with any third party with respect to, or consummate, an acquisition proposal, or (B) if we do not enter into any agreement with respect to such acquisition proposal and any third party commences a tender offer or exchange offer that, if consummated, would result in the acquisition by such third party, or any affiliate thereof, making the tender or exchange offer of fifty percent or more of our common stock.

Amendment and Waiver
     We, DirecTV and DTV HSP Merger Sub may amend the merger agreement at any time by the execution of a written agreement. At any time prior to the effective time of the merger, the parties may:
•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.
After the adoption of the merger agreement by the stockholders of the Company, no amendment or waiver of the merger agreement shall be effective that by law requires further approval of our stockholders unless the required approval is obtained. Any extensions or waivers must be in writing and signed by the party granting such extension or waiver.
Specific Performance
     In the event of a breach of the merger agreement, the parties have agreed that they would be entitled to specific performance of the terms of the merger agreement in addition to any other remedies at law or in equity.

VOTING AGREEMENTS
     The following description summarizes the material provisions of the voting agreements and is qualified in its entirety by reference to the complete text of the form of voting agreement. The form of voting agreement included in this proxy statement as Annex B contains the material terms of the voting agreements and stockholders should read it carefully and in its entirety.
     In connection and concurrently with the execution of the merger agreement, the Company’s Chairman, its President and Chief Executive Officer, and each of its directors, who are referred to as the voting agreement stockholders and who owned collectively as of the record date [               ] shares of our common stock, or approximately [     ]% of the issued and outstanding shares of common stock, entered into voting agreements with DirecTV. Pursuant to the voting agreements, the voting agreement stockholders agreed, among other things, to grant to DirecTV an irrevocable proxy to vote their shares of our common stock in favor of the adoption and approval of the merger agreement at the special meeting. The voting stockholders also agreed to cause all shares owned by them to be voted in according with such irrevocable proxy. The information in this proxy statement regarding the voting agreement is qualified in its entirety by reference to the voting agreements, a copy of the form of which is attached as Annex B to this proxy statement.
     The voting agreement stockholders further agreed not to:
•	sell, transfer, pledge, or dispose of the shares of our common stock held by them other than, among other things and subject to certain conditions, for transfers to any member of such voting agreement stockholder’s immediate family or to a trust for the benefit of such voting agreement stockholder or any member of their immediate family, or transfers upon the death of such voting agreement stockholder (except with respect to two of the voting stockholders who are current directors of the Company, who have the right, pursuant to their voting agreements, to sell, transfer, pledge or dispose of a limited number of shares of our common stock which are subject to existing option agreements);

•	enter into any agreements which would be inconsistent with the voting agreements, with respect to their shares of our common stock; or

•	exercise any rights of appraisal or dissent.
     The voting agreements (including the irrevocable proxies granted thereunder) will terminate upon the earliest of:
•	the mutual written consent of the voting agreement stockholders and DirecTV:

•	the effective time of the merger; and

•	the termination of the merger agreement in accordance with its terms.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
     The following table sets forth, as of May 8, 2008, certain information with respect to the beneficial ownership of 180 Connect’s common stock by (i) each stockholder known by 180 Connect to be the beneficial owner of more than 5% of 180 Connect’s common stock, (ii) each director of 180 Connect, (iii) each named executive officer of 180 Connect who served as an executive officer of 180 Connect during the year ended December 31, 2007, and (iv) all directors and executive officers of 180 Connect as a group.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class
Howard S. Balter(1)	3,978,551	(2)	15.1%
Ilan M. Slasky(1)	2,482,782	(3)	9.7%
Lawrence J. Askowitz(1)	50,500		*
M. Brian McCarthy(1)	157,500	(4)	*
Peter Giacalone(1)	302,500	(5)	1.2%
David Hallmen(1)	125,522	(6)	*
Byron Osing(1)	1,925,001	(7)	7.7%
Jiri Modry(1)	0		*
Thomas Calo(1)	0		*
Steven Westberg(1)	2,000	(8)	*
Creative Vistas Inc. 2100 Forbes Street, Unit 8-10, Whitby, Ontario L1N 9T3 Canada	3,124,407		12.9%
Quaker Capital Management Corporation 401 Wood Street, Suite 1300 Pittsburgh, PA 15222	1,328,360	(9)	5.5%
Millenco, LLC 666 Fifth Avenue, 8th Floor New York, New York 10103	1,969,304	(10)	7.5%
All directors and executive officers as a group (10 individuals)	9,024,356	(11)	31.6%

*	Less than 1.0%

(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or vesting of restricted stock units. Unless otherwise indicated, shares listed as beneficially owned are held directly.

(2)	Includes (i) 1,005,829 shares held by Mr. Balter; (ii) 2,129,602 shares which may be purchased upon exercise of warrants that were exercisable as of May 9, 2008, or within 60 days of such date; (iii) 300,000 shares held by H. Balter 2007 Associates, LLC, of which Mr. Balter is sole non-managing member; (iv) 200,000 shares held by The Howard S. Balter 2007 Grantor Retained Annuity Trust II; (v) 95,000 shares held by 180 Connect Disposition LLC; (vi) 222,000 shares held by Myrna Weinberger TTEE, Balter Family Trust U/A DTD 11/17/1997; (vii) 24,360 shares which may be sold upon exercise of options held by certain third parties that were exercisable as of May 9, 2008, or within 60 days of such date; and (viii) 1,760 shares which may be sold upon exercise of options that were exercisable as of May 9, 2008, or within 60 days of such date, which Mr. Balter has agreed to sell to certain third parties. Mr. Balter disclaims beneficial ownership of the shares held by Myrna Weinberger TTEE, Balter Family Trust U/A DTD 11/17/1997.

(3)	Includes (i) 676,500 shares held by Mr. Slasky; (ii) 300,000 shares held by the Ilan Slasky 2007 Grantor Retained Annuity Trust; (iii) 216,484 shares held jointly with Reva Slasky; (iv) 1,264,798 shares held jointly with Reva Slasky which may be purchased upon exercise of warrants that were exercisable as of May 9, 2008, or within 60 days of such date; and (v) 25,000 shares which may be sold upon exercise of options held by certain third parties that were exercisable as of May 9, 2008, or within 60 days of such date.

(4)	Includes (i) 57,500 shares held by Mr. McCarthy; (ii) 42,500 shares which may be purchased upon exercise of options that were exercisable as of May 9, 2008, or within 60 days of such date; (iii) 42,500 shares which may be purchased upon exercise of restricted stock units that were exercisable as of May 9, 2008, or within 60 days of such date; and (iv) 15,000 shares which may be purchased upon exercise of SARs that were exercisable as of May 9, 2008, or within 60 days of such date.

(5)	Includes (i) 195,000 shares held by Mr. Giacalone; (ii) 46,250 shares which may be purchased upon exercise of options that were exercisable as of May 9, 2008, or within 60 days of such date; (iii) 46,250 shares which may be purchased upon exercise of restricted stock units that were exercisable as of May 9, 2008, or within 60 days of such date; and (iv) 15,000 shares which may be purchased upon exercise of SARs that were exercisable as of May 9, 2008, or within 60 days of such date.

(6)	Includes (i) 73,865 shares held by Mr. Hallmen; and (ii) 51,657 shares which may be purchased upon exercise of options that were exercisable as of May 9, 2008, or within 60 days of such date.

(7)	Includes (i) 1,179,767 shares held by Mr. Osing; (ii) 660,000 exchangeable shares held by Mr. Osing; and (iii) 85,234 shares which may be purchased upon exercise of options that were exercisable as of May 9, 2008, or within 60 days of such date.

(8)	Includes 2,000 shares which may be purchased upon exercise of SARs that were exercisable as of May 9, 2008, or within 60 days of such date.

(9)	Derived from a jointly-filed Schedule 13D, dated August 24, 2007, filed by Quaker Capital Management Corporation, a Pennsylvania corporation (“Quaker Capital Management”), Quaker Capital Partners I, LP, a Delaware limited partnership, Quaker Capital Partners II, LP, a Delaware limited partnership, Quaker Premier, LP, a Delaware limited partnership, Quaker Premier II, LP, a Delaware limited partnership, and Mr. Mark G. Schoeppner. As of August 24, 2007, Quaker Capital Management may be deemed to be the beneficial owner of 1,328,360 shares of common stock.

(10)	Derived from a jointly-filed Schedule 13D, dated August 24, 2007, filed by Millenco, LLC, a Delaware limited liability company (formerly Millenco, L.P., a Delaware limited partnership) (“Millenco”), Millennium Management, LLC, a Delaware limited liability company (“Millennium Management”), and Israel A. Englander (“Mr. Englander”). As of August 24, 2007, each of Millenco, Millennium Management, and Mr. Englander may be deemed to be the beneficial owner of 1,969,304 warrants to purchase shares of common stock.

(11)	Includes (i) 3,394,400 shares which may be purchased upon exercise of warrants that were exercisable as of May 9, 2008, or within 60 days of such date; (ii) 225,641 shares which may be purchased upon exercise of options that were exercisable as of May 9, 2008, or within 60 days of such date; (iii) 88,750 shares which may be purchased upon exercise of restricted stock units that were exercisable as of May 9, 2008, or within 60 days of such date; (iv) 32,000 shares which may be purchased upon exercise of SARs that were exercisable as of May 9, 2008, or within 60 days of such date; and (v) 660,000 exchangeable shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
     In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the unanimous recommendation of our board of directors to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving and adopting the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.
Change-in-Control/Severance Agreements
     We currently have employment agreements in place with Peter Giacalone, Steven Westberg, and Mark Burel that contain change in control severance payments. These agreements generally provide, among other things, that if such person’s employment is terminated (i) by the Company without cause (as defined in the agreement) or (ii) by the executive for good reason (as defined in the agreement), the executive shall be entitled to the following: (a) a multiple (the “Multiple”) of the sum of the executive’s annual base salary; (b) continued health insurance benefits for a period of one year for Messrs. Westberg and Burel and one and a half years for Mr. Giacalone; (c) any earned but unpaid compensation that is earned through the effective date of the termination; and (d) any and all vested and earned but unpaid amounts payable pursuant to any applicable incentive or deferred compensation plans. The Multiple for Mr. Giacalone is two and for Messrs. Westberg and Burel is one and a half. Under Messrs. Westberg and Burel’s employment agreement, if all or any portion of the benefits, distributions or payments would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, as amended, resulting in the imposition on the executive of an excise tax, the payments, distributions and benefits will be “grossed-up” so as to place the executive in the same after-tax position as if no excise tax had been imposed.
     Pursuant to the provisions of the employment agreements described above, consummation of the merger will not itself trigger any right to receive a change in control severance payment. If, hypothetically, the change in control severance payments were triggered shortly after the merger, the maximum approximate amount that would be payable (based on current compensation and including amounts payable in respect of any excess parachute payments, as applicable) to each of these officers would be as follows:

Hypothetical Change in
Executive Officers	Control Severance Payment
Peter Giacalone	$900,000
Steven Westberg	$412,500
Mark Burel	$487,500
     On August 2, 2007, the Company and Mr. McCarthy, the Company’s then-Executive Chairman, entered into an amendment to Mr. McCarthy’s previously existing employment agreement. Pursuant to the amendment, for the 2008 calendar year, Mr. McCarthy is to serve as the non-executive Chairman of the Board on a part-time basis, and during the 2008 calendar year, he will receive $240,000 as an annual salary and is entitled to receive a bonus of up to 100% of his annual salary. From January 1, 2009 to September 1, 2009, Mr. McCarthy would continue to serve as the non-executive Chairman of the Board of Directors at an annual board remuneration of $75,000, but would not entitled to receive a bonus. After October 1, 2009, Mr. McCarthy would continue to serve as a director until the expiration of his term as a director, for which he would be compensated at the level at which the independent directors of the Company would be compensated. In consideration for Mr. McCarthy’s agreement to terminate his employment agreement prior to the end of its term, Mr. McCarthy (i) received a cash severance payment in the amount of $400,000 on December 31, 2007, and (ii) his rights to receive long-term incentive awards was revised to 170,000 restricted stock units and 170,000 share appreciation rights or stock options.

     On March 21, 2008, the board of directors of the Company approved the following: (i) certain bonus targets for Mr. McCarthy for 2008, which targets were tied to the per share price received in any acquisition transaction and provided a range of bonus from $0 to $240,000; and (ii) upon a change in control of the Company, the Company would pay to Mr. McCarthy the remaining balance due under his employment agreement for the full term thereof. Based upon merger consideration of $1.80 per share, Mr. McCarthy will receive no bonus under the bonus target provision of his agreement, and will be entitled to receive, upon consummation of the merger, a lump-sum payment (reflecting the balance due under his employment agreement) of $176,250, assuming the change-in-control transaction occurs on June 30, 2008 and Mr. McCarthy has no accrued salary owed to him as of such date.
Treatment of Stock Options, Restricted Stock Units and Stock Appreciation Rights
     Stock Options
     Under the terms of the merger agreement, all outstanding stock options, whether or not exercisable and vested at the effective time of the merger, will be cancelled and converted into the right to receive cash in an amount equal to the product of (a) the total number of shares of common stock subject to such options immediately prior to their cancellation and (b) the excess, if any, of $1.80 over the exercise price per share of common stock subject to the stock option (assuming full vesting), less any applicable withholding taxes. Options that have an exercise price equal to or in excess of $1.80 per share will receive no merger consideration and will be cancelled upon the effective time of the merger.
     The following table shows, for our directors and executive officers: (i) the aggregate number of shares subject to outstanding options, (ii) the cash-out value of such outstanding options assuming the completion of the merger with the merger consideration of $1.80 per share, (iii) the aggregate number of shares subject to outstanding but unvested options, and (iv) the cash-out value of such outstanding, but unvested options again, assuming the completion of the merger with the merger consideration of $1.80 per share. The information in the table is as of May 8, 2008.

	Aggregate Shares	Aggregate Cash-Out	Aggregate Number of	Aggregate Cash-Out
	Subject to All	Value of All	Shares Underlying	Value of Unvested
Name	Options	Options	Unvested Options	Options
Peter Giacalone	185,000	$0	138,750	$0
M. Brian McCarthy	170,000	$0	127,500	$0
David Hallmen	51,657	$0	—	$0
Thomas Calo	—	$0	—	$0
Jiri Modry	—	$0	—	$0
Lawrence Askowitz	—	$0	—	$0
Howard S. Balter	—	$0	—	$0
Ilan M. Slasky	—	$0	—	$0
Byron Osing	85,233	$0	—	$0
Steven Westberg	60,000	$0	—	$0
Mark Burel	60,000	$0	—	$0

     Restricted Stock Units
     Under the terms of the merger agreement, each restricted stock unit award that is outstanding at the effective time of the merger will be cancelled and converted into the right to receive $1.80 in cash for each share of common stock then subject to such restricted stock unit award (assuming full vesting), less any applicable withholding taxes.

     The following table shows, for our directors and executive officers the aggregate number of restricted stock units and the cash-out value of such restricted stock units (calculated at $1.80 per restricted share unit). The information in the table is as of May 8, 2008.

	Aggregate Number of	Aggregate Cash-Out Value
Name	Restricted Stock Units	of Restricted Stock Units
Peter Giacalone	185,000	$333,000
M. Brian McCarthy	170,000	$306,000
David Hallmen	—	$0
Thomas Calo	—	$0
Jiri Modry	—	$0
Lawrence Askowitz	—	$0
Howard S. Balter	—	$0
Ilan M. Slasky	—	$0
Byron Osing	—	$0
Steven Westberg	40,000	$72,000
Mark Burel	40,000	$72,000

     Stock Appreciation Rights
     Under the terms of the merger agreement, all outstanding stock appreciation rights, whether or not exercisable and vested at the effective time of the merger, will be cancelled and converted into the right to receive cash in an amount equal to the product of (a) the total number of shares of common stock subject to such stock appreciation rights immediately prior to their cancellation and (b) the excess, if any, of $1.80 over the base price per share of common stock subject to the stock appreciation right (assuming full vesting), less any applicable withholding taxes. Stock appreciation rights that have an exercise price equal to or in excess of $1.80 per share will receive no merger consideration and will be cancelled upon the effective time of the merger.
     The following table shows, for our directors and executive officers: (i) the aggregate number of shares subject to outstanding stock appreciation rights, (ii) the cash-out value of such outstanding stock appreciation rights assuming the completion of the merger with the merger consideration of $1.80 per share, (iii) the aggregate number of shares subject to outstanding but unvested stock appreciation rights, and (iv) the cash-out value of such outstanding, but unvested stock appreciation rights again assuming the completion of the merger with the merger consideration of $1.80 per share. The information in the table is as of May 8, 2008.

	Aggregate Shares	Aggregate Cash-	Aggregate Number of	Aggregate Cash-Out
	Subject to	Out Value of	Shares Underlying	Value of
Name	All SARs	All SARs	Unvested SARs	Unvested SARs
Peter Giacalone	60,000	$0	45,000	$0
M. Brian McCarthy	60,000	$0	45,000	$0
David Hallmen	—	$0	—	$0
Thomas Calo	—	$0	—	$0
Jiri Modry	—	$0	—	$0
Lawrence Askowitz	—	$0	—	$0
Howard S. Balter	—	$0	—	$0
Ilan M. Slasky	—	$0	—	$0
Byron Osing	—	$0	—	$0
Steven Westberg	7,999	$0	5,999	$0
Mark Burel	—	$0	—	$0

     Warrants
     Under the terms of the merger agreement, each outstanding warrant to purchase shares of common stock, whether or not exercisable and vested at the effective time of the merger, will be cancelled and exchanged for the right to receive an amount in cash, less any applicable withholding taxes, equal to the product of (a) the total number of shares of Company common stock subject to such warrant immediately prior to its cancellation and (b) the excess, if any, of $1.80 over the price per share of common stock subject to such warrant. Warrants that have an exercise price in excess of $1.80 per share will receive no merger consideration.
     The following table shows, for our directors (none of our executive officers hold any warrants): (i) the aggregate number of shares subject to outstanding warrants, (ii) the cash-out value of such outstanding warrants assuming the completion of the merger with the merger consideration of $1.80 per share, (iii) the aggregate number of shares subject to outstanding but unvested warrants, and (iv) the cash-out value of such outstanding but unvested warrants again assuming the completion of the merger with the merger consideration of $1.80 per share. The information in the table is as of May 8, 2008.

	Aggregate Shares	Aggregate Cash-Out	Aggregate Number of	Aggregate Cash-Out
	Subject to All	Value of All	Shares Underlying	Value of Unvested
Name	Warrants	Warrants	Unvested Warrants	Warrants
Peter Giacalone	—	$0	—	$0
M. Brian McCarthy	—	$0	—	$0
David Hallmen	—	$0	—	$0
Thomas Calo	—	$0	—	$0
Jiri Modry	—	$0	—	$0
Lawrence Askowitz	—	$0	—	$0
Howard S. Balter	1,729,602	$0	—	$0
Ilan M. Slasky	1,264,798	$0	—	$0
Byron Osing	—	$0	—	$0

Equity Plan for Non-Employee Directors
     In November 2007, the board of directors of the Company approved the Company’s Equity Plan for Non-Employee Directors, referred to herein as the directors plan. Under the directors plan, each non-employee director of the Company (currently Messrs. Askowitz, Balter, Calo, Hallmen, Modry, Osing and Slasky) is eligible to receive (i) an initial grant of share units having a value equal to $50,000 (granted either on the effective date of the directors plan or, for those individuals who become eligible directors after such date, on the date such individual becomes a director) and (ii) with respect to calendar years beginning on and after January 1, 2008, an annual grant of share units having a value of $50,000. The 2008 annual grant was to be made in two installments, with each non-employee director having received share units with a value equal to $16,667 on January 2, 2008 and the remaining units, with a value of $33,333, to be made on the date of the Company’s 2008 annual meeting of stockholders (assuming the stockholders having approved the directors plan at such annual meeting). In March 2008, the directors plan was amended to provide that if a change in control of the Company occurred prior to the Company’s 2008 annual meeting of stockholders, on the effective date of such change of control transaction, (x) all outstanding awards in respect of initial grants and the first installment of the 2008 annual grants would vest and be settled in cash, and (y) in lieu of receiving the second installment of the 2008 annual grant, each non-employee director would receive a cash payment equal to $33,333. The following table reflects the payments that will be made to the Company’s non-employee directors pursuant to the directors plan upon consummation of the merger (assuming merger consideration of $1.80 per share).

			Value of 2008
	Total Shares	Cash-Out Value of	Annual Grant,
Name	Units	Share Units	Second Installment	Total Cash-Out Value
Lawrence Askowitz	33,739	$60,730	$33,333	$94,064
Howard S. Balter	11,905	$11,905	$33,333	$54,762
Thomas Calo	34,127	$61,429	$33,333	$94,762
David Hallmen	33,739	$60,730	$33,333	$94,064
Jiri Modry	33,739	$60,730	$33,333	$94,064
Byron Osing	33,739	$60,730	$33,333	$94,064
Ilan M. Slasky	11,905	$11,905	$33,333	$54,762

Directors’ and Officers’ Indemnification and Insurance
     Under the merger agreement, DirecTV has agreed to cause the surviving corporation to honor the Company’s obligations existing as of the date of the merger agreement to indemnify, defend and hold harmless each current and former director and officer of the Company or any of its subsidiaries from liability and expenses for matters arising at or prior to the effective time of the merger to the fullest extent required by the certificate of incorporation or by-laws of the Company or any of its subsidiaries and any indemnification agreements between the Company or any of its subsidiaries and any such current or former directors or officers that was in effect as of April 18, 2008.
     DirecTV has also agreed to cause the surviving corporation to provide to the Company’s current and former directors and officers, for at least six years after the effective time of the merger, with an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time of the merger or, if substantially equivalent insurance coverage is unavailable, the best available coverage, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage. In lieu of the foregoing, DirecTV may cause the surviving corporation to purchase six year “tail” coverage covering the Company’s current and former directors and officers for events occurring at or prior to the effective time of the merger, subject to certain limitations on the amount of premiums required to be paid.

STOCKHOLDER PROPOSALS
     We will hold a 2008 annual meeting of our stockholders only if the merger is not completed.
     Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2008 annual meeting, the proposal must have been received at our principal executive offices, addressed to the Chief Legal Officer, not later than [               ]. In order for it to be timely, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we received notice of the proposal as specified by our bylaws, addressed to the Chief Legal Officer at our principal executive offices, not later than [               ]. Unless we received notice in the manner and by the dates specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2008 annual meeting of stockholders.
OTHER MATTERS
     As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
     Stockholders who share a single address will receive only one proxy statement at that address unless the Company has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Chief Legal Officer at (303) 395-6001 or write to Chief Legal Officer, 180 Connect Inc., 6501 East Belleview Avenue, Englewood, Colorado 80111. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting 180 Connect in the same manner. If you own your shares of our common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC and with securities commissions in Canada. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our Canadian filings are available at www.sedar.com. You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.180connect.net. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
     DirecTV and DIRECTV U.S. have supplied certain information contained in this proxy statement relating to DirecTV and DIRECTV U.S. and we have supplied all such information relating to us.
     Our stockholders should not send in their 180 Connect certificates until they receive the transmittal materials from the exchange agent. Our stockholders of record who have further questions about their stock certificates or the exchange of our common stock for cash should call the exchange agent, whose contact information will be included in the letter of transmittal.

     Any person to whom this proxy statement is delivered may request copies of the proxy statement or other information concerning us, without charge, by written or telephonic request directed to the Company’s Chief Legal Officer’s office at (303) 395-6001, on the Company’s website at www.180connect.net or from the SEC through the SEC’s website at the address provided above.
     THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [               ], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 18, 2008,
BY AND AMONG
DIRECTV ENTERPRISES, LLC
DTV HSP MERGER SUB, INC.
AND
180 CONNECT INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES

Schedule 1	—	Permitted Liens
Schedule 2.9(a)	—	Stock Options
Schedule 2.9(c)	—	Warrants
Schedule 2.9(d)	—	Stock Options, Restricted Stock Units and Warrants
Schedule 3.1(b)	—	Subsidiaries
Schedule 3.3(a)	—	Company Stock Issuance Rights
Schedule 3.3(b)	—	Capitalization and Share Ownership of the Company’s Subsidiaries
Schedule 3.4	—	Indebtedness
Schedule 3.5(b)	—	Consents
Schedule 3.6(b)	—	SEC Filings
Schedule 3.6(c)	—	SEC Filings
Schedule 3.6(f)	—	Internal Controls over Financial Reporting
Schedule 3.6(g)	—	Disclosure Controls and Procedures
Schedule 3.7(b)	—	Undisclosed Liabilities
Schedule 3.8	—	Absence of Certain Changes
Schedule 3.10(a)	—	Litigation
Schedule 3.10(b)	—	Matters Originating in the Past Three Years
Schedule 3.11(a)	—	Employment Matters
Schedule 3.11(c)	—	Collective Bargaining Matters
Schedule 3.11(d)	—	Pending Union Organizing Activity
Schedule 3.11(h)	—	Employment Agreements
Schedule 3.12(a)	—	Tax Returns
Schedule 3.12(b)	—	Tax Deficiencies
Schedule 3.12(c)	—	Consolidated Federal Return
Schedule 3.12(f)	—	Section 482 of the Internal Revenue Code
Schedule 3.12(g)	—	Use of Net Operating Losses
Schedule 3.13(b)	—	Leased Real Property
Schedule 3.14(e)	—	Environmental Matters
Schedule 3.15	—	Insurance
Schedule 3.16(a)	—	Owned Intellectual Property
Schedule 3.16(b)	—	Licensed Intellectual Property
Schedule 3.17(a)	—	Benefit Plans
Schedule 3.17(h)	—	Employment Agreements
Schedule 3.17(l)	—	Foreign Benefit Plans
Schedule 3.18	—	Material Contracts
Schedule 3.18(b)	—	Material Contracts
Schedule 4.4(a)	—	Governmental Consents
Schedule 5.1	—	Conduct of Business
Schedule 6.3	—	Government Consents
Schedule 7.1	—	Third Party Consents

-v-

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 18, 2008, by and among DirecTV Enterprises, LLC, a Delaware limited liability company (the “Purchaser”), DTV HSP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”) and 180 Connect Inc., a Delaware corporation (the “Company” and, together with the Purchaser and Merger Sub, the “Parties”).
RECITALS
          WHEREAS, the boards of directors of the Purchaser, Merger Sub and the Company each have approved this Agreement and have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement, with the Company being the Surviving Corporation (as defined herein) and becoming a wholly owned subsidiary of the Purchaser (the “Merger”);
          WHEREAS, immediately prior to the Closing, the holders of the Exchangeable Shares will have exchanged (by way of exercise by 1305699 Alberta ULC of the redemption call right set forth in the articles of the Canadian Subsidiary) their Exchangeable Shares for such number of shares of Company Common Stock (the “Share Exchange”) as is set forth opposite such holder’s name in the Company Disclosure Schedule;
          WHEREAS, after giving effect to the Share Exchange, certain stockholders of the Company will own such number of shares of Company Common Stock as is set forth opposite such stockholder’s name in the Company Disclosure Schedule;
          WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the willingness of the Purchaser and Merger Sub to enter into this Agreement, certain stockholders of the Company will, concurrently with the execution of this Agreement, enter into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), in substantially the form set forth on Exhibit A hereto; and
          WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Purchaser, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
     “Acquisition Proposal” means any offer or proposal (written or oral) for: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving the Company (other than the

Merger); (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company constituting ten percent (10%) or more of the consolidated assets of the Company or accounting for ten percent (10%) or more of the consolidated revenues of the Company (other than the Merger); (iii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any Person or group (within the meaning of Regulation 13D under the Securities Act) of beneficial ownership of ten percent (10%) or more of any class of capital stock of the Company or one percent (1%) or more of any class of capital stock of any of the Company’s Subsidiaries; or (iv) the issuance or disposition of ten percent (10%) or more of any class of capital stock of the Company or one percent (1%) or more of any class of capital stock of any of the Company’s Subsidiaries.
     “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.
     “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the first paragraph of this Agreement.
     “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other employee benefits, in each case, that covers or provides benefits to any Employee or Independent Contractor and that is entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise).
     “Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in the City of New York, New York are authorized or obligated by law or executive order to be closed.
     “Canadian Subsidiary” means 180 Connect Exchangeco Inc., a corporation organized under the laws of Canada and an indirect, wholly-owned Subsidiary of the Company.
     “Certificate of Merger” is defined in Section 2.2.

     “Change in the Company Recommendation” is defined in Section 5.5(e).
     “Closing” is defined in Section 2.10.
     “Closing Date” is defined in Section 2.10.
     “Code” means the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.
     “Company” is defined in the first paragraph of this Agreement.
     “Company Board Recommendation” is defined in Section 3.20.
     “Company Certificate” is defined in Section 2.6(c).
     “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
     “Company Disclosure Schedule” is defined in Article III.
     “Company Intellectual Property” means all Owned Intellectual Property and Third Party Intellectual Property.
     “Company Option Plans” means the Company’s 2007 Long-Term Incentive Plan and the Amended and Restated Equity Plan for Non-Employee Directors.
     “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.
     “Company RSU” is defined in Section 2.9(b).
     “Company SEC Reports” is defined in Section 3.6(a).
     “Company Stockholders’ Approval” means the approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon.
     “Company Stockholders’ Meeting” is defined in Section 5.4(a).
     “Company Stock Issuance Rights” is defined in Section 3.3(a).
     “Company Stock Option” is defined in Section 2.9(a).
     “Company Warrant” is defined in Section 2.9(c).
     “Confidentiality Agreement” means the Confidentiality Agreement, dated March 3, 2008, between the Company and the Purchaser.
     “DGCL” means the Delaware General Corporation Law.

     “Dissenting Shares” is defined in Section 2.7.
     “D&O Insurance” is defined in Section 5.9(b).
     “Effective Date” is defined in Section 2.2.
     “Effective Time” is defined in Section 2.2.
     “Employee” means any present or former director, officer or employee of the Company or its Subsidiaries.
     “End Date” is defined in Section 9.1(b).
     “Environmental Claim” means any notice, claim, demand, action, suit, complaint, proceeding, request for information or other communication by any Governmental Authority or any Person (other than the Company or a Subsidiary of the Company) against the Company or a Subsidiary of the Company, in either case alleging noncompliance with, or liability or potential liability under, Environmental Laws (including liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties), including those arising out of, based on or resulting from the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location currently or previously owned, leased or operated by the Company or any of its Subsidiaries.
     “Environmental Laws” means any and all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and other laws relating to contamination, pollution or protection of the environment, including laws relating to the use, treatment, storage, release, disposal or transportation of Hazardous Materials.
     “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and, as the context requires, any rules or regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company, or (ii) which together with the Company is treated as a single employer within the meaning of Section 4114(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Exchange Agent” is defined in Section 2.8(a).
     “Exchange Fund” is defined in Section 2.8(b).

     “Exchangeable Share Certificate” means a certificate representing an Exchangeable Share.
     “Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions of the Exchangeable Shares as set forth in the articles of the Canadian Subsidiary.
     “Exchangeable Shares” means the non-voting exchangeable shares of the Canadian Subsidiary.
     “Excluded Shares” is defined in Section 2.6(a).
     “Fixed Assets” is defined in Section 3.23.
     “Foreign Benefit Plan” is defined in Section 3.17(l).
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States as set forth on the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.
     “Governmental Authority” means any foreign, federal, state or local government or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, or any quasi-governmental, arbitrator or private body exercising any regulatory, taxing, inspecting or other governmental authority.
     “Hazardous Materials” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product) that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, biological waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Indebtedness” means (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, and any guarantees or keep-well obligations or other contingent obligations in respect thereof, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (iv) all obligations or extensions of credit whether secured or unsecured, absolute or contingent, (v) unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Company or any of its Subsidiaries, (vi) all obligations representing the deferred purchase price of property, (vii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby shall have been assumed, (viii) all obligations under synthetic leases, and (ix) all guarantees with respect to indebtedness of others. Notwithstanding the foregoing, Indebtedness shall not be deemed to include operating leases for office equipment and similar assets.
     “Indemnified Parties” is defined in Section 5.9(a).
     “Independent Contractor” means any present or former independent contractor or consultant retained to perform services for the Company or its Subsidiaries.
     “Intellectual Property” means all (i) Inventions, (ii) Trademarks, (iii) ownership rights to any copyrightable works, including registrations and applications for registration thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods, whether or not reduced to practice.
     “Inventions” means patents, patent applications, statutory invention registrations, inventions or discoveries made, developed, conceived or reduced to practice prior to the Effective Time, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Effective Time, and all reissues thereof and all reexamination certificates issuing therefrom.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means the actual knowledge of any of the executive officers of the Company, after a reasonable investigation by such individuals.
     “Leased Real Property” is defined in Section 3.13(b).
     “Legal Prohibition” is defined in Section 9.1(b)(ii).
     “Legal Requirement” means any statute, ordinance, code, constitution, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority (including judicial or arbitral decisions applying common law or interpreting any other Legal Requirement) applicable to a Person, its business or its operations.
     “Licenses” is defined in Section 3.9.
     “Liens” means any, with respect to any property or asset, a mortgage, easement, covenant, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

     “Material Adverse Effect” means any changes, effects or circumstances, taken as a whole, that:
     (i) are, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;
     (ii) materially impair, or would reasonably be expected to materially impair, the Purchaser’s right to direct the operation of the businesses of the Company and its Subsidiaries; or
     (iii) materially impair, or would reasonably be expected to materially impair, the validity or enforceability of this Agreement against the Company or materially adversely affect or delay the Company’s ability to consummate the Merger and other transactions contemplated hereby or perform its obligations under this Agreement;
provided, however, that the term “Material Adverse Effect” shall not include any change, effect or circumstance arising from:
(A)	conditions generally affecting the cable and satellite installation, home security and home networking industries in which the Company and its Subsidiaries operate so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected;

(B)	conditions generally affecting the general economy as a whole so long as the Company and its Subsidiaries, taken as a whole, are not disproportionately affected;

(C)	any change in GAAP or any change of a Legal Requirement;

(D)	the announcement of the execution of this Agreement or the prospective consummation of the transactions contemplated by this Agreement, provided the party claiming this exemption shall bear the burden of demonstrating the cause of such change, effect or circumstance;

(E)	any action taken or failed to be taken by Purchaser or any of its Affiliates; or

(F)	any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereto.
“Material Contracts” is defined in Section 3.18(a).
     “Material Lease” means the leases and subleases for real property set forth on Schedule 3.13(b).
     “Maximum Premium Amount” is defined in Section 5.9(b).
     “Merger” is defined in the Recitals to this Agreement.
     “Merger Consideration” is defined in Section 2.6(b).

     “Merger Sub” is defined in the first paragraph of this Agreement.
     “No-Shop Period Start Date” is defined in Section 5.5(a).
     “Notice of Superior Proposal” is defined in Section 5.5(e).
     “Option Consideration” is defined in Section 2.9(a).
     “Owned Intellectual Property” means all Intellectual Property owned by the Company and/or its Subsidiaries.
     “Parties” is defined in the first paragraph of this Agreement.
     “Permitted Liens” means (i) zoning, entitlement or land use regulations, (ii) easements, rights-of-way or other restrictions on the use of the Real Property (provided that such liens and restrictions were incurred either prior to the time the Company or any of its Subsidiaries acquired an interest in the Real Property or thereafter in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially interfere with the use of such Real Property or the Company’s or its Subsidiaries’ operation of their respective business as currently operated), (iii) liens imposed by Legal Requirement, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings, (iv) liens for Taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof in the financial statements included with the latest Company SEC Reports), (v) liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any of its Subsidiaries in the ordinary course of its business, (vi) landlord’s liens with respect to tenant’s personal property, fixtures or leasehold improvements at the leased premises arising under leases with respect to Leased Real Property, state statute or principles of common law, and (vii) the liens set forth on Schedule 1.
     “Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.
     “Proxy Statement” means the proxy statement to be distributed to the stockholders of the Company in connection with the Merger and the related transactions contemplated by this Agreement, including any preliminary proxy statement, definitive proxy statement or supplement or amendment thereto, in each case filed with the SEC in accordance with the terms and provisions of this Agreement.
     “Purchaser” is defined in the first paragraph of this Agreement.
     “Purchaser Disclosure Schedule” is defined in Article IV.

     “Purchaser Expenses” is defined in Section 9.3(b).
     “Real Property” is defined in Section 3.13(c).
     “Representatives” is defined in Section 5.5(a).
     “Restraint” is defined in Section 7.6.
     “RSU Consideration” is defined in Section 2.9(b).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Software” means computer and electronic data processing software and programs in any form, including source code, object code, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, and all formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software thereto.
     “SOX” means the Sarbanes-Oxley Act of 2002.
     “Subsidiary” means with respect to any Person, another Person (i) of which greater than fifty percent (50%) of the capital stock, voting securities, other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, greater than fifty percent (50%) of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner or similar controlling member.
     “Superior Proposal” is defined in Section 5.5(b).
     “Surviving Corporation” is defined in Section 2.1.
     “Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, personal holding company, accumulated earnings, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, (ii) interest, penalties, fines, or additions to tax or additional amounts with respect to any item described in clause (i) or this clause (ii), and (iii) liability in respect of any items described in clauses (i) or (ii) payable as a successor, by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

     “Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.
     “Termination Date” is defined in Section 9.1.
     “Termination Fee” is defined in Section 9.3(b).
     “Third Party” is defined in Section 5.5(b).
     “Third Party Intellectual Property” means all Intellectual Property, other than Owned Intellectual Property, that is licensed by the Company and/or a Subsidiary of the Company, but excluding Software that is “shrink-wrap” and similar commercial mass-market Software that is readily available through regular commercial distribution channels and pursuant to which a third party grants nonexclusive end-user license rights to the Company or any of its Subsidiaries for non-customized Software.
     “Third Party Intellectual Property Agreement” means any license, sublicense, or other agreement pursuant to which the Company or any of its Subsidiaries is granted, obtains or holds any rights to practice or use any Third Party Intellectual Property.
     “Trademarks” means names and marks, including product names and marks previously acquired by the Company or any of its Subsidiaries, brands and slogans, registered and unregistered trademarks, service marks, domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof and all goodwill associated therewith.
     “WARN” means the Workers Adjustment and Retraining Notification Act.
     “Warrant Consideration” is defined in Section 2.9(c).
ARTICLE II
THE MERGER
          Section 2.1 The Merger
          Upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all the rights, assets, liabilities and obligations of the Company and Merger Sub in accordance with the provisions of the DGCL.

          Section 2.2 Consummation of Merger
          At the Closing, the Parties shall cause the Merger to be consummated by duly filing with the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL. Such certificate of merger shall be referred to herein as the “Certificate of Merger.” In accordance with the DGCL and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is the date and time of the filing of the Certificate of Merger with the Secretary of State of Delaware or such other time and date as the Purchaser and the Company may agree and as shall be specified in the Certificate of Merger (such time and date being hereinafter referred to respectively as the “Effective Time” and the “Effective Date”).
          Section 2.3 Effect of Merger
          The Merger shall have the effects set forth in this Article II and in Section 259 of the DGCL.
          Section 2.4 Certificate of Incorporation and Bylaws
          The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and until amended in accordance with its terms and as provided by law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.
          Section 2.5 Directors and Officers
          From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time. Such persons shall serve as directors or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.
          Section 2.6 Effect on the Shares
          As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub:
          (a) Cancellation and Conversion of Certain Stock. Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company, as treasury stock or otherwise, or by the Purchaser or any of its wholly owned Subsidiaries (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

          (b) Conversion of Common Stock. Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive $1.80 in cash payable to the holder thereof, without interest (the “Merger Consideration”), less any required withholding taxes.
          (c) Cancellation and Retirement of the Company Common Stock. As of the Effective Time, all issued and outstanding shares of Company Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.7, and Excluded Shares, which shall be canceled in accordance with Section 2.6(a)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each a “Company Certificate”) previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Company Certificate in accordance with Section 2.8, the Merger Consideration into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 2.6.
          (d) Conversion of Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.
          Section 2.7 Dissenting Shares
          Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the adoption of this Agreement and approval of the Merger or consented thereto in writing and who have properly exercised their right to dissent from the Merger in accordance with, and shall have complied with all other applicable requirements of, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but instead shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL, less any required withholding taxes; provided, however, that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration, without interest thereon and less any required withholding taxes, and shall no longer be considered Dissenting Shares. Any holder of Dissenting Shares who becomes entitled to payment for such holder’s Company Common Stock pursuant to Section 262 of the DGCL shall receive payment therefor only from the Surviving Corporation. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser or as may otherwise be required by applicable law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

          Section 2.8 Exchange of Certificates
          (a) Exchange Agent. Prior to the Closing Date, the Purchaser shall appoint a bank or trust company (reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.
          (b) Exchange Fund. At the Effective Time, the Purchaser will make available to the Exchange Agent cash in an amount and at times necessary to pay the Merger Consideration (the “Exchange Fund”) due upon the surrender of the Company Certificates. If at any time after the Effective Time, the Exchange Fund is insufficient to pay the Merger Consideration, then Purchaser shall immediately deposit cash in an amount equal to such deficiency. The Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration and stockholders of the Company shall not be entitled to receive interest on any funds in the Exchange Fund.
          (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Purchaser and the Surviving Corporation will cause the Exchange Agent to send to each holder of record of the Company Certificates whose shares were converted pursuant to Section 2.6 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser and the Surviving Corporation and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange a check in the amount (after giving effect to any required tax withholding) of the Merger Consideration that the holder is entitled to receive under Section 2.6, and the Company Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of the Company Certificates. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Company Certificate (other than the Company Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Company Certificate pursuant to this Article II. In the case of the Company Certificates representing Dissenting Shares, each Company Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.

          (d) No Further Ownership Rights in the Company Common Stock. The payment of the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and made in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time and the stock transfer books shall be closed at the Effective Time. If, after the Effective Time, the Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, subject to applicable law in the case of the Company Certificates representing Dissenting Shares. From and after the Effective Time, holders of the Company Certificates shall cease to have any rights as stockholders of the Company, except as provided by law.
          (e) Lost, Stolen or Destroyed Certificates. If any Company Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.8 in exchange for such lost, stolen or destroyed the Company Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Purchaser (and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, as an indemnity) against any claim that may be made against the Exchange Agent or the Purchaser or otherwise with respect to such Company Certificate.
          (f) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of the Company Certificates for six (6) months after the Effective Time shall be delivered by the Exchange Agent to the Purchaser, upon demand, and any holders of the Company Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to the Purchaser for payment of the Merger Consideration.
          (g) No Liability. Neither the Purchaser, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any Person for any stock or cash held by the Purchaser, the Surviving Corporation or the Exchange Agent for payment pursuant to this Section 2.8 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (h) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by the Purchaser; provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the Unites States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments shall be paid to the Purchaser.

          (i) Withholding Rights. The Purchaser, the Surviving Corporation and the Exchange Agent (and any other Person that has any withholding obligation with respect to any payment made to any Person pursuant to this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of any state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.
          Section 2.9 Stock Options; Restricted Stock Units; Warrants
          (a) Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, as of the Effective Time, each then outstanding option or share appreciation right to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company Option Plan or as set forth on Schedule 2.9(a), and whether or not exercisable and vested at the Effective Time, shall be canceled and, in exchange therefor, each former holder of any such cancelled Company Stock Option shall be entitled to receive, in consideration of such cancellation, an amount in cash equal to the Option Consideration (net of any applicable withholding taxes). For purposes of this Agreement, the term “Option Consideration” with respect to a Company Stock Option means an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation (assuming full exercisability) and (y) the excess, if any, of (i) $1.80 over (ii) the exercise price per share of Company Common Stock subject to such Company Stock Option; provided, however, that any Company Stock Option that has an exercise price per share of the Company’s Common Stock, that is equal to or greater than the Merger Consideration per share shall not receive any payment in respect thereof. At or as soon as practicable following the Effective Time, the Purchaser shall provide each holder of Company Stock Options that are cancelled pursuant to this Section 2.9(a) with a payment as described in this Section 2.9(a), and any such cancelled Company Stock Options shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.9(a). By virtue of the foregoing treatment of the Company Stock Options, the Parties agree that no Person shall have any right under or with respect to any Company Stock Option after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 2.9(a).
          (b) Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, as of the Effective Time, each restricted stock unit award (a “Company RSU”) granted under the Company Option Plan, whether or not vested at the Effective Time, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of such cancellation, an amount in cash equal to the RSU Consideration (net of any applicable withholding taxes); it being understood that such actions of the Company shall include, without limitation, obtaining any consents necessary from each holder of a Company RSU immediately prior to the Effective Time to cancel such Company RSU as provided in this Section 2.9(b). For purposes of this Agreement, the term “RSU Consideration” with respect to a Company RSU means an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to its cancellation (assuming full vesting) and (y) $1.80. At or as soon as practicable following the Effective Time, the Purchaser shall provide each holder of Company RSUs that are cancelled pursuant to this Section 2.9(b) with a payment as described in this Section 2.9(b), and any such cancelled Company RSU shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.9(b). By virtue of the foregoing treatment of the Company RSUs, the Parties agree that no Person shall have any right under or with respect to any Company RSU after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 2.9(b).
          (c) Except as set forth on Schedule 2.9(c), prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that, as of the Effective Time, each then outstanding warrant to purchase shares of Company Common Stock (a “Company Warrant”), whether or not exercisable and vested at the Effective Time, shall be canceled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of such cancellation, an amount in cash equal to the Warrant Consideration (net of any applicable withholding taxes); it being understood that, except as set forth on Schedule 2.9(c), such actions of the Company shall include, without limitation, obtaining any consents necessary from each holder of a Company Warrant immediately prior to the Effective Time to cancel such Company Warrant as provided in this Section 2.9(c). For purposes of this Agreement, the term “Warrant Consideration” with respect to a Company Warrant means an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Warrant immediately prior to its cancellation and (y) the excess, if any, of (i) $1.80 over (ii) the exercise price per share of Company Common Stock subject to such Company Warrant. As soon as practicable following the Effective Time, the Purchaser shall provide each holder of Company Warrants that are cancelled pursuant to this Section 2.9(c) with a payment as described in this Section 2.9(c), and any such cancelled Company Warrants shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.9(c). By virtue of the foregoing treatment of the Company Warrants, the Parties agree that no Person shall have any right under or with respect to any Company Warrant after the Effective Time other than the right to receive the applicable payment (if any) due pursuant to this Section 2.9(c).
          (d) Except as set forth in Schedule 2.9(d), the Company shall take all necessary actions with respect to the Company Stock Options, the Company RSUs and the Company Warrants to terminate such Company Stock Options, Company RSUs and Company Warrants as of the Effective Time and to implement the foregoing provisions of this Section 2.9. The Board of Directors of the Company, or, if appropriate, any committee of the Board of Directors administering the Company Option Plan, shall adopt such resolutions or take such actions as are necessary to implement the foregoing provisions of this Section 2.9 and carry out the terms of this Agreement. As of the Effective Time, the Company Option Plan shall be terminated and no further awards or grants shall be made thereunder.

          Section 2.10 Closing
          Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 400 S. Hope St., Los Angeles, CA 90071, on the second (2nd) Business Day after all of the closing conditions set forth on Articles VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (in any event, the “Closing Date”), unless otherwise provided by the mutual agreement, in writing, of the Company, the Purchaser and Merger Sub.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to the Purchaser and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to the Purchaser prior to the execution and delivery of this Agreement, which Company Disclosure Schedule identifies exceptions only by the specific section or subsection of this Agreement to which each entry relates, which exceptions shall also apply to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such exceptions are applicable to any other such section or subsection (the “Company Disclosure Schedule”):
          Section 3.1 Organization and Qualification
          (a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational documents), all as amended to date, of the Company and each of its Subsidiaries have been delivered or made available to the Purchaser and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect as of the date hereof and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.
          (b) Schedule 3.1(b) of the Company Disclosure Schedule sets forth all Subsidiaries of the Company, including, for each Subsidiary, (i) such Subsidiary’s jurisdiction of incorporation, (ii) all other jurisdictions in which such Subsidiary is authorized to do business, and (iii) a complete and accurate list of such Subsidiary’s current directors and officers. Each Subsidiary of the Company has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity securities or equity interest of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
          Section 3.2 Authorization
          The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Company Stockholders’ Approval with respect to the Merger, to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, obtaining the Company Stockholders’ Approval). This Agreement constitutes the legally valid and binding agreement of the Company (assuming due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub), enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.
          Section 3.3 Capitalization and Share Ownership
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock. As of the date hereof, (A) 23,708,792 shares of Company Common Stock (excluding shares held by the Company or any of its Subsidiaries, as treasury stock or otherwise, and excluding the Exchangeable Shares) were issued and outstanding, (B) 500,000 shares of Company Common Stock were held by the Company and its Subsidiaries, as treasury stock or otherwise, (C) one (1) share of Company Preferred Stock was issued and outstanding, (D) 1,811,360 Exchangeable Shares that are exchangeable for an aggregate of 1,811,360 shares of Company Common Stock were issued and outstanding, (E) 1,350,557 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options, (F) 743,500 shares of Company Common Stock were reserved for issuance upon payment of outstanding Company RSUs and (G) 20,958,453 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants. All outstanding shares of the Company Common Stock and the Exchangeable Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. All of the shares of the Company Common Stock which may be issued pursuant to the Exchangeable Shares, Company Stock Options, Company RSUs and Company Warrants will be, when issued in compliance with the terms of such Exchangeable Shares, Company Stock Options, Company RSUs and Company Warrants, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Schedule 3.3(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all outstanding options and share appreciation rights to purchase, and all restricted stock unit awards to receive, Company Common Stock granted under the Company Option Plan and all other options, warrants or rights to purchase or receive Company Common Stock or Exchangeable Shares granted by the Company or any of its Subsidiaries (collectively, the “Company Stock Issuance Rights”), the number of shares subject to such Company Stock Issuance Right, the grant dates and exercise prices of each such Company Stock Issuance Right and the names of the holders thereof. Other than as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no options, share appreciation rights, restricted stock unit awards, warrants or other rights to acquire capital stock, or other equity or voting interests in the Company (including the Exchangeable Shares) or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in the Company (including the Exchangeable Shares). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, as of the date hereof, no irrevocable proxies have been granted with respect to the shares of the Company Common Stock. No Person has any right to acquire any interest in the business or assets of the Company (including any right of first refusal or similar right), other than pursuant to this Agreement or pursuant to rights of condemnation or eminent domain afforded by law. No shares of the Company Common Stock and no Exchangeable Shares are owned by any Subsidiary of the Company. The Company, the Canadian Subsidiary, 1305699 Alberta ULC and their respective directors, officers and stockholders will have taken prior to the Closing all corporate action necessary to authorize and effect the Share Exchange, and the Share Exchange will be duly and validly consummated in compliance with (A) each of (i) the articles of the Canadian Subsidiary, (ii) the Voting and Exchange Rights Trust Agreement, dated August 24, 2007, among the Company, the Canadian Subsidiary and Valiant Trust Company (the “Voting and Exchange Agreement”), and (iii) the Support Agreement dated August 24, 2007, among the Company, the Canadian Subsidiary and 1305699 Alberta ULC, and (B) all applicable law, in each case prior to the Closing, such Share Exchange to be subject to consummation of the Merger. Immediately prior to the consummation of the Merger, the Company will be the indirect owner of all the issued and outstanding shares of the Canadian Subsidiary.
          (b) Schedule 3.3(b) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (i) its authorized share capital and (ii) the number of issued and outstanding shares of its authorized share capital and the record and beneficial owners thereof. Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, each of the outstanding shares of capital stock of, or other equity or voting interest in, the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company, free and clear of all Liens, other than Permitted Liens. There are no options, share appreciation rights, restricted stock unit awards, warrants or other rights to acquire the capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries or securities convertible into or exercisable or exchangeable for the capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries. There are no outstanding obligations of any of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Company’s Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted with respect to the shares of the capital stock or equity of any of the Subsidiaries of the Company. No Person has any right to acquire any interest in the business or assets of any of the Company’s Subsidiaries (including any right of first refusal or similar right), other than pursuant to rights of condemnation or eminent domain afforded by law.
          Section 3.4 Indebtedness
          Schedule 3.4 of the Company Disclosure Schedule sets forth all of the agreements or instruments pursuant to which any of the Indebtedness of the Company and its Subsidiaries in the amount of $50,000 or greater is outstanding, together with the amount outstanding thereunder, in each case as of the date hereof. The Indebtedness of the Company and its Subsidiaries not set forth on Schedule 3.4 of the Company Disclosure Schedule do not exceed $250,000 in the aggregate. Other than as set forth on Schedule 3.4 of the Company Disclosure Schedule, as of the date hereof and as of immediately prior to the Effective Time, there is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument which would give the other party the right to accelerate any Indebtedness of the Company or any of its Subsidiaries. Complete and correct copies of each such agreement or instrument set forth on Schedule 3.4 of the Company Disclosure Schedule have been delivered or made available to the Purchaser prior to the date hereof.
          Section 3.5 Governmental Authorization; Noncontravention
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities Legal Requirements, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach of any provision of any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which its or their respective properties or assets are bound or affected, (iii) except as set forth on Schedule 3.5(b) of the Company Disclosure Schedule, require any consent or other action by any Person (other than as set forth in Section 3.5(a)) under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default), or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of (1) any Material Contract binding upon the Company or any Subsidiary of the Company, or (2) any material permit, certificate, approval or other similar authorization from a Governmental Authority held by, or affecting, or relating in any way to, the assets or business of, the Company or any Subsidiary of the Company, or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any other Subsidiary of the Company.
          Section 3.6 SEC Filings
          (a) Since January 1, 2006, the Company has filed on a timely basis all reports, prospectuses, forms, schedules, proxy statements, registration statements and other similar documents required to be so filed with the SEC (collectively, and to the extent publicly available, the “Company SEC Reports”). A true and complete copy of each of the Company SEC Reports filed prior to the date hereof and not publicly available on EDGAR has been made available to the Purchaser prior to the date hereof. No Subsidiary of the Company is required to file any report, prospectus, form, schedule, proxy statement, registration statement or other similar documents with the SEC.
          (b) Except as set forth on Schedule 3.6(b) of the Company Disclosure Schedule, all Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.
          (c) Except as set forth on Schedule 3.6(c) of the Company Disclosure Schedule, none of the Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective filing dates (with respect to filings made under the Exchange Act ) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), (and, if amended or superseded prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (d) Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and to the knowledge of the signatories thereof, the statements contained in such certifications are true and correct. For purposes of this Section 3.6(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(A) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other of the Company SEC Reports.
          (f) Except as set forth on Schedule 3.6(f) or in the Company SEC Reports filed and publicly available prior to the date hereof, the Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(F) and 15d-15(F) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of its financial reporting and preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A copy of any such disclosures made by the Company’s management to the Company’s outside auditors and the audit committee have been previously provided to the Purchaser.
          (g) Except as set forth on Schedule 3.6(g) or in the Company SEC Reports filed and publicly available prior to the date hereof, (i) the Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(E) and 15d-15(E) under the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder, and (ii) the Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

          (h) Since January 1, 2006, to the Knowledge of the Company (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding fraud in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Legal Requirements or a violation of Legal Requirements relating to fraud against shareholders by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors (or any committee thereof) or to any director or officer of the Company, or to the general counsel or equivalent officer of the Company.
          Section 3.7 Financial Statements; Undisclosed Liabilities
          (a) Company Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries (including any related notes and schedules) included in the Company SEC Reports (i) have been prepared in accordance with past practice and GAAP (except as otherwise stated therein and subject to normal year end adjustments in the case of any unaudited interim financial statements) applied on a consistent basis during the periods involved and (B) fairly present in all material respects, in accordance with GAAP, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods or as of the dates then ended.
          (b) Undisclosed Liabilities. Except as set forth on the Company’s consolidated balance sheet at December 31, 2007 included in the Company’s Form 10-K for the year ended December 31, 2007, none of the Company and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, none of which are or would reasonably be expected to be, individually or in the aggregate, a material liability or material obligation, or (ii) liabilities or obligations otherwise set forth on Schedule 3.7(b) of the Company Disclosure Schedule.
          Section 3.8 Absence of Certain Changes
          Except (i) as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof, (ii) as set forth on Schedule 3.8, or (iii) as otherwise expressly permitted by this Agreement, since December 31, 2007 the businesses of Company and each of its Subsidiaries have been operated in the ordinary course and consistent with past practices and since such date there has not occurred:

          (a) any Material Adverse Effect or any condition, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (b) any proceeding with respect to a merger, consolidation, liquidation or reorganization of Company or any of its Subsidiaries other than such proceedings relating to this Agreement;
          (c) any declaration, payment or setting aside for payment of any dividend or other distribution by the Company or any of its Subsidiaries (except to the Company) or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or securities of the Company or any of its Subsidiaries;
          (d) any amendment or change to the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents);
          (e) any change by the Company to its accounting methods, practices, policies or principles for financial accounting or Tax purposes;
          (f) any issuance or grant by the Company or any of its Subsidiaries of any rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries;
          (g) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company RSUs;
          (h) any employment agreement or consulting agreement entered into (or amended or supplemented) by the Company or any of its Subsidiaries with any Employee or Independent Contractor, or the grant of any increase in compensation (including employee benefits) of any Employee or Independent Contractor of the Company or any of its Subsidiaries, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect as of December 31, 2007;
          (i) any increase in or establishment of any bonus, severance or termination pay, deferred compensation, pension, retirement, profit sharing, stock option or other employee benefit plan, or any other increase in the compensation payable to any officers or key Employees;

          (j) any amendment to, or modification of, any Company Stock Option or any adoption of, or amendment to, the Company Option Plan, except as contemplated in this Agreement;
          (k) any Indebtedness incurred by the Company or any of its Subsidiaries, or any loans made or agreed to be made by or to the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice;
          (l) any entry into any material partnership arrangements, license agreements, joint development agreements or strategic alliances, or any acquisition of any capital stock or other ownership interest in any other Person;
          (m) any loan made by the Company or any of its Subsidiaries to any officer or director of the Company or any of its Subsidiaries;
          (n) any personal guarantee granted by the Company or any of its Subsidiaries on behalf of any of the officers or directors of the Company or any of its Subsidiaries;
          (o) any damage, destruction or loss, whether or not covered by insurance, to any material asset of the Company or any of its Subsidiaries;
          (p) any Tax election (other than those in the ordinary course of business consistent with past practice), amendment of any Tax Return, application for any ruling relating to Taxes, any entry into any closing agreement in respect of Taxes, settlement of any Tax liability, claim or assessment, or any consent to an extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;
          (q) any revaluation by the Company or any of its Subsidiaries of any material assets of the Company or any of its Subsidiaries;
          (r) the commencement of any lawsuit, or settlement of any existing lawsuit or threatened claims, other than for the routine collection of bills;
          (s) any entry by the Company or any of its Subsidiaries into, or any amendment of, any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement); or
          (t) any agreement by the Company or any of its Subsidiaries to take any of the actions described in the foregoing.
          Section 3.9 Licenses
          The Company and each of its Subsidiaries, as applicable, holds all licenses, permits, certificates, approvals or other similar authorizations of all Governmental Authorities necessary for such entity to own, lease or operate its properties and assets and to conduct its business as presently conducted (the “Licenses”), except to the extent failure to hold any such License would not be material. Each of the material Licenses is valid and in full force and effect and the Company and each of its Subsidiaries are in material compliance with the terms of the

Licenses. None of the Governmental Authorities that has issued any material License has notified the Company or any of its Subsidiaries (A) of its intent to modify, revoke, terminate or fail to renew any such material License, now or in the future, or (B) that the Company or any of its Subsidiaries is in violation of the terms of any such material License and no action has been threatened with respect thereto. There is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the material Licenses or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any of the material Licenses.
          Section 3.10 Litigation; Compliance with Laws
          (a) Litigation. Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, there is no suit, claim, Action, proceeding (at law or in equity) or investigation pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there are no Actions pending or, to the Company’s Knowledge, threatened, seeking to or that reasonably would be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement, including the Merger. Schedule 3.10(a) of the Company Disclosure Schedule identifies all pending litigation to which the Company is a party, and all proceedings or investigations by a Governmental Authority which, to the Company’s Knowledge, are pending against the Company, as of the date hereof and all resolved (by settlement or court order) litigation for the past three years in which the Company or any of its Subsidiaries is or was a party and which exceeded $100,000 individually or in any related series of payments.
          (b) Compliance. Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, as of the date hereof and as of immediately prior to the Effective Time, the Company and its Subsidiaries are in material compliance with all Legal Requirements applicable to them or their respective businesses or operations and have not received unresolved notification of any asserted present or past failure to so comply. Schedule 3.10(b) of the Company Disclosure Schedule identifies any notifications received by the Company during the past three years of any asserted present or past failure to comply with any material Legal Requirements.
          Section 3.11 Employment Matters
          (a) Schedule 3.11(a) of the Company Disclosure Schedule contains a true, complete and accurate list of the name of each current Employee of the Company and its Subsidiaries, and for each such Employee, his or her (i) employer; (ii) job title; (iii) current salary or hourly wage rate; (iv) any incentive, bonus, or commissions arrangement; (v) any other special compensation or perquisites (e.g. automobile allowance); (vi) total compensation received in 2007; (vii) status as exempt or non-exempt from applicable overtime Legal

Requirements; (viii) vacation and/or paid time off accrual rate; (ix) amount of accrued vacation and/or paid time off; (x) date of hire; and (xi) status on a leave of absence and, if applicable, the type of leave of absence and the expected date of return to work.
          (b) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, there is no material claim, Action or charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging, with respect to any Employee or Independent Contractor, any violation of any Legal Requirement or contract relating to employment and employment practices, any violation of OSHA or other similar Legal Requirement, or any violation of any collective bargaining agreement, any unlawful discrimination, retaliation or harassment in employment practices or any unfair labor practices before any Governmental Authority or arbitral body.
          (c) No Employees are covered by any collective bargaining agreement with respect to their employment with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.11(c) of the Company Disclosure Schedule, during the past three (3) years, no labor union or other organization has (i) filed a petition with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any Employee; (ii) negotiated or attempted to negotiate a collective bargaining agreement or other labor union agreement on behalf of any Employees; or (iii) engaged in or, to the Knowledge of the Company, threatened to engage in any organizing activity with respect to any Employee.
          (d) There has been no labor strike, work slowdown, employee lockout or concerted work stoppage with respect to the business activities of the Company or any of its Subsidiaries during the last three years and, to the Knowledge of the Company, except as set forth on Schedule 3.11(d) of the Company Disclosure Schedule, there are no pending or threatened union organizing efforts, labor strikes, disputes, slow-downs or work stoppages against the Company or any of its Subsidiaries.
          (e) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no unresolved complaints against the Company or any of its Subsidiaries issued by, and neither the Company nor any of its Subsidiaries has received notice of any pending material complaint before, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any comparable non-U.S. Governmental Authority.
          (f) Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are and, during the prior three (3) years have been, in material compliance with all applicable Legal Requirements relating to the employment of labor, including those related to wages, hours, classification of employees as exempt from overtime compensation, immigration and naturalization, hiring, equal opportunity, discrimination, harassment, retaliation, employee privacy, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities. Except as set forth on Schedule 3.10(a), the Company and its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth on Schedule 3.10(b), during the prior three (3) years, the Company and its Subsidiaries have paid in full to all Employees and Independent Contractors or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees and Independent Contractors, and neither the Company nor any of its Subsidiaries has received notice of any material claim with respect to payment of wages, salary or overtime pay, or the alleged misclassification of any Employee as exempt from any Legal Requirement governing overtime compensation or any worker as an independent contractor rather than as an employee, that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any executory consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. The Company and its Subsidiaries are and, during the prior three (3) years, have been in compliance with the requirements of WARN and any similar Legal Requirements and have no liabilities pursuant to WARN, in each case as determined without regard to any terminations of employment that occur on or after the Effective Time.
          (g) The Company and its Subsidiaries have classified all individuals who perform services for them correctly under each Benefit Plan, ERISA, the Code and other applicable Legal Requirements as common law employees, independent contractors or leased employees.
          (h) Except as set forth on Schedule 3.11(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement that (i) restricts the right of the Company or any of its Subsidiaries from terminating any current Employee’s employment or Independent Contractor’s services without cause or without a specified notice period, (ii) obligates the Company or any of its Subsidiaries to pay or provide severance payments or benefits to any Employee or Independent Contractor upon termination of such Employee’s employment or Independent Contractor’s services with the Company or any of its Subsidiaries, or (iii) obligates the Company or any of its Subsidiaries to provide any payment or benefits to any Employee or Independent Contractor upon a change in control of the Company or any of its Subsidiaries.
          (i) To the Knowledge of the Company, no current management Employee of the Company or any of its Subsidiaries is a party to an agreement that interferes with or restricts such Employee’s ability to engage in the business of the Company or its Subsidiaries.
          Section 3.12 Tax Matters
          (a) Except as set forth on Schedule 3.12(a) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries has timely filed all Tax Returns (other than tax returns which if properly prepared and filed would involve an immaterial amount of tax) required to be filed, and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries has timely paid (or the Company has made adequate reserves therefor in its financial statements included in the Company SEC Reports) all Taxes which are due and payable (whether or not shown on such Tax Returns); (iii)

the Company has made appropriate accruals in accordance with GAAP in the financial statements included with the latest Company SEC Reports for all Taxes of the Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the date of the latest Company SEC Reports for which Tax Returns have not yet been filed, or for which Taxes have been accrued but are not yet due and owing; (iv) since the date of the latest Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice; (v) the Company and each of its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any Person; and (vi) the Company and each of its Subsidiaries has properly charged and collected on all sales, leases and other supplies, including deemed supplies made by it, the amount of all Taxes which may be imposed by state, provincial or other taxing authorities required to be collected by the Company and has remitted such Taxes in the form required under applicable law or has made adequate provisions for the payment of such amounts to the proper Governmental Authority.
          (b) Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority. As of the date hereof, there are no audits, examinations, requests for information or other administrative proceedings pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, there are no (i) outstanding agreements or waivers by or with respect to the Company or any of its Subsidiaries that extend the statutory period of limitations applicable to any Tax Returns or Taxes for any period and (ii) Liens for Taxes on the assets of the Company or its Subsidiaries, except for Liens for Taxes not yet due and payable or being contested in good faith in accordance with appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has entered into any closing agreements or other agreements with any Governmental Authority relating to the payment of Taxes by such Party, (ii) is liable for any unpaid Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, or (iii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (B) deferred intercompany gains or any excess loss accounts as described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provisions under state, local or foreign tax law), (C) installment sale or open transaction dispositions made on or prior to the Closing, (D) any written and legally binding agreement with a Governmental Authority relating to Taxes, or (E) any prepaid amount received on or prior to the Closing Date. Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, there will be no Tax allocation or Tax sharing agreement in effect on the Effective Date under which the Company or any of its Subsidiaries may be liable.

          (c) Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been included in any consolidated U.S. federal income Tax Return or other consolidated, combined, unitary or similar Tax Return under any other jurisdiction (other than a Tax Return for a group of which the Company or one of its Subsidiaries was the common parent) for any taxable period for which the statute of limitations has not expired. Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation.
          (d) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (i) in a distribution intended to qualify under Section 355 of the Code within the past five years, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1).
          (e) The Company is not, and has not been at any time during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
          (f) Except as set forth on Schedule 3.12(f) of the Company Disclosure Schedule, all related party transactions among the Company, its Subsidiaries and their Affiliates have been, in all respects, on an arms’ length basis in accordance with Section 482 of the Code, or any state, local or foreign law equivalent.
          (g) Except as set forth on Schedule 3.12(g) of the Company Disclosure Schedule, there is no limitation on the utilization by the Company or any of its Subsidiaries of their net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local Legal Requirements (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
          (h) There are no circumstances existing which could result in the application to the Company or any of its Subsidiaries of Sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Income Tax Act (Canada) or any similar provisions of any other applicable Tax legislation.  The Company and each of its Subsidiaries is in compliance in all material respects with section 247 of the Income Tax Act (Canada) and neither the Company nor any of its Subsidiaries has participated, directly or indirectly through a partnership in a transaction contemplated in subsection 247(2) of the Income Tax Act (Canada).

          Section 3.13 Real Property
          (a) Neither the Company nor any of its Subsidiaries owns any real property.
          (b) Schedule 3.13(b) of the Company Disclosure Schedule lists each real property that is leased by the Company or any of its Subsidiaries (the “Leased Real Property”). Each of the Company and its Subsidiaries hold good and valid leasehold interests in the Leased Real Property free and clear of all Liens, other than (i) as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, (ii) Permitted Liens or (iii) Liens encumbering the lessor’s interest in the Leased Real Property incurred by the lessor. Each Material Lease under which the Leased Real Property is held (A) is in full force and effect, and (B) is enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles. Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, (i) no default exists under any Material Lease, (ii) to the Knowledge of the Company, no default by the landlord exists under any such Material Lease, (iii) to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default by the Company or any of its Subsidiaries under any such Material Lease, and (iv) to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default by the landlord under any such Material Lease. Complete and correct copies of each lease under which the Leased Real Property is held have been delivered or made available to the Purchaser prior to the date hereof. Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, there are no existing, or to the Knowledge of the Company, any threatened or pending litigation or condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Leased Real Property or any portion thereof which is subject to a Material Lease. All rents, additional rents, common area charges, escrow payments or similar charges or payments that are required to be made by the Company or any of its Subsidiaries under the Material Leases and are due and payable prior to and including the date of this Agreement have been paid in full without offset, claim or reduction. Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent or approval of, payment of a fee or penalty to, the landlord thereunder, or give the landlord thereunder the option to terminate or modify any Material Lease.
          (c) There are no contractual or legal restrictions or physical defects that preclude or restrict, in a manner that, individually and in the aggregate, reasonably could be expected materially and adversely to affect the ability of the Company or any of its Subsidiaries to use the Material Leases for the purposes for which it is currently being used by the Company or such Subsidiary.
          (d) The Company and each applicable Subsidiary of the Company has received all approvals of any Governmental Authority, including building, zoning, administrative, occupational safety and health authorities, or such other approvals, including licenses and certificates of occupancy, under any applicable Legal Requirements, required to be obtained in connection with the ownership, use and operation of the Leased Real Property which is subject to a Material Lease for the purposes for which it is currently being used by the Company or such Subsidiary, except for such, which if not obtained would not, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof.
          (e) No portion of the Leased Real Property which is subject to a Material Lease has suffered any material damage by fire or other casualty in the three (3) years immediately preceding the date of this Agreement that has not heretofore been repaired and restored to the condition necessary for the Company or the applicable Subsidiary of the Company to own and operate its business in accordance with good industry standards.
          Section 3.14 Environmental Matters
          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
          (a) The Company and its Subsidiaries are and have been (except for such failures as have been remedied to the satisfaction of Governmental Authorities having jurisdiction thereof) in compliance with all Environmental Permits, and the Company and its Subsidiaries are in compliance with all Environmental Laws;
          (b) There is no investigation, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under any Environmental Law. The Company and its Subsidiaries have not in the last three (3) years received any notice of noncompliance with any Environmental Law;
          (c) Neither the Company nor any of its Subsidiaries is subject to any pending Environmental Claim or has received notice thereof that has not been fully resolved and, to the Knowledge of the Company, there are no threatened Environmental Claims against the Company or any of its Subsidiaries;
          (d) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to cleanup, remediation or removal of Hazardous Materials under any Environmental Law or, to the Knowledge of the Company to investigation that reasonably would be expected to result in a material liability;
          (e) Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any contract that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any environmental liabilities and costs relating to Hazardous Materials;
          (f) Neither the Company nor any of its Subsidiaries owns or leases any real property containing any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, or septic tanks in which any Hazardous Materials have been disposed;

          (g) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has released, discharged, placed, stored, buried or dumped any Hazardous Materials on, beneath or adjacent to the Real Property or any real property formerly owned, operated or leased by the Company or any of its Subsidiaries that requires investigation, removal, remediation or corrective action by the Company or any of its Subsidiaries under applicable Environmental Laws;
          (h) No employee of the Company or of its Subsidiaries in the course of his or her employment with the Company or any such Subsidiary has been exposed to any Hazardous Materials in a manner the Company expects would be likely to give rise to a claim against the Company or any Subsidiary of the Company;
          (i) The Company has made available to Purchaser copies of all environmentally related audits, studies, reports, analyses and results of investigations performed in the past three (3) years with respect to currently or previously owned, leased or operated properties that were performed by the Company, performed at the Company’s request or are otherwise in the Company’s possession.
          (j) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person acting on its behalf, has disposed of any Hazardous Materials in any disposal facility that is currently the subject of any investigation, removal, remediation or corrective action under applicable Environmental Laws.
          Section 3.15 Insurance
          The Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. All such Insurance Policies are in full force and effect. The Company has made available to the Purchaser prior to the date hereof copies of all such Insurance Policies, each of which is set forth on Schedule 3.15 of the Company Disclosure Schedule. To the Knowledge of the Company, except as set forth on Schedule 3.15 of the Company Disclosure Schedule, there is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies identified on Schedule 3.15 of the Company Disclosure Schedule as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
          Section 3.16 Intellectual Property
          (a) Schedule 3.16(a) of the Company Disclosure Schedule contains a true and complete list of all (A) registrations or applications for registration, in respect of patents, trademarks, service marks, copyrights and domain names, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, owned by the Company or any of its Subsidiaries, and (B) material unregistered trademarks and service marks owned by the Company or any of its Subsidiaries.

          (b) Schedule 3.16(b) of the Company Disclosure Schedule contains a true and complete list of (i) all agreements providing for the license of any Third Party Intellectual Property to which the Company or any of its Subsidiaries is a party; (ii) any material licenses of Intellectual Property granted by the Company or any of its Subsidiaries to any other Person; and (iii) any agreement by which the Company or any of its Subsidiaries grants any ownership right or option to acquire an ownership right in any material Owned Intellectual Property.
          (c) All agreements and licenses set forth in Schedule 3.16(b) of the Company Disclosure Schedule are valid and binding obligations of the Company or its Subsidiaries, are in full force and effect, and are enforceable against the Company or its Subsidiaries, as applicable, in accordance with their terms. The Company and its Subsidiaries are not, and to the Knowledge of the Company, no party to any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration of any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has, in the past three (3) years, sent a written notice of breach or default to any party to any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule, except to the extent that such breach or default has not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. No Action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries that challenges the legality, validity or enforceability of any license, sublicense or other agreement listed in Schedule 3.16(b) of the Company Disclosure Schedule.
          (d) The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, and (ii) in the case of Third Party Intellectual Property, as set forth in the license or agreement therefor.
          (e) To the Knowledge of the Company, the conduct by the Company and its Subsidiaries of their respective businesses as currently conducted (including, without limitation, the Company’s and its Subsidiaries’ offering, sale, license, and performance of their respective products and services), and the use by the Company or any of its Subsidiaries of the Company Intellectual Property, does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. The Company and its Subsidiaries have not received in the past three (3) years any written notice or other communication of any actual, alleged, possible or potential infringement, misappropriation, dilution or unlawful use by the Company or any of its Subsidiaries of, any Intellectual Property or other proprietary asset or rights of any other Person relating to any Company Intellectual Property or any product or service of the Company or any of its Subsidiaries. There is no Action instituted, asserted or pending or, to the Knowledge of the Company, threatened by any Person against the Company or any Subsidiary of the Company nor any cease and desist or equivalent letter or any other notice of any allegation received by the Company or any of its Affiliates, (i) challenging or affecting in any material way the rights of the Company or any of its Subsidiaries in or seeking to deny or restrict the use by the Company or any Subsidiary of the Company of any Intellectual Property, (ii) alleging that the Company’s or its Subsidiaries’ offering, sale, license, and performance of their respective products and services infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, or (iii) alleging that the Third Party Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.
          (f) To the Knowledge of the Company, there has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Owned Intellectual Property or Third Party Intellectual Property (exclusively licensed to the Company or any of its Subsidiaries) by any Person, including any current or former officer, employee, independent contractor, consultant or any other agent of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought an Action in the past three (3) years alleging infringement, dilution or misappropriation of any Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any Person.
          (g) The Company or one of its Subsidiaries is the exclusive owner of the entire and unencumbered right, title and interest in, to and under each asset and right embodied in or by the Owned Intellectual Property (except (i) for Permitted Liens, (ii) licenses granted by the Company or any of its Subsidiaries to any Person and (iii) joint ownership interests in immaterial Intellectual Property). None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any Company Intellectual Property is subject to any Action or outstanding decree, order, injunction, judgment, ruling or stipulation restricting in any manner the use, transfer or licensing of the Company Intellectual Property by the Company or any of its Subsidiaries, or that may affect or impair the validity, use or enforceability of the Company Intellectual Property. None of the Company or any of its Subsidiaries is subject to any agreement that restricts the use, transfer or licensing by the Company or any of its Subsidiaries of any Owned Intellectual Property.
          (h) Other than the Owned Intellectual Property and the Third Party Intellectual Property, there are no other items of Intellectual Property that are material to the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Intellectual Property or change the calculation of the payment of royalties or fees to third parties, except to the extent that any such termination, impairment or payment reasonably would not be material.
          (i) To the Company’s Knowledge, all registrations with and applications to Governmental Authorities in respect of the Owned Intellectual Property are valid and in full force and effect and enforceable.
          (j) The Company and its Subsidiaries have taken commercially reasonable measures to ensure that all Intellectual Property created by employees, contractors and consultants of the Company or any of its Subsidiaries (in their respective capacities as such) are Owned Intellectual Property or, with respect to contractors and consultants, licensed to the Company or its Subsidiaries. Furthermore, to the extent reasonably necessary to protect the Owned Intellectual Property that is material to the conduct of the respective businesses of the Company and each of its Subsidiaries, all employees of the Company and each of its Subsidiaries who are or were involved in the creation or development of any Intellectual

Property in the course of performing services for the Company or any of its Subsidiaries have executed written agreements with the Company or one of its Subsidiaries to protect the Intellectual Property, and furthermore, to the Knowledge of the Company, such employees are not in violation or breach of any term of any such written agreement that would materially impair the value to the Company of such Owned Intellectual Property.
          Section 3.17 Employee Benefits
          (a) Schedule 3.17(a) of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan. For each Benefit Plan, the Company has furnished or made available to the Purchaser a true and complete copy of each Benefit Plan document and where a Benefit Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to the Purchaser a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Benefit Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any of its Subsidiaries to any Employees or Independent Contractors, or other beneficiaries or their dependents or spouses of the Company or any of its Subsidiaries concerning the extent of the benefits provided under each Benefit Plan, (iii) the IRS Forms 5500 filed for the prior three (3) years for each Benefit Plan required to file such report, (iv) the most recently received IRS determination letter or IRS prototype opinion letter for each Benefit Plan that has received such IRS determination letter or IRS prototype opinion letter, (v) the most recently prepared actuarial report or financial statement in connection with each Benefit Plan required to prepare or distribute such actuarial report or financial statement and (vi) all material correspondence to or from any Governmental Authority received in the prior three (3) years. Neither the Company nor any of its Subsidiaries has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (y) to enter into any contract to provide compensation or benefits to any individual or (z) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, the transactions contemplated hereby, including the Merger, or ERISA or the Code or to otherwise comply with applicable Legal Requirements.
          (b) Each Benefit Plan has been operated and administered in material compliance with its terms and with all applicable Legal Requirements (including but not limited to ERISA and the Code). No material Action is pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course). No Benefit Plan that is intended to be qualified under Section 401(a) of the Code is currently participating in or has participated in the Employee Plans Compliance Resolution System set forth in Rev. Proc. 2006-27. Except as set forth on Schedule 3.16(b) of the Company Disclosure Schedule, there are no audits, inquiries or proceedings pending or threatened by the IRS, United States Department of Labor, or other Governmental Authority with respect to any Benefit Plan.
          (c) Neither the Company nor any of its Subsidiaries (including any entity that during the past six (6) years was a Subsidiary) or any current or former ERISA Affiliate has now or in the past six (6) years contributed to, sponsored, maintained or had an obligation to contribute to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a plan subject to Section 413 of the Code, or (iv) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA.
          (d) No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full.
          (e) The IRS has issued a favorable determination letter (or, in the case of a prototype plan, an IRS opinion letter) with respect to each of the Benefit Plans that is intended to be qualified under Section 401 of the Code and the related trust that has not been revoked and that covers the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination or the Benefit Plan still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination. To the Knowledge of the Company, no fact or events exists that reasonably would be expected to result in the revocation of such letter.
          (f) With respect to any Benefit Plan, no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that reasonably could be expected to result in any material liability to the Company or any of its Subsidiaries.
          (g) All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made timely or the amount of such contribution, premium or payment is reflected on the Company’s balance sheet included in the Company’s Form 10-K for the period ended December 31, 2007.
          (h) Schedule 3.17(h) of the Company Disclosure Schedule sets forth any individual employment, termination, severance, change in control, retention, work for hire or similar agreement existing prior to the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and any officer, general manager or employee of the Company or any of its Subsidiaries, on the other hand.
          (i) None of the payments contemplated by the Benefit Plans would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code) in connection with the Merger.
          (j) Except to the extent required under ERISA Section 601 et. seq. and Section 4980B of the Code, none of the Benefit Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any Employee. The Company and its Subsidiaries have complied with all applicable healthcare continuation requirements in Section 4980B of the Code and ERISA.

          (k) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (2) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.
          (l) Except as set forth on Schedule 3.17(l) of the Company Disclosure Schedule, no Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the financial statements included in the most recent Company SEC Report, and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 3.17(l) of the Company Disclosure Schedule.
          Section 3.18 Material Contracts
          (a) Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof and as set forth in Schedule 3.18 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by:
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries;
     (ii) any employment or consulting agreement, contract or commitment with any director or officer of the Company or any of its Subsidiaries that provides for annual compensation of more than $100,000 or that are not terminable by the Company or any of its Subsidiaries without providing at least thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;
     (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (including the Merger) or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement;
     (iv) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit the right of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person or in any geographic area, to solicit or hire employees or consultants employed or engaged by any other Person, or granting any exclusive distribution rights;

     (v) any agreement, contract or commitment in connection with or pursuant to which the Company or any of its Subsidiaries expects to spend or receive (or is expected to spend or receive), in the aggregate, more than $500,000 during the current or next fiscal year of the Company;
     (vi) any agreement, contract or commitment currently in force pursuant to which (1) the Company or any of its Subsidiaries licenses any third party to manufacture or reproduce any product, service or technology offered by the Company or any of its Subsidiaries, (2) a third party resells, distributes, or acts as a sales representative for any product, service or technology offered by the Company or any of its Subsidiaries, excluding agreements with distributors or sales representatives in the normal course of business that are cancelable without penalty upon notice of ninety (90) days or less, and substantially in the form previously provided to Purchaser, and (3) the Company or any of its Subsidiaries engages any third party to supply any products or perform any services material to the conduct of the their respective businesses, including without limitation any long-term supply agreements, installation service subcontracts, and repair service provider agreements, in each case to the extent such contract is (x) reasonably likely to involve consideration of more than $500,000 during any fiscal year of the Company and (y) is not cancelable without penalty upon notice of ninety (90) days;
     (vii) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;
     (viii) any joint venture, partnership, strategic alliance and business acquisition or divestiture contracts;
     (ix) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to the Company and its Subsidiaries taken as a whole;
     (x) any material contract that involves or is reasonably likely to involve consideration of more than $250,000 and that otherwise requires consent of or notice to a third party in the event of or with respect to the transactions contemplated by this Agreement (including the Merger);
     (xi) any contract or agreement relating to the issuance of securities of the Company or any of its Subsidiaries;

     (xii) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date hereof of assets in excess of $500,000 not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than another Subsidiary of the Company;
     (xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments evidencing Indebtedness with a value in excess of $250,000;
     (xiv) any agreement of indemnification or any guaranty, other than agreements with the customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;
     (xv) any settlement agreement entered into within the three (3) years immediately prior to the date of this Agreement involving consideration of more than $250,000;
     (xvi) any contract that results in any Person holding a material power of attorney from the Company or any of its Subsidiaries that relates to the Company, any such Subsidiary or their respective businesses (other than limited powers of attorney granted in the ordinary course of business consistent with past practice); and
     (xvii) any other contracts, whether or not made in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, the absence of which, individually or in the aggregate, reasonably would be expected to result in a Material Adverse Effect. The contracts, agreements and commitments referred to in clause (i) through this cause (xvii) are sometimes collectively referred to in this Agreement as the “Material Contracts”.
          (b) Except as set forth on Schedule 3.18(b) of the Company Disclosure Schedule, (A) each of the Material Contracts is valid and in full force and effect in all material respects and (B) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any such Material Contracts. Except as set forth on Schedule 3.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no counterparty to any such Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contracts, agreements and commitments, except for defaults or breaches which would not reasonably be expected to be material, individually or in the aggregate. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available to the Purchaser a copy of each Material Contract prior to the date hereof. Except as set forth on

Schedule 3.18(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty has waived or failed to enforce any material rights or material benefits under any Material Contracts, and (ii) to the Knowledge of the Company, there has not occurred any event giving any counterparty to any such Material Contracts any right of termination, amendment or cancellation of such Material Contract.
          Section 3.19 Affiliate Transaction
          Except as disclosed in the Company SEC Reports, no director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries has, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (iii) a beneficial interest in any Contract disclosed pursuant to Section 3.13, Section 3.16 or Section 3.18 hereof; or (iv) served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.19. Neither the Company nor any of its Subsidiaries has, in the three (3) years immediately prior to the date hereof, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or such Subsidiary.
          Section 3.20 Board Recommendation
          The Board of Directors of the Company, by resolution duly adopted by unanimous vote at a meeting duly called and held, and at which all directors were present, which resolution has not subsequently been rescinded or modified in any manner whatsoever, has (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and approved the Merger, (iii) subject to Section 5.5, resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement and the Merger, and (iv) subject to Section 5.5, directed that adoption of this Agreement and the Merger be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. The actions described in this Section 3.20 and the favorable recommendation to the Company’s stockholders contemplated thereby are sometimes collectively referred to in this Agreement as the “Company Board Recommendation”.
          Section 3.21 Antitakeover Statutes
          Prior to the date hereof, the Board of Directors of the Company has approved the Merger and such action represents the only action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other antitakeover or similar foreign, federal, state or local statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

          Section 3.22 Vote Required
          The vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holder of any class or series of capital stock of the Company or any of its Subsidiaries necessary to approve the Merger and the transactions contemplated herein.
          Section 3.23 Title to Personal Property; Condition and Sufficiency of Assets
          The Company and its Subsidiaries has good and valid title to, or, in the case of leased personal properties and assets, valid leasehold or subleasehold interests in, all of its material personal properties and assets used or held for use in the business of the Company and its Subsidiaries, as reflected in the most recent balance sheet of the Company referred to in Section 3.7(a) (the “Fixed Assets”), free and clear of any Liens, except for Permitted Liens. All of the Fixed Assets are in good operating condition and repair, subject to normal wear and tear, and are usable in the ordinary course of the business of the Company, except as would not be material. The Fixed Assets (including leased fixed assets) of the Company are sufficient to conduct the business of the Company from and after the Effective Time without interruption and in the ordinary course of business as currently conducted. No Person other than the Company or any of its Subsidiaries owns any rights or interests in any of the Fixed Assets of the Company.
          Section 3.24 Certain Business Practices
          Neither the Company, its Subsidiaries, their Affiliates, nor any other Person acting for or on behalf of any of the foregoing, has directly or indirectly (i) taken any action which would cause the Company or any of its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder, or any similar applicable Legal Requirement; (ii) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, its Subsidiaries or any of their Affiliates, or (d) in violation of any Legal Requirement; or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or the appropriate Subsidiary of the Company.
          Section 3.25 Proxy Statement
          Except for information provided by the Purchaser in writing expressly for inclusion therein, none of the information contained or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 3.26 Opinion of Financial Advisor
          The Board of Directors of the Company received the opinion of William Blair & Co., to the effect that, and based upon and subject to the factors and assumptions set forth therein, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders, and a copy of the written opinion will be provided to the Purchaser following the date of this Agreement. The Company has been advised that William Blair & Co., will consent to a description and inclusion of the opinion in the document required to be filed with the SEC in connection with the Merger and to references to William Blair & Co., in such document, provided that any such description and references are approved in advance by William Blair & Co.
          Section 3.27 Finders and Brokers
          No broker, finder or investment banker, financial advisor or other Person, other than SMH Capital, Inc. and William Blair & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has provided the Purchaser with copies of all agreements under which any fees are payable to SMH Capital, Inc. and William Blair & Co., and all indemnification and other agreements related to the engagement of SMH Capital, Inc. and William Blair & Co.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB
          The Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company, except as set forth in the Purchaser Disclosure Schedule delivered by the Purchaser and Merger Sub to the Company prior to the execution and delivery of this Agreement, which Purchaser Disclosure Schedule identifies exceptions only by the specific section or subsection of this Agreement to which each entry relates, which exceptions shall also apply to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such exceptions are applicable to any other such section or subsection (the “Purchaser Disclosure Schedule”):
          Section 4.1 Organization and Qualification
          Each of the Purchaser and Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not reasonably be expected to have a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Complete and correct copies of each of the Purchaser’s and Merger Sub’s articles or certificate of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company and no other organizational documents are applicable. Such articles or certificate of incorporation and bylaws are in full force and effect as of the date hereof and neither the Purchaser nor Merger Sub is in violation of any of their respective provisions.
          Section 4.2 Authorization
          Each of the Purchaser and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by each of the Purchaser and Merger Sub, and no other corporate proceedings on the part of the either the Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement constitutes the legally valid and binding agreement of each of the Purchaser and Merger Sub, as the case may be (assuming due authorization, execution and delivery of this Agreement by the Company), enforceable against each of the Purchaser and Merger Sub in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.
          Section 4.3 Capitalization and Share Ownership
          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1000 shares are duly authorized, validly issued and outstanding, fully paid, nonassessable and owned by the Purchaser free and clear of all Liens. No class of capital stock of Merger Sub is subject to preemptive (or similar) rights. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Merger Sub has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). Except for this Agreement, there are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Merger Sub or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Merger Sub. Except for this Agreement, no Person has any right to acquire any interest in the business or assets of Merger Sub (including any rights of first refusal or similar right).

          Section 4.4 Governmental Authorization; Noncontravention
          (a) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby requires no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities Legal Requirements, (iv) such other consents, approvals, authorizations and notifications as are set forth on Schedule 4.4(a) of the Purchaser Disclosure Schedule, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
          (b) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the articles or certificate of incorporation or bylaws of either the Purchaser or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Purchaser or Merger Sub or by which their respective properties or assets are bound or affected, and (iii) require any consent or other action by any Person (other than as set forth in Section 4.4(a)) under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default), or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Purchaser or Merger Sub is entitled under (1) any provision of any agreement or other instrument binding upon the Purchaser or Merger Sub or (2) any material permit, certificate, approval or other similar authorization from a Governmental Authority held by, or affecting, or relating in any way to, the assets or business of the Purchaser or Merger Sub, other than such exceptions in the case of clauses (1) and (2) as would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
          Section 4.5 Litigation
          As of the date hereof, (i) there is no suit, claim, Action, proceeding (at law or in equity) or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser or Merger Sub or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (ii) neither the Purchaser nor Merger Sub is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (i) and (ii), would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the

Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, there are no Actions pending or, to the Purchaser’s knowledge, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement, including the Merger.
          Section 4.6 Ownership of Company Common Stock
          Neither the Purchaser nor Merger Sub beneficially own, directly or indirectly, any shares of Company Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
          Section 4.7 Finders and Brokers
          No broker, finder or investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
          Section 4.8 Sufficient Funds
          Purchaser has, and at the Effective Time, will have, funds that are sufficient to consummate the transactions contemplated hereby and to pay all of Purchaser’s fees and expenses related to the transactions contemplated by this Agreement. Purchaser will provide such funds to the Exchange Agent at or prior to the Effective Time.
          Section 4.9 Information Supplied
          None of the information supplied in writing by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE V
PRE-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS
          Section 5.1 Conduct of Business
          (a) During the period from the date of this Agreement and to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement (including pursuant to Section 5.5) or with the prior written consent of the Purchaser, the Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to carry on their respective businesses in the ordinary course consistent with past practice, use their respective commercially reasonable efforts to preserve intact their assets, present business organizations, lines of business, rights and franchises and their relationships with customers, suppliers, Employees, Independent Contractors and others having business dealings with them, and comply with all applicable Legal Requirements. In addition, and without limiting the generality of the foregoing, except (i) as specifically permitted or required by this Agreement (including pursuant to Section 5.5), (ii) as set forth in Schedule 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Legal Requirements, or (iv) unless the Purchaser expressly consents in writing in advance, the Company will not, and will cause each of its Subsidiaries not to:
     (i) (1) amend, modify, terminate or enter into any Material Contract or other material transaction except, with respect to Material Contracts or material transactions other than those evidencing or relating to Indebtedness, for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or (2) waive, release or assign any material rights or claims under any Material Contract except, with respect to Material Contracts other than those evidencing Indebtedness, in the ordinary course of business consistent with past practice;
     (ii) (1) abandon, sell, assign or grant any security interest in or to any material Owned Intellectual Property, Third Party Intellectual Property or Third Party Intellectual Property Agreement, (2) grant to any third party any license, sublicense or covenant not to sue with respect to any material Owned Intellectual Property or Third Party Intellectual Property, other than to customers in the ordinary course of business consistent with past practice, (3) other than in the ordinary course of business consistent with past practice, develop, create or invent any material Intellectual Property jointly with any third party (other than under an agreement that has been disclosed to the Purchaser prior to the date hereof), (4) voluntarily disclose, or authorize any disclosure of, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or (5) amend, modify or terminate any material Third Party Intellectual Property Agreement, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice;
     (iii) sell, lease, license, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any assets of the Company or any of its Subsidiaries, or any interests therein, except for the disposition of assets in the ordinary course of business consistent with past practice that do not, in the aggregate, exceed $250,000 (measured by the higher of the book value of all such assets sold or the proceeds from the sale thereof);
     (iv) amend or propose to amend its or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents);
     (v) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any of its Subsidiaries, except for (1) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by the Company and (2) stock issuances made in connection with the exercise of any option, stock appreciation right or restricted stock unit award under the Company Option Plan or exercise of any outstanding Company Warrants;
     (vi) issue, deliver, sell, encumber or otherwise dispose of or subject to a Lien, or authorize the issuance, delivery, sale, encumbrance or disposition of, or Lien on any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options or Company RSUs outstanding as of the date hereof in accordance with their present terms and the issuance of shares of the Company Common Stock upon the exercise of the Company Warrants outstanding as of the date hereof in accordance with their present terms;
     (vii) except as required by applicable Legal Requirements or the terms of any Benefit Plan in effect as of the date hereof (1) increase benefits under any Benefit Plan, (2) increase funding under any Benefit Plan, (3) establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such Benefit Plan) or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (4) grant or agree to grant any increase in the rates of salaries or compensation payable to any Employee or Independent Contractor, (5) loan any money to any Employee or Independent Contractor of the Company, (6) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any awards made thereunder) or take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, except for acceleration of vesting of Company Stock Options or Company RSUs as required under the Company Option Plan, (7) take any action that could give rise to severance benefits payable to any Employee or Independent Contractor of the Company or its Subsidiaries, including as a result of consummation of any of the transactions contemplated by this Agreement, or (8) hire any new employee or consultant with an annual compensation level in excess of $100,000 or who is eligible to earn or is paid a bonus in excess of $25,000;
     (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof having a value in excess of $250,000, or otherwise acquire or agree to acquire any assets having a value in excess of $250,000;

     (ix) enter into any material partnership arrangements; joint development agreements or strategic alliances, other than in the ordinary course of business consistent with past practice;
     (x) repurchase or incur, or agree to repurchase or incur, any Indebtedness in excess of $250,000;
     (xi) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 or $500,000 in the aggregate, other than pursuant to agreements contemplating such payment, discharge or satisfaction entered into prior to the date hereof;
     (xii) settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of this Agreement) in the individual amount of $250,000 or $500,000 in the aggregate, other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books;
     (xiii) commence any lawsuit, other than (1) for the routine collection of bills, or (2) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of its Subsidiaries; provided that the Company shall consult with the Purchaser prior to the filing of such a suit;
     (xiv) make or change any Tax election, amend any Tax Return, apply for any rulings relating to Taxes, enter into any closing agreement in respect of Taxes, settle any Tax liability, claim or assessment in excess of amounts reserved therefor in the latest Company SEC Reports, consent to an extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes, file any late Tax Return or file any Tax Return that is not the ordinary course of business;
     (xv) except as may be required as a result of a change in law or in GAAP, change any of the accounting methods, practices, policies or principles for financial accounting or Tax purposes;
     (xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
     (xvii) adopt or enter into any collective bargaining agreement or other labor union contract;
     (xviii) make any material changes to the insurance on its and its Subsidiaries assets without the Purchaser’s prior written consent, which consent shall not be unreasonably delayed or withheld;

     (xix) amend, modify, fail to perform its obligations under or terminate a Material Lease, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or other similar Legal Requirements (determined without regard to terminations of employment occurring on or after the Effective Time);
     (xx) make any individual or series of related payments outside the ordinary course of business in excess of $100,000;
     (xxi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the respective rules and regulations promulgated thereunder;
     (xxii) change any of the material terms pursuant to which its products or services are generally sold or marketed, other than negotiation of individual contracts or purchase or service orders in the ordinary course of business consistent with past practice;
     (xxiii) enter into new lines of business (other than in accordance with business plans of the Company or any of its Subsidiaries that have been disclosed to the Purchaser prior to the date of this Agreement or discontinuations of products scheduled as of the date of this Agreement) or cease to engage in any material line of business in which the Company or any of its Subsidiaries is engaged as of the date of this Agreement; or
     (xxiv) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Notwithstanding the foregoing, the Company shall not be restricted from taking any action with respect to any contract or agreement between the Company or its Subsidiaries and the Purchaser or its Affiliates. The foregoing shall not apply to any Tax filings.
          Section 5.2 Preparation of the Proxy Statement
          (a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. Thereafter, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and to be mailed to its stockholders as promptly as reasonably practicable; provided, however, the Company shall not be required to mail the definitive Proxy Statement to the Company’s stockholders prior to the No-Shop Period Start Date. Each of the Purchaser and Merger Sub shall furnish all information concerning its participation in the Merger transaction and itself and its Subsidiaries to the Company as may be reasonably requested in connection with the Merger transaction and the preparation, filing and distribution of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(A) and 14(D) thereof and the respective regulations promulgated thereunder and (ii) the DGCL. Prior to filing or mailing the Proxy Statement, any related proxy materials or any amendment or supplement thereto, the Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on the material to be filed or mailed and shall make all changes to such material as reasonably may be requested by the Purchaser.

          (b) The Proxy Statement shall include the Company Board Recommendation, except only as otherwise permitted by Section 5.5 of this Agreement.
          (c) The Company shall notify the Purchaser promptly following receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Purchaser with copies of all correspondence with the SEC, as promptly as practicable, with respect to the Proxy Statement. The Parties shall cooperate in good faith in preparing and filing the Proxy Statement and any amendments or supplements thereto and in responding to any requests for additional information and comments from the SEC or the staff thereof. The Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on any proposed response (written or oral) to any such comment or request for information and shall make all changes to such responses as reasonably may be requested by the Purchaser.
          (d) If, at any time after the mailing of the definitive Proxy Statement and prior to the Company Stockholders Meeting, any event should occur that results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company and the Purchaser shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.
          Section 5.3 Access to Information
          Throughout the period from the date of this Agreement to the earlier of the Effective Time or the Termination Date, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning the Company’s and its Subsidiaries businesses, properties, financial condition, operations and personnel as the Purchaser may from time to time reasonably request, including the status of any stockholder litigation; provided that the Company may restrict the foregoing access to the extent that any law, rule or regulation of any Governmental Authority applicable to the Company or its Subsidiaries requires that the Company or its Subsidiaries restrict access to any properties or information. Any such investigation by the Purchaser shall not affect the representations or warranties of the Company contained in this Agreement. The Purchaser will hold any information provided under this Section 5.3 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          Section 5.4 Company Stockholders’ Meeting
          Unless this Agreement has been terminated pursuant to Section 9.1, the Company shall establish a record date for and shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, the Merger and the related transactions (such meeting, the “Company Stockholders’ Meeting”). In connection with the Company Stockholders’ Meeting, the Company, acting through its Board of Directors, will, subject to Section 5.5(e), (i) recommend the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and (ii) otherwise comply with all Legal Requirements applicable to such meeting.
          Section 5.5 Acquisition Proposals
          (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the 31st day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit, facilitate and encourage Acquisition Proposals, including by way of providing access to non-public information to any other Person (or Persons) pursuant to a confidentiality and standstill agreement between any such Person and the Company on terms no less restrictive with respect to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality and standstill agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Person or otherwise having the effect of prohibiting the Company from satisfying its obligations under this Agreement in full or in part); provided that the Company (A) gives written notice to the Purchaser of its intent to enter into a confidentiality and standstill agreement with any such Person, which notice shall include the identity of such Person, (B) shall comply with Section 5.5(d) with respect to any Acquisition Proposal received by the Company and (C) shall promptly make available to the Purchaser and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Purchaser and Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations regarding an Acquisition Proposal.
          (b) Except as permitted by the following provisions of this Section 5.5, from the No-Shop Period Start Date until the earlier of the Effective Time or the Termination Date, the Company will not, and will cause its Representatives not to, directly or indirectly:
     (i) solicit, initiate or encourage any Acquisition Proposal, or engage in any discussions or negotiations regarding an Acquisition Proposal;
     (ii) disclose any non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person regarding an Acquisition Proposal; or

     (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal;
provided that, prior to obtaining the Company Stockholders’ Approval, the Company may negotiate or otherwise engage in discussions with, and furnish non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (a “Third Party”) who delivers an unsolicited written bona fide Acquisition Proposal (x) that did not result from a breach by the Company or any of the Representatives, after the commencement of the No-Shop Period Start Date, of the terms of this Section 5.5(b), (y) that the Board of Directors of the Company determines in good faith (after consulting with its existing financial advisor), by resolution duly adopted, that such proposal or offer constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (z) with respect to which the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside counsel), by resolution duly adopted, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s Board of Directors under applicable Legal Requirements; provided further that the Company may furnish non-public information to a Third Party only after the Company (1) gives written notice to the Purchaser of its intent to furnish information or enter into discussions with such Third Party prior to taking any such action, which notice shall include the identity of the Third Party making such written Acquisition Proposal and a copy of such written Acquisition Proposal (and the Company shall thereafter provide the Purchaser within one (1) Business Day with copies or reasonably detailed summaries of any additional written or oral materials, proposals or amendments received that relate to such written Acquisition Proposal), (2) obtains from such Third Party an executed confidentiality and standstill agreement on terms no less restrictive with respect to such Third Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and standstill agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Third Party or otherwise having the effect of prohibiting the Company from satisfying its obligations under this Agreement in full or in part), and (3) provides or makes available to the Purchaser correct and complete copies of any non-public information to be provided or made available to such Third Party.
          “Superior Proposal” means any bona fide, written Acquisition Proposal not solicited in breach of Section 5.5 from a Third Party that (i) is for more than fifty percent (50%) of the voting power of the Company or fifty percent (50%) of the consolidated assets of the Company, (ii) a majority of the entire Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Board of Directors of the Company in good faith), would result in a transaction that is superior from a financial point of view to the Company’s stockholders than the Merger, including, to the extent received, any proposed alterations of the terms of this Agreement proposed by the Purchaser in response to such Superior Proposal, and (iii) is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the Board of Directors of the Company, such contingency is reasonably capable of being satisfied by such Third Party within a reasonable period of time.

          (c) The parties agree that, notwithstanding the commencement of the obligations of the Company under Section 5.5(b) on the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.5(a) with respect to an Acquisition Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date, including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date; provided that the Company has complied with its obligations under Section 5.5(a). For purposes hereof, “Excluded Party” means any Person or group of Persons from whom the Company or any of the Representatives has received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, prior to the No-Shop Period Start Date, the Board of Directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding anything contained in this Section 5.5 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such Person is withdrawn, is terminated or expires or fails to satisfy the requirements of Section 5.5(c). At the No-Shop Period Start Date, the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person (other than with respect to Excluded Parties) conducted theretofore by the Company or its Representatives with respect to any Acquisition Proposal and use its (and will cause its Representatives to use their) reasonable best efforts to cause to be returned or destroyed all confidential information provided or made available to such Person.
          (d) The Company will notify the Purchaser and Merger Sub promptly (but in no event later than one (1) Business Day) after receipt by the Company (or any of its Representatives) of (i) any Acquisition Proposal (and any additional written or oral materials, proposals or amendments received that relate to such Acquisition Proposal), or (ii) any communication with the Company or request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall include the identity of the Third Party making such Acquisition Proposal and a copy or reasonably detailed summary of such Acquisition Proposal (and copies or reasonably detailed summaries of any additional written or oral materials, proposals or amendments received that relate to such Acquisition Proposal).
          (e) In the event that prior to obtaining the Company Stockholders’ Approval, the Board of Directors of the Company determines in good faith, by resolution duly adopted after consultation with its existing financial advisor and outside counsel, that the failure to withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser and Merger Sub, the Company Board Recommendation (a “Change in the Company Recommendation”) is inconsistent with the fiduciary duties of the Company’s Board of Directors under applicable Legal Requirements, then the Company’s Board of Directors may make a Change in the Company Recommendation. If after considering an Acquisition Proposal, but prior to obtaining the Company Stockholders’ Approval, the Company’s Board of Directors determines that an Acquisition Proposal received pursuant to Sections 5.5(a) or 5.5(b) hereof constitutes a Superior Proposal, the Company may enter into a definitive agreement to implement such Superior Proposal (in the form previously provided to the Purchaser below), but only (1) after providing written notice to the Purchaser (a “Notice of Superior Proposal”) advising the Purchaser that the Company’s Board of Directors has received a Superior Proposal, identifying the Third Party making such Superior Proposal and indicating that the Company’s Board of Directors intends to effect a Change in the Company Recommendation, accompanied by a copy of the definitive agreement proposed to be entered into with such Third Party, (2) if the Purchaser does not within three (3) Business Days after the Purchaser’s receipt of the Notice of Superior Proposal, make an offer that is at least as favorable to the Company’s stockholders from a financial point of view (as determined in good faith by the Company’s Board of Directors) as such Superior Proposal, and (3) if simultaneously with executing such definitive agreement the Company (x) terminates this Agreement and (y) pays the Termination Fee and the Purchaser Expenses to the Purchaser.
          (f) Nothing contained in this Section 5.5 shall prevent the Company from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent required by Rule 14e-2 and Rule 14d-9 under the Exchange Act or making such disclosure to the Company stockholders if, in the good faith judgment of the Company’s Board of Directors (after consulting with its outside legal counsel) failure to so disclose would be inconsistent with applicable Legal Requirements; provided, that in connection therewith neither the Company nor the Company’s Board of Directors nor any committee thereof shall, except as specifically permitted in Section 5.5(e), make a Change in the Company Recommendation.
          Section 5.6 Reasonable Efforts; Consents
          Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party which is required to be obtained by such Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, including filings under the HSR Act, if required, (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (iii) the taking of all acts necessary to cause the conditions of the Closing to be satisfied as promptly as practicable and the taking of all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

          Section 5.7 Employee Benefits
          (a) For a period of twelve (12) months following the Effective Time, the Purchaser shall provide, or shall require the Surviving Corporation to provide, active employees of the Surviving Corporation and its Subsidiaries with employee benefits that are not materially less favorable in the aggregate than those provided by the Company or its Subsidiaries to its employees as of immediately prior to the Effective Time; provided that in no event shall the Purchaser or the Surviving Corporation be obligated to continue, provide or otherwise take into account any Benefit Plan that relates to equity interests or that is an equity-based arrangement; and provided, further, that nothing herein shall be construed to mean that the Purchaser or the Surviving Corporation cannot amend or terminate any particular Benefit Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this Section 5.7 and applicable Legal Requirements are otherwise satisfied. Nothing in the foregoing shall be construed to cancel or impair existing contractual obligations of the Company or its Subsidiaries to any Employee in effect immediately prior to the Effective Time.
          (b) With respect to any employee benefit plans of the Purchaser in which the employees of the Surviving Corporation or its Subsidiaries participate subsequent to the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation or its Subsidiaries to (i) with respect to Purchaser’s medical, dental and vision plans, waive all limitations as to pre-existing condition exclusions or other limitations or eligibility waiting periods applicable to such employees to the same extent as Purchaser would with respect to other transferred employees (or, with respect to any insured plan, to request that the insurance company waive such limitations), provided that the employee comply with plan administration requirements, and (ii) recognize all service of the employees of the Company or its Subsidiaries with such entity for purposes of eligibility to participate and vesting (but not benefit service), under any employee benefit plan of the Purchaser in which such employees may be eligible to participate after the Effective Time; provided, however, that no such service recognition shall result in any duplication of benefits.
          (c) Nothing in this Agreement shall confer upon any Person any right to continued employment with the Purchaser or the Surviving Corporation, nor shall anything herein interfere with the right of the Purchaser or the Surviving Corporation to terminate the employment or services of any Person at any time following the Effective Date, with or without cause, or to restrict any of the Purchaser, the Surviving Corporation or any of their Affiliates in modifying any of the terms and conditions of the employment or service relationship of any Person following the Effective Date. Except as set forth in Section 5.9, nothing in this Agreement, express or implied, shall confer upon any Employee (or any of their respective beneficiaries or alternate payees) any rights or remedies under or by reason of this Agreement. Nothing contained in this Agreement (including, without limitation, this Section 5.7) shall (i) amend, or be deemed to amend, any Benefit Plan of the Company or its Subsidiaries; (ii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan of the Company or its Subsidiaries or a right to enforce any provision of this Agreement; or (iii) limit in any way the Purchaser’s or the Surviving Corporation’s ability to amend or terminate any Benefit Plan of the Company or its Subsidiaries at any time pursuant to the terms of such Benefit Plans.

          Section 5.8 Control of Other Party’s Business
          Nothing contained in this Agreement shall give the Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Purchaser’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
          Section 5.9 Directors’ and Officers’ Indemnification and Insurance
          (a) The Purchaser and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Merger and the other transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries (such Persons, the “Indemnified Parties”), as provided in their respective certificates of incorporation or bylaws (or comparable organization documents) or in any indemnification agreement between the Company or any of its Subsidiaries and an Indemnified Party, in each case as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and the Purchaser shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries as in effect on the date of this Agreement; and (ii) any indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party, in each case as in effect on the date of this Agreement.
          (b) The Purchaser and the Surviving Corporation shall cause to be maintained for a period of at least six (6) years after the Effective Time coverage under the Company’s directors’ and officers’ liability insurance policies as in effect on the date hereof for acts or omissions occurring prior to the Effective Time (“D&O Insurance”); provided that (i) the Purchaser may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous in the aggregate to the Indemnified Parties, (ii) if the existing D&O Insurance expires or is canceled during such period, the Purchaser and the Surviving Corporation will use their commercially reasonable efforts to obtain substantially similar D&O Insurance from a reputable insurer of comparable credit quality, (iii) in no event shall the Purchaser or the Surviving Corporation be required to expend more than 250% of the last annual premiums paid by the Company immediately prior to the Effective Time (the “Maximum Premium Amount”) to maintain or procure D&O Insurance pursuant to this Section 5.9 and (iv) if the premiums of such D&O Insurance would exceed the Maximum Premium Amount, the Purchaser or the Surviving

Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Premium Amount. In lieu of the foregoing, the Purchaser may, or may cause the Surviving Corporation to, purchase six (6) year tail coverage covering acts or omissions prior to the Effective Time on terms not materially less favorable to any director, officer or employee to the existing policy of the Company as in effect on the date hereof. Premiums for such tail coverage shall not exceed the Maximum Premium Amount.
          (c) The provisions of this Section 5.9 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement.
          (d) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations in this Section 5.9.
          (e) The Surviving Corporation shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations set forth in this Section 5.9.
          Section 5.10 Public Statement and Press Releases
          Each of the Parties agrees that it shall not, without the prior written consent of the other Parties, make any press release or other public statement concerning this Agreement or the transactions contemplated hereby; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases regarding the execution of this Agreement and the transactions contemplated hereby, (ii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which is consistent in all material respects with the press releases issued by either Party pursuant to clause (i) or, (iii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary in order to fulfill such Party’s disclosure obligations imposed by Legal Requirement or the rules of any national securities exchange or automated quotation system, so long as the disclosing Party consults with the other Parties prior to such disclosure and considers in good faith the other Parties’ considerations with respect to such disclosure.
          Section 5.11 Notice Obligations
          From the date of this Agreement until the Effective Time, each of the Parties will give prompt notice to the other Parties of:
          (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Effective Time; and

          (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.
          No notification pursuant to this Section 5.11 will be deemed to amend or supplement the Company Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Party receiving notice, including pursuant to Article IX.
          Section 5.12 Certain Actions and Proceedings
          The Company shall (a) advise the Purchaser promptly of the assertion or purported assertion of any Action instituted against the Company or any of its Subsidiaries (or any of their respective directors or officers) or threatened by any Governmental Authority or any Person (other than the Company or any of its Subsidiaries) to restrain or prohibit or otherwise oppose the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, or to seek damages or a discovery order in connection therewith, (b) give the Purchaser a reasonable opportunity to consult in the response to and defense of any such Action, and (c) subject to Section 5.5, use its reasonable best efforts to defend any such Actions. The Purchaser shall cooperate with the Company in its efforts to defend such Actions, provided that any request from the Company for such cooperation is reasonable.
          Section 5.13 Monthly Financial Statements
          The Company will provide to the Purchaser a true and complete copy of each of the Company’s unaudited monthly financial statements for the period beginning March 1, 2008, through the Closing, which monthly financial statements shall be prepared in good faith (i) from the books and records of the Company and its Subsidiaries and (ii) except that such monthly financial statements do not include footnote disclosures as required by GAAP and are subject to (A) normal year end adjustments consistent with past practice, which adjustments shall not be material in the aggregate and (B) changes in deferred tax (and related tax expense) amounts, in accordance with GAAP consistently applied throughout the periods covered thereby, except for changes, if any, required by GAAP.
          Section 5.14 Pre-Acquisition Reorganization
          The Company shall, and shall cause each of its Subsidiaries, to take such actions prior to the Effective Time (each, a “Pre-Acquisition Reorganization Activity”) if and in the manner the Purchaser and/or Merger Sub request, to be completed on or prior to the Closing Date, provided that the Pre-Acquisition Reorganization Activity is not prejudicial to the Company, its Subsidiaries, or the shareholders thereof, and does not require the approval or consent of the holders of Exchangeable Shares. No such actions requested by the Purchaser and/or Merger Sub shall, if taken as requested, be considered to constitute a breach of the representations or warranties or covenants hereunder. Without limiting the foregoing, a “Pre-Acquisition Reorganization Activity” may include a capitalization, transfer or cancellation of any intercompany debt requested to be capitalized, transferred or cancelled by Purchaser and/or Merger Sub, and the Company shall cooperate with Purchaser and Merger Sub in calculating the tax basis in any Subsidiary identified by Purchaser and/or Merger Sub.

ARTICLE VI
CONDITIONS TO EACH PARTY’S OBLIGATIONS
          The respective obligations of each Party to this Agreement to effect the Merger and complete the other transactions provided for herein are subject to the fulfillment (or waiver by the Parties) at or prior to the Effective Time of the following conditions (provided that a Party may not rely on the failure of any condition to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement):
          Section 6.1 Company Stockholders’ Approval
          The Company Stockholders’ Approval shall have been obtained in accordance with applicable Legal Requirements, the certificate of incorporation and bylaws of the Company and the provisions of this Agreement.
          Section 6.2 Legal Prohibition
          No Legal Prohibition shall have been enacted and be in effect.
          Section 6.3 Receipt of Government Consents
          All consents, approvals, authorizations, qualifications and orders of any Governmental Authority set forth on Schedule 6.3 of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to the Parties, shall have been delivered to the Parties and shall be in full force and effect as of the Closing and any waiting period (and any extension thereof) under the HSR Act or other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries shall have expired.
ARTICLE VII
CONDITIONS OF THE PURCHASER’S AND MERGER SUB’S OBLIGATIONS
          The obligations of the Purchaser and Merger Sub to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Purchaser or Merger Sub) at or prior to the Effective Time of the following conditions:
          Section 7.1 Receipt of Third Party Consents
          All consents, approvals and authorizations listed on Schedule 7.1 of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect as of the Closing.

          Section 7.2 Performance by Company
          The Company shall have performed in all material respects all of its agreements and covenants contained in this Agreement required to be performed by it at or prior to the Effective Time.
          Section 7.3 Truth of Representations and Warranties
          Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, Material Adverse Effect or other similar terms shall be true and complete as so qualified and (ii) if not qualified by materiality, Material Adverse Effect or other similar terms, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and complete (as qualified) as of such earlier date), except as to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 7.4 Company’s Closing Certificate
          The Company shall have delivered to the Purchaser at Closing an officer’s certificate of the Company, solely in such capacity on the behalf of the Company, certifying (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement, (ii) as to the adoption of resolutions of the Board of Directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Company hereunder, (iii) as to the Company’s bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Purchaser’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and 7.3 have been satisfied.
          Section 7.5 No Material Adverse Effect
          Since the date of this Agreement there shall not have been or occurred any Material Adverse Effect.
          Section 7.6 Restraint
          There is no pending suit, action or proceeding by any Governmental Authority challenging the consummation of the Merger or otherwise seeking to impose material limitations on the ability of Purchaser to hold full rights of ownership of any securities of the Company, seeking to impose material limitations on the ability of Purchaser to effectively control and operate the business and assets of the Company and its Subsidiaries, seeking to obtain damages arising out of the Merger or seeking to compel Purchaser to divest or hold separate any significant portion of the business, assets or property of the Company (a “Restraint”).

          Section 7.7 FIRPTA Certificate
          On or prior to the Effective Time, the Company shall deliver to the Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
          Section 7.8 Exchangeable Shares
          No Exchangeable Shares shall have been issued after the date of this Agreement and all of the Exchangeable Shares which are issued and outstanding as of the date of this Agreement shall have been exchanged immediately prior to the Closing for Company Common Stock by way of exercise by 1305699 Alberta ULC of the redemption call right in the articles of the Canadian Subsidiary.
ARTICLE VIII
CONDITIONS OF COMPANY’S OBLIGATIONS
          The obligations of the Company to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:
          Section 8.1 Performance by the Purchaser and Merger Sub
          The Purchaser and Merger Sub shall have performed in all material respects all of their respective agreements and covenants contained in this Agreement required to be performed by such Party at or prior to the Effective Time, including the deposit of the Merger Consideration into the Exchange Fund.
          Section 8.2 Truth of Representations and Warranties
          Each of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, material adverse effect or other similar terms shall be true and complete as so qualified and (ii) if not qualified by materiality, material adverse effect or other similar terms shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or the Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

          Section 8.3 Purchaser’s Closing Certificate
          The Purchaser shall deliver to the Company at Closing an officer’s certificate of the Purchaser, solely in such capacity on the behalf of the Purchaser, certifying (i) as to the incumbency and signatures of the officers of the Purchaser and Merger Sub who execute this Agreement, (ii) as to the adoption of resolutions of the Board of Directors of the Purchaser and Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Purchaser and Merger Sub hereunder, (iii) as to the Purchaser’s and Merger Sub’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.1 and 8.2 with respect to the Purchaser and Merger Sub have been satisfied.
ARTICLE IX
TERMINATION
          Section 9.1 Termination
          This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholders’ Approval (any such date, the “Termination Date”):
          (a) by the mutual written agreement of the Company and the Purchaser;
          (b) by either the Company or the Purchaser upon written notice to the other Party:
     (i) if the Merger has not been consummated on or before September 30, 2008 (such date, as it may be extended as set forth below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;
     (ii) after the date of this Agreement, if any Governmental Authority (including any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order that prevents or prohibits consummation of the Merger or any of the other material transactions contemplated in this Agreement (a “Legal Prohibition”), in any case that is in effect, final and non-appealable;
     (iii) if the Company Stockholders’ Approval shall not have been obtained following a vote at the Company Stockholders’ Meeting (or any adjournment or postponement thereof); or

     (iv) if any Restraint shall be in effect and shall have become final and non-appealable;
          (c) by the Purchaser upon written notice to the Company:
     (i) if at any time after a Change in the Company Recommendation or if the Board of Directors of the Company shall have (A) approved or recommended or announced a neutral position with respect to any Acquisition Proposal or (B) failed to reaffirm its recommendation of this Agreement and the Merger within five (5) Business Days of being requested by the Purchaser to do so, or (C) resolved to do any of the foregoing;
     (ii) if any of the Company’s (A) representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.3 would not be satisfied, or (B) representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3 would not be satisfied, or (C) covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Purchaser (or, if sooner, the date prior to the End Date);
          (d) by Company upon written notice to the Purchaser:
     (i) in accordance with the terms and subject to the conditions of Section 5.5(e); provided that such termination under this clause (d)(i) shall not be effective until the Company has tendered payment of the fees and expenses required pursuant to Section 9.3(c); or
     (ii) if any of the Purchaser’s or Merger Sub’s (A) representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.2 would not be satisfied, or (B) representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.2 would not be satisfied, or (C) covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.1 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Company (or, if sooner, the date prior to the End Date).
          Section 9.2 Effect of Termination
          If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto, except that (i) the agreements contained in Sections 9.2 and 9.3 and Article X of this Agreement and in the Confidentiality Agreement shall survive the termination hereof, and (ii) no such termination shall relieve any Party of any liability or damages resulting from any willful breach by such Party of this Agreement. If this Agreement is terminated by a Party because of breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.
          Section 9.3 Fee and Expenses
          (a) Except as otherwise provided in this Section 9.3, all costs, fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such cost, fee or expense whether or not the Merger is consummated.
          (b) If this Agreement is terminated pursuant to Section 9.1(c)(i), then the Company shall pay to the Purchaser in cash within one (1) Business Day after such termination (i) a termination fee of $500,000 (the “Termination Fee”) and (ii) the Purchaser’s expenses in respect of this Agreement, the Voting Agreement and all of the respective transactions contemplated thereby, including the Merger, which for purposes of this Agreement shall be deemed to be an amount equal to $2,000,000 (the “Purchaser Expenses”).
          (c) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(i), then the Company shall pay to the Purchaser the Termination Fee and the Purchaser Expenses concurrent with such termination.
          (d) If this Agreement is terminated pursuant to Sections 9.1(b)(i), 9.1(b)(iii), or 9.1(c)(ii), and (1) after the date hereof and prior to such termination, a Third Party has made or delivered an Acquisition Proposal and (2) within twelve (12) months of any such termination, either (A) the Company or any of its Subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar arrangement with any Third Party with respect to, or consummates, an Acquisition Proposal, or (B) if neither the Company nor any of its Subsidiaries has entered into an agreement or other arrangement contemplated in Section 9.3(d)(2)(A) and any Third Party commences a tender offer or exchange offer that, if consummated, would result in the acquisition by such Third Party, or any Affiliate thereof, making the tender or exchange offer of fifty percent (50%) or more of the Company Common Stock, then in either case the Company shall pay to the Purchaser the Termination Fee and the Purchaser Expenses (x) on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect of the Acquisition Proposal contemplated by Section 9.3(d)(2)(A), or (y) within one (1) Business Day after the closing of the tender or exchange offer contemplated by Section 9.3(d)(2)(B).
          (e) Any payment of the Termination Fee or Purchaser Expenses shall be made by wire transfer of immediately available funds. If the Company fails to pay the Termination Fee or Purchaser Expenses at the times provided above, it shall pay the costs and expenses of the Purchaser (including reasonable legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or expenses at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee or expenses was required to be paid to the date it is paid; provided, however, that the Company shall not pay such costs and expenses of the Purchaser and the Purchaser shall instead pay to the Company the costs and expenses of the Company (including reasonable legal fees and expenses) incurred in connection with such action if the Purchaser’s claim against the Company in such legal action does not prevail.
          (f) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Purchaser would not have entered into this Agreement.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Amendments, Waivers
          Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by each Party against whom such waiver or consent is to be effective; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment or waiver of this Agreement shall be effective that by law requires further approval of the stockholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.
          Section 10.2 Entire Agreement
          This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule and the Purchaser Disclosure Schedule to this Agreement constitute the entire agreement of all the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or either of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party which is not contained in this Agreement or Schedules to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. All Schedules to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.
          Section 10.3 Binding Effect; Assignment
          This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other Parties hereto; provided that Merger Sub may assign its rights under this Agreement to another subsidiary or Affiliate of Purchaser. Any such assignment or transfer made without the prior written consent of the other Parties hereto shall be null and void.

          Section 10.4 Headings; Certain Construction Rules
          The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement or a schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
          Section 10.5 Notices
          All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser or Merger Sub	DirecTV, Inc. 1211 Avenue of the Americas
New York, NY 10036
Attention: J. William Little
Telephone: 212-462-5037
Telecopier: 212-462-5083

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 400 South Hope St.
Los Angeles, CA 90071
Attention: John A. Laco, Esq. and Christine Tam, Esq.
Telephone: 213-430-6544 and 213-430-6499
Telecopier: 213-430-6407

If to the Company:	180 Connect Inc.
6501 East Belleview Ave.
Suite 500
Englewood, CO 80111
Attention: Peter Giacalone
Telephone: 303-395-6084
Telecopier: 888-628-7909

With a copy (which shall not constitute notice) to:	McDermott, Will & Emery, LLP 340 Madison Ave. New York, NY 10173
Attention: Mark S. Selinger, Esq.
Telephone: 212-547-5438
Telecopier: 212-547-5444
          Section 10.6 Governing Law
          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof. Each of the Parties hereto irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of federal and state courts in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby.
          Section 10.7 Further Actions
          At any time and from time to time after the Closing, each Party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.
          Section 10.8 Gender, Tense, Etc.
          Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.
          Section 10.9 Severability
          If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          Section 10.10 No Third Party Rights
          Other than Section 5.9, which is intended to benefit the Indemnified Parties, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, except to the extent necessary to enforce the provisions of Section 5.9, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provisions give any third Persons any right or subrogation over or action against any Party.
          Section 10.11 Non-Survival
          None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants, agreements and other provisions contained in this Agreement that by their terms continue to apply or are to be performed in whole or in part after the Effective Time.
          Section 10.12 Counterparts
          To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.
          Section 10.13 Specific Performance
          The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
          Section 10.14 Waiver of Jury Trial
          Each Party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.
[Signatures on following page.]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DIRECTV ENTERPRISES, LLC
By:	/s/ J. William Little
	Name:	J. William Little
	Title:	Senior Vice President

DTV HSP MERGER SUB, INC.
By:	/s/ J. William Little
	Name:	J. William Little
	Title:	Senior Vice President

180 CONNECT INC.
By:	/s/ Peter Giacalone
	Name:	Peter Giacalone
	Title:	Chief Executive Officer

S-1

Annex B
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “AGREEMENT”), dated as of April           , 2008, by and between DirecTV Enterprises, LLC, a Delaware limited liability company (the “Purchaser”) and                                (the “Stockholder”).
W I T N E S S E T H:
     WHEREAS, concurrently herewith, Purchaser, DTV HSP Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and 180 Connect Inc., a Delaware corporation (the “Company”) are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”);
     WHEREAS, the Stockholder is the beneficial owner of                      shares of Company Common Stock [and                      shares of Exchangeable Shares] (collectively, the “Shares”);
     WHEREAS, approval of the Merger Agreement by the Company’s stockholders is required in order to consummate the Merger;
     WHEREAS, the board of directors of the Company has, prior to the execution of this Agreement, by resolution duly adopted by unanimous vote at a meeting duly called and held and at which all directors were present, which resolution has not subsequently been rescinded or modified in any manner whatsoever, (i) determined that the Merger Agreement and the Merger are fair and in the best interests of the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) has resolved to recommend that its stockholders approve the Merger Agreement and the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1 DEFINED TERMS. Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT
     Section 2.1 GRANT OF PROXY; AGREEMENT TO VOTE. Upon the terms and subject to the conditions hereof, the Stockholder hereby grants to the Purchaser with respect to the Shares and any shares of Company Common Stock acquired by the Stockholder after the date hereof, an irrevocable proxy to vote, at any meeting of the Company’s stockholders, or in connection with any written consent of the Company’s stockholders, in which the Merger Agreement and the Merger or any Acquisition Proposal is to be voted on (i) in favor of the approval of the Merger Agreement and the Merger and (ii) against any Acquisition Proposal, other than the Merger (the “Proxy”). The Stockholder further agrees to cause all Shares owned by such Stockholder, in addition to any shares of Company Common Stock acquired by Stockholder after the date hereof, to be voted in accordance with the Proxy. This Proxy is coupled with an interest and until this Agreement is terminated pursuant to Section 5.1 hereof is irrevocable. Upon the execution of this Agreement by the Stockholder, the Stockholder hereby revokes any and all other proxies (other than the Proxy) given by such Stockholder with respect to the subject matter hereof. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Except as otherwise permitted by Section 4.1(a) below, the Stockholder agrees not to enter into any agreement or commitment with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II, and the Stockholder shall execute any documents or certificates evidencing the Proxy as the Purchaser may reasonably request.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder represents and warrants to the Purchaser that (i) the Stockholder is the record and direct or indirect beneficial owner of the Shares, (ii) this Agreement has been duly executed and delivered by the Stockholder, and (iii) this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.
     Section 3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser represents and warrants to the Stockholder that (i) this Agreement has been duly executed and delivered by a duly authorized officer of the Purchaser, and (ii) this Agreement constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

ARTICLE IV
COVENANTS
     Section 4.1 COVENANTS OF THE STOCKHOLDER. The Stockholder covenants and agrees with the Purchaser that, during the period commencing on the date hereof and ending on the date this Agreement is terminated under Article V hereof:
     (a) The Stockholder shall not sell, transfer, pledge, or dispose of any Shares or offer to make such a sale, transfer, pledge or disposition (collectively, “Transfer”) to any Person, provided that this Section 4.1(a) shall not prohibit a Transfer of Shares by the Stockholder (x)(i) if Stockholder is an individual, to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) upon the death of Stockholder, or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided that a Transfer referred to in Subsections 4.1(a)(x)(i)-(iii) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Purchaser, to be bound by the terms of this Agreement; or (y) immediately prior to the Effective Time. For the avoidance of doubt, this Agreement does not restrict Stockholder from committing or entering into any agreement to Transfer any Shares to any Person; provided that the Transfer of such Shares occurs no earlier than immediately prior to the Effective Time and in no event may the voting rights be Transferred prior to such Transfer of Shares.
     (b) The Stockholder waives, and agrees not to exercise or assert, any applicable appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger.
     (c) The Stockholder shall execute and deliver such other documents and instruments and take such further actions as are necessary in order to ensure that the Purchaser receives the benefit of this Agreement.
ARTICLE V
TERMINATION
     Section 5.1 TERMINATION. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (i) the mutual written consent of the Purchaser and the Stockholder, (ii) the Effective Time, or (iii) the termination of the Merger Agreement in accordance with its terms.
     Section 5.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement, this Agreement (other than Sections 6.1 through 6.11, inclusive) shall become void and of no effect with no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE VI
GENERAL
     Section 6.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser:	c/o DirecTV Group, Inc.
1211 Avenue of the Americas
New York, NY 10036
Attention: J. William Little
Telephone: 212-462-5037
Facsimile: 212-462-5083

With a copy	O’Melveny & Myers LLP
(which shall not	400 S. Hope St.
constitute notice) to:	Los Angeles, CA 90071
Attention: John A. Laco, Esq. and Christine Tam, Esq.
Telephone: 213-430-6544 and 213-430-6499
Facsimile: 213-430-6407

If to the Stockholder:	c/o 180 Connect Inc.
6501 East Belleview Avenue
Suite 500
Englewood, Colorado 80111
Attention: Kyle M. Hall
Telephone: 303.395.6000
Telecopier: 888.628.7909

With a copy	McDermott, Will & Emery, LLP
(which shall not	340 Madison Ave.
constitute notice) to:	New York, NY 10173
Attention: Mark S. Selinger, Esq.
Telephone: 212-547-5438
Facsimile: 212-547-5444
     Section 6.2 NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party, nor shall any provisions give any third Persons any right or subrogation over or action against any party.

     Section 6.3 NO OWNERSHIP INTEREST. Nothing contained in this Agreement shall be deemed to vest in Purchaser or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither Purchaser nor Merger Sub shall have authority to direct the Stockholder in the voting or disposition of any of the Shares, except as otherwise provided herein.
     Section 6.4 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof. Each of the parties hereto irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of federal and state courts in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each party waives any right to a trial by jury in any action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any action shall be tried before a court and not before a jury.
     Section 6.5 ASSIGNMENT; SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other party hereto. Any such assignment or transfer made without the prior written consent of the other party hereto shall be null and void.
     Section 6.6 AMENDMENTS; WAIVERS. Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.
     Section 6.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.
     Section 6.8 COUNTERPARTS. To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

     Section 6.9 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
     Section 6.10 STOCKHOLDER CAPACITY. By executing and delivering this Agreement, the Stockholder makes no agreement or understanding herein in his or her capacity or actions as a director, officer or employee of the Company. The Stockholder is signing and entering into this Agreement solely in his or her capacity as the beneficial owner of the Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him or her in his or her capacity as an employee, officer or director of the Company or in any other capacity. Nothing contained in this Agreement will restrict, limit, prohibit or preclude the Stockholder from exercising his or her fiduciary duties as an officer or director of the Company under applicable law.
     Section 6.11 HEADINGS; CONSTRUCTION. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have duly executed this Voting Agreement as of the date first above written.

DIRECTV ENTERPRISES, LLC
By:
Name:
Title:

STOCKHOLDER:

ANNEX C
April 17, 2008
Special Committee of the Board of Directors
180 Connect Inc.
135 Crossways Park Drive
Woodbury, NY 11797
Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common shares (collectively the “Stockholders”) of 180 Connect Inc. (the “Company”) of the consideration proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger distributed to William Blair on April 17, 2008 (the “Merger Agreement”) by and among DirecTV Enterprises, LLC (“DirecTV”), DirecTV Merger Sub, a wholly-owned subsidiary of DirecTV (“Merger Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Company will be merged into Merger Sub (the “Merger”) and each share of common stock of the Company, $.0001 par value per share, will be converted into the right to receive $1.80 per share in cash (the “Merger Consideration”) proposed to be paid to the Stockholders pursuant to the Merger Agreement.
We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including advisory services and the rendering of an opinion as to the fairness to common stockholders of 180 Connect Inc. (a Canadian corporation prior to the merger with AVP (the “Predecessor Company”)) from a financial point of view of the exchange ratio related to the merger of 180 Connect Inc. and Ad.Venture Partners (“AVP”) consummated on August 24, 2007.
In connection with the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement distributed to William Blair on April 17, 2008; (b) certain audited historical financial statements of the Predecessor Company for the three years ended December 31, 2006; (c) audited financial statements of the Company for the three years ended December 31, 2007; (d) certain internal business, operating and financial information and forecasts of the Company for the fiscal years 2008 to 2012 (the “Forecasts”), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification but with your approval and agreement, upon the accuracy, completeness and fair presentation of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. Our opinion is conditional upon such accuracy, completeness and fair presentation. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company, and our opinion should not be construed as such. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby, and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were similarly not engaged to review any legal, tax or accounting aspects of the merger. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment, waiver or modification of any material terms or conditions by the Company. We have assumed that the Merger Agreement that is executed by the Company will conform to the draft of the Merger Agreement, and that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment, waiver or modification of any material terms or conditions by the Company.
William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We represented 180 Connect (the predecessor company) in its merger with Ad.Venture Partners and received a fee for our investment banking services in connection with that transaction. We have also acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger. This opinion has been approved by our Fairness Opinion Committee.
Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,
(signed) “William Blair & Company, L.L.C.”
WILLIAM BLAIR & COMPANY, L.L.C.

Annex D
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand

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will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

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     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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